UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

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HARSCO CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2017 Annual Meeting

of Stockholders

and Proxy Statement

Harsco Corporation

350 Poplar Church Road

Camp Hill, PA 17011 USA

Invitation to Attend 2017 Annual Meeting of Stockholders

Tuesday, April 25, 2017

9:00 a.m., Eastern Time

Hilton Harrisburg, One North Second Street, Harrisburg, Pennsylvania

Dear Fellow Stockholders:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Harsco Corporation (the “Company”), which will be held on Tuesday, April 25, 2017, beginning at 9:00 a.m., Eastern Time, at the Hilton Harrisburg, One North Second Street, Harrisburg, Pennsylvania.

Information about the business to be conducted at the Annual Meeting, including a listing and discussion of the various matters on which you will be asked to act, can be found in the attached Notice of 2017 Annual Meeting of Stockholders and Proxy Statement.

Your vote is very important to us, and I encourage you to vote your shares whether or not you plan to attend the Annual Meeting. There are several ways in which you can vote your shares, including via the Internet, by telephone, or by signing, dating and returning your Proxy Card. Specific information about each of these voting methods can be found beginning on page 6 of the Proxy Statement.

I hope you will be able to attend this year’s Annual Meeting, and I look forward to greeting as many of you as possible. On behalf of my fellow members of the Board of Directors, I want to thank you in advance for voting and for your continued support of the Company.

Sincerely, F. Nicholas Grasberger III President & Chief Executive Officer

March 13, 2017

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350 Poplar Church Road

Camp Hill, PA 17011 USA

Notice of 2017 Annual Meeting of Stockholders

Tuesday, April 25, 2017

9:00 a.m., Eastern Time

Hilton Harrisburg, One North Second Street, Harrisburg, Pennsylvania

The 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Harsco Corporation (the “Company”) will be held on Tuesday, April 25, 2017, beginning at 9:00 a.m., Eastern Time, at the Hilton Harrisburg, One North Second Street, Harrisburg, Pennsylvania. The purposes of the meeting are as follows:

1.	To elect the eight nominees named in the Proxy Statement to serve as Directors until the 2018 Annual Meeting of Stockholders;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2017;
3.	To vote, on an advisory basis, on the compensation of the Company’s named executive officers;
4.	To vote on the frequency of advisory votes on the compensation of the Company’s named executive officers;
5.	To vote on Amendment No. 1 to the 2013 Equity and Incentive Compensation Plan; and
6.	To conduct such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Proxy Statement accompanying this Notice of 2017 Annual Meeting of Stockholders describes each of these items in detail. The Proxy Statement contains other important information that you should read and consider before you vote.

The Board of Directors of the Company has fixed the close of business on March 1, 2017 as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

The Company is furnishing proxy materials over the Internet as permitted under the rules of the Securities and Exchange Commission. Under these rules, many of the Company’s stockholders will receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the Notice of 2017 Annual Meeting of Stockholders and Proxy Statement, our Proxy Card, our Annual Report on Form 10-K and the Letter from our CEO. We believe this process allows us to provide our stockholders with the information they need while lowering the costs of printing and distributing proxy materials. Stockholders who do not receive a Notice of Internet Availability of Proxy Materials will receive a paper copy of the proxy materials by mail.

Your vote is very important to us, and we encourage you to vote your shares as soon as possible even if you plan to attend the Annual Meeting in person. Information about how to vote your shares via the Internet, by telephone, or by signing, dating and returning your Proxy Card can be found beginning on page 6 of the Proxy Statement.

By order of the Board of Directors,

Russell C. Hochman

Senior Vice President and General Counsel, Chief Compliance Officer & Corporate Secretary

March 13, 2017

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 25, 2017. The Notice of 2017 Annual Meeting of Stockholders and Proxy Statement, our Proxy Card, our Annual Report on Form 10-K and the Letter from our CEO are available free of charge at www.envisionreports.com/hsc (for registered stockholders) or www.edocumentview.com/hsc (for all other stockholders), by calling toll-free (800) 652-8683 or by e-mailing kjulian@harsco.com.

350 Poplar Church Road

Camp Hill, PA 17011 USA

Proxy Summary

2017 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Tuesday, April 25, 2017
9:00 a.m., Eastern Time

Place:	Hilton Harrisburg
One North Second Street
Harrisburg, Pennsylvania

Record Date:	March 1, 2017

VOTING MATTERS AND BOARD RECOMMENDATIONS

Voting Matter		Board Vote Recommendation	Page Number with More Information

Proposal No. 1:	Election of Directors	FOR each nominee	14

Proposal No. 2:	Ratification of Appointment of Independent Auditors	FOR	32

Proposal No. 3:	Vote, on an Advisory Basis, on Named Executive Officer Compensation	FOR	83

Proposal No. 4:	Vote on the Frequency of Advisory Votes on the Compensation of the Company’s Named Executive Officers	1 YEAR	84

Proposal No. 5:	Vote on Amendment No. 1 to the 2013 Equity and Incentive Compensation Plan	FOR	85

This Proxy Summary contains highlights of certain information in this Proxy Statement. Because it is only a summary, it does not contain all the information that you may wish to consider prior to voting. Please review the complete Proxy Statement and the Company’s Annual Report on Form 10-K for additional information.

OUR DIRECTOR NOMINEES

You have the opportunity to vote on the election of the following eight nominees for Director. Additional information regarding each Director nominee’s experience, skills and qualifications to serve as a member of the Company’s Board of Directors can be found on pages 15 – 18.

Name	Age	Years on Board	Position	Independent	Committee Memberships*#
James F. Earl	60	5	Executive Vice President of GATX Corporation	Yes	MD&C+ Nominating
Kathy G. Eddy	66	13	Founding Partner of McDonough, Eddy, Parsons & Baylous, AC	Yes	Audit Nominating+
David C. Everitt	64	7	Non-Executive Chairman of the Board of Directors of the Company	Yes	None
Stuart E. Graham	71	8	Retired Chairman of Skanska AB	Yes	MD&C Nominating
F. Nicholas Grasberger III	53	3	President & Chief Executive Officer of the Company	No	None
Terry D. Growcock	71	9	Retired Chairman of the Board of The Manitowoc Company	Yes	Audit MD&C
Elaine La Roche	67	3	CEO of China International Capital Corporation US	Yes	Audit Nominating
Phillip C. Widman	62	3	Retired Senior Vice President and Chief Financial Officer of Terex Corporation	Yes	Audit+ MD&C

*	MD&C = Management Development and Compensation Committee
Nominating = Nominating and Corporate Governance Committee

#	Reflects Committee Memberships as of March 13, 2017
+	Indicates Committee Chair as of March 13, 2017

GOVERNANCE HIGHLIGHTS

Board Composition

•      8 Director nominees; 7 are independent

•      Average age of Director nominees is 64

•      Average tenure of Director nominees is 6.4 years

•      3 new Directors in last 5 years

•      Highly qualified Directors reflect broad mix of business backgrounds, skills and experiences

Corporate Governance

•      Separate Non-Executive Chairman and CEO roles

•      3 fully independent Board committees

•      Executive session of independent Directors held at each regularly-scheduled Board meeting

•      Declassified Board – all Directors elected annually

•       By-laws provide a resignation requirement if a Director does not receive majority approval in uncontested election (subject to acceptance by Board)

•      Restated Certificate of Incorporation provides for majority voting in uncontested elections of Directors

•      Formal policy on Board diversity

•      Mandatory retirement age of 72

•      Annual Board and committee self-assessments

•      Bi-Annual evaluation of individual Director performance

•      Corporate Governance Principles limit Director membership on other public company boards

•      Strong clawback and anti-hedging policies

•      Significant share ownership requirements for Directors and senior executives

•      Active role in risk oversight

•      Annual advisory vote on named executive officer compensation

•      On average, Directors attended 93% of Board and committee meetings held in 2016

EXECUTIVE COMPENSATION HIGHLIGHTS

Our executive compensation program is intended to provide competitive compensation based on performance and contributions to the Company, to incentivize, attract and retain key executives, to align the interests of our key executives with the interests of stockholders, and to drive long-term stockholder value. To achieve these objectives, our executive compensation program includes the following key features:

•	We Pay for Performance by aligning our total compensation with business strategies to reward executives who achieve or exceed applicable Company and business unit goals.

¡	At target performance levels, 2016 variable compensation represented 81% of our President & Chief Executive Officer’s (“CEO”) total compensation and, on average, 65% of total compensation for our other named executive officers (“NEOs”).

¡	Payouts under our 2016 annual incentive plan were 100% performance based – all NEOs had at least 50% of their annual incentive tied to Harsco Consolidated results – and payouts varied based upon performance achievement.

¡	One-third of the equity awards granted to NEOs in 2016 were in the form of performance share units, which may be earned based on achievement of pre-determined performance goals.

•	We Pay Competitively by setting total target compensation at the median of our defined market for talent.

¡	We regularly review and, as appropriate, make changes to our compensation peer group to ensure it is representative of our market for talent, our business portfolio and our global footprint.

¡	We provide competitive benefits and perquisites to our NEOs.

•	We Align Our Compensation Programs with Stockholder Interests by providing a significant amount of each NEO’s compensation opportunity in the form of equity and requiring NEO stock ownership.

¡	Our 2016 long-term incentive plan was comprised entirely of equity-based vehicles (restricted stock units, stock appreciation rights and performance share units).

¡	Stock ownership requirements for our current NEOs ranged from three times (for NEOs other than our President & CEO) to six times salary (for our President & CEO).

NEO Total Target Compensation for 2016

Compensation Element	% of Total (CEO)	% of Total (All Other NEOs)	Description	Cash	Equity
Base Salary	19	35	Fixed annual cash amount	✓
Annual Incentive (AIP Awards)	21	26	Variable, performance-based annual cash payment	✓
Long-Term Incentive (LTIP Awards)	60	39	Variable, time- and performance-based annual equity award grant with three-year vesting		✓

350 Poplar Church Road

Camp Hill, PA 17011 USA

Proxy Statement

This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Harsco Corporation (the “Company,” “Harsco,” “we” or “us”) for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Hilton Harrisburg, One North Second Street, Harrisburg, Pennsylvania, on Tuesday, April 25, 2017, beginning at 9:00 a.m., Eastern Time.

Should you wish to obtain directions to the Hilton Harrisburg in order to attend the Annual Meeting and vote in person, contact Kenneth D. Julian, Senior Director – Corporate Communications, by telephone at (717) 730-3683 or by e-mail at kjulian@harsco.com.

The Notice of 2017 Annual Meeting of Stockholders and Proxy Statement, our Proxy Card, our Annual Report on Form 10-K and the Letter from our CEO are available free of charge at www.envisionreports.com/hsc (for registered stockholders) or www.edocumentview.com/hsc (for all other stockholders), by calling toll-free (800) 652-8683 or by e-mailing kjulian@harsco.com.

QUESTIONS AND ANSWERS ABOUT THE COMPANY’S ANNUAL MEETING

Q:	Who is entitled to vote at the Annual Meeting?

A:	You can vote if, as of the close of business on March 1, 2017 (the “Record Date”), you were a stockholder of record of the Company’s common stock (“Common Stock”). As of the Record Date, there were 80,182,217 shares of our Common Stock outstanding. Stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date on each matter presented for voting at the Annual Meeting. There are no cumulative voting rights.

Q:	How do I vote my shares by proxy?

A:	Most stockholders can vote their shares by proxy in three ways:

•	By Internet – You can vote via the Internet by going to www.envisionreports.com/hsc and following the instructions outlined on that website;

•	By Telephone – In the United States and Canada, you can vote telephonically by calling 1-800-652-8683 (toll free) and following the instructions provided by the recorded message; or

•	By Mail – If you received a paper copy of the proxy materials, you can vote by mail by filling out the enclosed proxy card and returning it pursuant to the instructions set forth on the card. If you wish to vote by mail but received a Notice of Internet Availability of Proxy Materials in lieu of a paper copy of the proxy materials, you may contact Ken Julian by telephone at (717) 730-3683 or by e-mail at kjulian@harsco.com to request that a full packet of proxy materials be sent to your home address. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 14, 2017.

Please see the Notice of Internet Availability of Proxy Materials or the information your bank, broker or other holder of record provided you for more information on these voting options.

Q:	Can I vote in person at the Annual Meeting instead of voting by proxy?

A:	Yes. However, while we encourage all stockholders to attend the Annual Meeting, we encourage you to vote your shares via the Internet, by telephone or by mail prior to the Annual Meeting, even if you plan to attend.

Q:	Can I change or revoke my proxy?

A:	Yes. You may change or revoke your proxy by Internet, telephone or mail prior to 11:59 p.m. Eastern Time on Monday, April 24, 2017. You may also change or revoke your proxy by attending the Annual Meeting and voting in person. If you hold your shares through a bank, broker or other nominee, only that bank, broker or nominee can revoke your proxy on your behalf.

Q:	What if I am a beneficial owner and do not give instructions to my broker?

A:	As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your broker by the deadline provided in the proxy materials you received from your broker. If you do not provide voting instructions to your broker, whether your shares can be voted by your broker depends on the proposal being considered. Under the rules of the New York Stock Exchange (“NYSE”), if your broker does not receive voting instructions from you, the broker is entitled to vote your shares on all “routine” proposals being considered, including the ratification of our auditors (Proposal No. 2). Brokers are not entitled to vote your shares with respect to the election of Directors, the advisory vote on the compensation of the Company’s named executive officers, the advisory vote on the frequency of advisory votes on the compensation of the Company’s named executive officers, or Amendment No. 1 to the 2013 Equity and Incentive Compensation Plan (Proposals Nos. 1, 3, 4 and 5) without your instructions. This is referred to as a broker “non-vote.”

Q:	What if I hold my shares through the Harsco Corporation Savings Plan or the Harsco Retirement Savings & Investment Plan?

A:	If you are a participant in the Harsco Corporation Savings Plan and/or the Harsco Retirement Savings & Investment Plan, you can instruct the Trustee of those plans how to vote the shares of Common Stock that are allocated to your account, if any, by going to www.proxyvote.com and following the instructions outlined in that website or by calling 1-800-690-6903 (toll free) and following the instructions provided by the recorded message. You may also fill out the enclosed voting instruction card and return it pursuant to the instructions set forth on the card.

If you do not instruct the Trustee how to vote your shares, the Trustee will vote them in the same proportion as those shares for which the Trustee did receive voting instructions.

Q:	How many shares must be present to conduct the Annual Meeting?

A:	To carry on the business of the Annual Meeting, a minimum number of shares, constituting a quorum, must be present at the meeting, either in person or by proxy. A quorum consists of a majority of the issued and outstanding shares of our Common Stock as of the Record Date.

Q:	What vote is required to pass each of the proposals at the Annual Meeting?

A:	Assuming that a quorum is present:

•	Proposal No. 1: Election of Directors – nominees for the Board of Directors will be elected if more votes are cast in favor of a nominee then are cast against such nominee by the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

•	Proposal No. 2: Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Auditors – the affirmative vote of the holders of at least a majority of the shares represented at the Annual Meeting, in person or by proxy, is required.

•	Proposal No. 3: Vote, on an Advisory Basis, on the Compensation of the Company’s Named Executive Officers – the affirmative vote of the holders of at least a majority of the shares represented at the Annual Meeting, in person or by proxy, is required.

•	Proposal No. 4: Vote on the Frequency of Advisory Votes on the Compensation of the Company’s Named Executive Officers – the affirmative vote of the holders of at least a majority of the shares represented at the Annual Meeting, in person or by proxy, is required.

•	Proposal No. 5: Vote on Amendment No. 1 to the 2013 Equity and Incentive Compensation Plan – the affirmative vote of the holders of at least a majority of the shares represented at the Annual Meeting, in person or by proxy, is required.

In certain circumstances, a stockholder will be considered to be present at the Annual Meeting for quorum purposes but will not be deemed to have cast a vote on each particular proposal. This occurs when a stockholder withholds a vote or abstains from voting on a proposal, or in the event of a broker non-vote. In accordance with Delaware law and our restated certificate of incorporation and by-laws, broker non-votes will not be treated as votes cast with respect to the election of Directors (Proposal No. 1) and therefore will not affect the outcome of Director elections. With respect to the advisory vote on the compensation of our named executive officers (Proposal No. 3), as well as the advisory vote on the frequency of advisory votes on the compensation of our named executive officers (Proposal No. 4), abstentions will be treated as negative votes, but broker non-votes will not have any effect. With respect to the ratification of our auditors (Proposal No. 2) and the proposal to approve Amendment No. 1 to the 2013 Equity and Incentive Compensation Plan (Proposal No. 5), abstentions will be treated as negative votes.

Q:	What happens if a nominee for Director does not receive majority approval?

A:	Our Restated Certificate of Incorporation provides that, in an uncontested election (that is, an election where the number of Director nominees does not exceed the number of Directors to be elected), each Director nominee must receive the affirmative vote of a majority of the votes cast with respect to his or her election in order to be elected. In addition, our by-laws provide that if a nominee does not receive more “for” votes than votes “withheld” for his or her election, the Director must tender his or her resignation to the Board for consideration. The Nominating and Corporate Governance Committee will then review the resignation and recommend to the Board whether to accept or reject it. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision within 90 days following certification of the election results.

If a Director’s resignation is not accepted by the Board, then the Director who tendered that resignation will continue to serve on the Board until the 2018 Annual Meeting of Stockholders and until his or her successor is elected and qualified, or until his or her earlier death, unconditional resignation or removal.

Q:	Who counts the votes and how will my shares be voted if I return a proxy but do not submit instructions regarding how to vote on a particular matter?

A:	Stockholder votes will be tabulated by an independent inspector of election for the Annual Meeting.

The individuals appointed by the Board to serve as proxies for the Annual Meeting will vote your shares in accordance with the instructions you provide on your proxy card or through your Internet or telephonic vote.

If you submit a proxy but do not indicate how your shares should be voted on a particular matter, your shares will be voted as follows:

•	FOR the election as Directors of each of the eight nominees of the Board;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2017;

•	FOR the vote, on an advisory basis, of our named executive officer compensation;

•	1 YEAR, on the vote, on an advisory basis, of the frequency of advisory votes on compensation of our named executive officers; and

•	FOR the vote on the Amendment No. 1 to the 2013 Equity and Incentive Compensation Plan.

Q:	How are proxies solicited and what is the cost?

A:	We pay the cost of soliciting proxies for the meeting. In addition to solicitation by mail, our employees may solicit proxies personally or by telephone or facsimile, but they will not receive additional compensation for these services. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries to send proxy materials to their principals and we may reimburse them for their expenses. We have retained Morrow Sodali LLC to assist in the solicitation of proxies at a cost that is not expected to exceed $15,000 plus reasonable out-of-pocket expenses.

THE BOARD OF DIRECTORS

General Oversight

The Board has general oversight responsibility for the Company’s affairs. Although the Board does not have responsibility for day-to-day management of the Company, Board members stay informed about the Company’s business through regular meetings, site visits and other periodic interactions with management. The Board is deeply involved in the strategic planning process for the Company and each of its business divisions. The Board also plays an important oversight role in the Company’s leadership development and succession planning processes.

Composition

The Board is currently comprised of eight Directors, seven of whom qualify as independent. In accordance with the Board’s Corporate Governance Principles and applicable sections of the NYSE Listed Company Manual (the “NYSE Rules”), the independent Directors regularly meet in executive session. These meetings allow the independent Directors to discuss important issues, including the business and affairs of the Company as well as matters concerning management, without any member of management present. During the 2016 fiscal year, the independent Directors held seven meetings. On average, the group of independent Directors attended 93% of the independent Directors’ meetings held in 2016.

Leadership Structure

The Company’s governance documents provide the Board with flexibility to select the leadership structure that is most appropriate for the Company and its stockholders. The Board regularly evaluates the Company’s leadership structure and has concluded that the Company and its stockholders are best served by not having a formal policy regarding whether the same individual should serve as both Chairman of the Board and CEO. This approach allows the Board to elect the most qualified Director as Chairman of the Board while also maintaining the ability to separate the Chairman of the Board and CEO roles when necessary or appropriate. For example, as of September 10, 2012, we separated the positions of Chairman of the Board and CEO in light of the fact that our then-recently elected CEO was both new to the Company and had not previously served on a public company board of directors. Currently, F. Nicholas Grasberger III serves as our President & CEO, a position he has held since August 1, 2014. In this role, Mr. Grasberger is responsible for managing the day-to-day operations of the Company and for planning, formulating and coordinating the development and execution of our corporate strategy, policies, goals and objectives. Mr. Grasberger is accountable for Company performance and reports directly to the Board.

Effective August 1, 2014, the Board appointed David C. Everitt to serve as the Non-Executive Chairman of the Board. In this role, Mr. Everitt’s responsibilities include the following:

•	serving as a resource to the President & CEO in connection with strategic planning and other matters of strategic importance to the Company;

•	receiving reports from the President & CEO, organizing and facilitating the President & CEO evaluation process and providing ongoing, constructive feedback to the President & CEO;

•	consulting with the President & CEO regarding the Company’s relations and communications with stockholders of the Company, analysts and the investor community;

•	chairing meetings of the Board;

•	setting the schedule and agenda for Board meetings in consultation with the President & CEO;

•	determining the information that is sent to the Board in consultation with the President & CEO;

•	presiding over the executive sessions and other meetings of the independent Directors; and

•	communicating the results of meetings of the independent Directors to the President & CEO and other members of management, as appropriate.

In the event the Board determines that the same individual should serve as both Chairman of the Board and CEO, the Board will establish an independent Lead Director position. The individual serving as Lead Director will be selected by the independent Directors and will have responsibilities similar to those of the Non-Executive Chairman of the Board.

Finally, the Board has established three standing committees to assist with its oversight responsibilities: (1) the Audit Committee; (2) the Management Development and Compensation Committee (the “MD&C Committee”); and (3) the Nominating and Corporate Governance Committee (the “Nominating Committee”). Each of the Audit Committee, MD&C Committee and Nominating Committee is comprised entirely of independent Directors.

The Board believes that its current leadership structure provides an appropriate balance among strategy development, operational execution and independent oversight and is therefore in the best interests of the Company and its stockholders.

Board Role in Risk Oversight

Management is responsible for identifying, evaluating, managing and mitigating the Company’s exposure to risk. It is the Board’s responsibility to oversee the Company’s risk management process and to ensure that management is taking appropriate action to identify, manage and mitigate key risks. The Board administers its risk oversight responsibilities both through active review and discussion of key risks facing the Company and by delegating certain risk oversight responsibilities to committees for further consideration and evaluation. The following table summarizes the role of the Board and each of its committees in overseeing risk:

Governing Body	Role in Risk Oversight
Board

•    Regularly reviews the strategic plans of the Company and each of its business divisions, including risks associated therewith

•    Reviews enterprise-level and other key risks identified through the Company’s enterprise risk management (“ERM”) process as well as management’s plans to mitigate those risks

•    Conducts annual succession plan reviews to ensure the Company maintains appropriate succession plans for its senior officers

Audit Committee

•    Oversees compliance with legal and regulatory requirements and the Company’s Code of Conduct and Defalcations

•    Oversees financial risks, including risks relating to key accounting policies

•    Oversees the Company’s ERM framework and the process for identifying, assessing and monitoring key business risks

•    Reviews internal controls with the Principal Financial Officer, Principal Accounting Officer and internal auditors

•    Meets regularly with representatives of the independent auditors

MD&C Committee

•    Oversees risks relating to the Company’s compensation programs*

•    Oversees risks relating to the Company’s equity programs*

•    Oversees the process for conducting annual risk assessments of the Company’s compensation policies and practices*

•    Employs an independent compensation consultant to assist in reviewing compensation programs, including the potential risks created by the programs*

•    Oversees the Company’s executive management succession planning program

Nominating Committee

•    Oversees risks relating to the Company’s governance structure and other corporate governance matters and processes

•    Evaluates related person transactions

•    Oversees compliance with key corporate governance documents, including the Corporate Governance Principles and the Insider Trading Policy

•    Oversees the delegation of risks identified in the ERM framework to the Board and its committees

* Further detail regarding the MD&C Committee’s review of compensation-related risks can be found under the heading “Compensation Policies and Practices as They Relate to Risk Management” on page 61 of this Proxy Statement.

The decision to administer the Board’s oversight responsibilities in this manner has a key effect on the Board’s leadership and committee structure, described in more detail above. The Board believes that its current structure – including separate Chairman of the Board and CEO roles, seven independent Directors (out of eight) and committees comprised entirely of independent Directors – helps to ensure that key strategic decisions made by senior management, up to and including the President & CEO, are reviewed and overseen by independent Directors of the Board.

Experiences, Skills and Qualifications

The Nominating Committee works with the full Board to determine the appropriate characteristics, skills and experiences for the Board as a whole as well as its individual members. While the Nominating Committee has not established minimum criteria for Director candidates, it has established important factors that it considers when evaluating potential candidates. These factors are set forth in the Board’s Corporate Governance Principles and include integrity and strength of character, mature judgment, strategic thinking, demonstrated leadership skills, relevant business experience, experience with international business issues and risk, public company experience, innovation, technology or information technology expertise, brand marketing experience, availability, career specialization, relevant technical skills, time and willingness to perform duties as a Director, absence of conflicts of interest, diversity and the extent to which the candidate would fill a present need on the Board. In addition, as explained in more detail below in the section entitled “Diversity,” the Board is committed to a policy of inclusiveness that requires all new Board nominees to be drawn from a pool that includes diverse candidates, with a commitment to seeking out highly qualified women and minority candidates.

In addition to evaluating new Director candidates, the Nominating Committee regularly assesses the composition of the Board in order to ensure it reflects an appropriate balance of knowledge, skills, expertise, diversity and independence. As part of this assessment, each Director is asked to identify and assess the particular experiences, skills and other attributes that qualify him or her to serve as a member of the Board. Based on the most recent assessment of the Board’s composition completed in February 2017, the Nominating Committee and the Board have determined that, in light of the Company’s current business structure and strategies, the Board has an appropriate mix of Director experiences, skills, qualifications and backgrounds.

Set forth below is a general description of the types of experiences and skills the Nominating Committee and the Board believe to be particularly relevant to the Company at this time:

•	Leadership Experience – Directors who have demonstrated significant leadership experience over an extended period of time, especially current and former executive officers, provide the Company with valuable insights that can only be gained through years of managing complex organizations. These individuals understand both the day-to-day operational responsibilities facing senior management and the role Directors play in overseeing the affairs of large organizations. Seven of the eight nominees are current or former executive officers.

•	International Experience – Given the Company’s global footprint and current focus on growing its presence in emerging markets, Directors with experience in markets outside the United States are critical to the Company’s long-term success.

•	Innovation and Technology Experience – In light of the important role of innovation and technology to the Company’s businesses, Directors with innovation and technology experience add significant value to the Board.

•	General Industrial Experience – Directors that have direct experience with industrial businesses bring key insights to the strategic planning process and provide important practical experience to the Board and management.

•	Brand Marketing Experience – Directors with a proven track record for marketing and growing global brands bring valuable skills that can have a positive impact on the Company’s operational results, especially as it looks to leverage its brand to expand into new markets and territories.

•	Financial Experience – Directors with an understanding of accounting, finance and financial reporting processes, particularly as they relate to large, multi-national businesses, are critical to the Company. Accurate financial reporting is a cornerstone of the Company’s success, and Directors with financial expertise help to provide effective oversight of the Company’s financial measures and processes.

A description of the most relevant experiences, skills, attributes and qualifications that qualify each Director and Director candidate to serve as a member of the Board is included in his or her biography.

Diversity

The Board believes that diversity is one of many important considerations in board composition. To ensure the Board is comprised of members with an appropriate mix of characteristics, skills, experiences and backgrounds, the Board has adopted a Board diversity policy, which is set forth in the Board’s Corporate Governance Principles as well as the Nominating Committee’s written charter. Pursuant to the diversity policy, the Board is committed to seeking out highly qualified women and minority candidates as well as candidates with diverse backgrounds, experiences and skills as part of each Board search the Company undertakes, and to ensuring that Board nominees are drawn from a pool that includes diverse candidates, including women and minority candidates.

As noted above, the Nominating Committee evaluates the current composition of the Board from time-to-time to ensure that the Directors reflect a diverse mix of skills, experiences, backgrounds and opinions. Depending on the current composition of the Board, the Nominating Committee may weigh certain factors, including those relating to diversity, more or less heavily when evaluating potential Director candidates.

The Board and the Nominating Committee believe that the Company’s current Directors, as a group, reflect the diverse mix of skills, experiences, backgrounds and opinions necessary to foster an effective decision-making environment and promote the Company’s culture across the globe. Each of the Company’s current Directors has significant experience working in international environments (including Directors who have lived and worked outside the United States for significant portions of their careers), and Board member experiences cover a wide range of industries, including manufacturing, rail, accounting, consulting, consumer products, industrial services and education.

PROPOSAL 1: ELECTION OF DIRECTORS

The first proposal to be voted on at the Annual Meeting is the election of eight Directors, each of whom has been recommended for election by the Board. If elected, the Directors will hold office until the next annual meeting of stockholders or until their successors are elected and qualified, subject to the Board’s resignation requirement (as described in more detail below).

The Board recommends that stockholders vote “FOR” the election of each of the following nominees:

•	J. F. Earl,

•	K. G. Eddy,

•	D. C. Everitt,

•	S. E. Graham,

•	F. N. Grasberger III,

•	T. D. Growcock,

•	E. La Roche, and

•	P. C. Widman.

As discussed above, under the Company’s Restated Certificate of Incorporation, in any uncontested election, each Director nominee must receive the affirmative vote of a majority of the votes cast with respect to his or her election in order to be elected. This is known as a “majority voting standard.” If any Director nominee fails to receive more “for” votes than votes “against” for his or her election, then such Director will be required by the Company’s by-laws to tender his or her resignation to the Board for consideration. The Nominating Committee will then review the resignation and recommend to the Board whether to accept or reject it. The Board will act on the Nominating Committee’s recommendation and publicly disclose its decision within 90 days following certification of the election results. In the event the Board determines not to accept the Director’s resignation, the Board will also disclose the reasons such resignation was rejected. The Director who tendered his or her resignation will not participate in the Nominating Committee’s recommendation or the Board’s decision.

If a Director’s resignation is not accepted by the Board, then the Director who tendered that resignation will continue to serve on the Board until the 2018 Annual Meeting of Stockholders and until his or her successor is elected and qualified, or until his or her earlier death, unconditional resignation or removal.

Nominees for Director

Each nominee for election as Director was previously elected by our stockholders. All of the Directors have been recommended for election by the Nominating Committee, and the Board has approved all such recommendations. Each nominee for Director has accepted the nomination and agreed to serve as a Director if elected by the Company’s stockholders.

The information set forth below states the name of each nominee for Director standing for re-election, his or her age (as of March 1, 2017), a listing of present and recent employment positions, the year in which he or she first became a Director of the Company, other directorships held, the nominee’s specific experience, qualifications, attributes or skills that qualify him or her to serve as a Director and the committees of the Board on which the individual serves.

Nominees for Election as Directors with Terms Expiring in 2018

James F. Earl	Director since 2012, Age 60

Executive Vice President of GATX Corporation (“GATX”) (one of the world’s leading railcar and locomotive leasing companies) since 2006. President of the GATX Rail International business segment and CEO of American Steamship Company (a division of GATX) since 2012. Chief Operating Officer of GATX from 2006 to 2012. Mr. Earl has served as an executive with GATX since 1988 and prior to that time held management positions with two railroad companies, Soo Line Railroad and Southern Pacific Transportation Company. He is a past recipient of the Norman W. Seip Award for Industry Excellence in the rail finance industry.

With several decades of senior management experience in the rail industry, Mr. Earl contributes to the Board a sophisticated and informed perspective on one of the Company’s major business units. Furthermore, as President of the GATX Rail International business segment, Mr. Earl has gained substantial international business experience, which enhances his contributions to the Board.

Committee Memberships: MD&C (Chair), Nominating

Kathy G. Eddy	Director since 2004, Age 66

Founding partner of McDonough, Eddy, Parsons & Baylous, AC (a public accounting firm) since 1981. Chairman of the Board of Directors of the American Institute of Certified Public Accountants (“AICPA”) between 2000 and 2001. Current member of the AICPA Governing Council and Secretary of the West Virginia Higher Education Policy Commission. Member of the Board of Directors, Executive Committee and Chairman of the Audit Committee of West Virginia United Health System, Inc. since 2011.

Ms. Eddy brings substantial financial accounting and consulting experience to our Board, having served as a certified public accountant for 34 years. She is a past recipient of the AICPA gold medal for distinguished service, and she continues to serve the AICPA as a member of the Risk Management and Internal Control Advisory Panel. Ms. Eddy also gained significant leadership experience while serving as Chairman of the West Virginia Jobs Investment Trust Board from 1993 to 1997. Ms. Eddy also served as Chairman of the Board of Directors of Camden Clark Memorial Hospital in Parkersburg, West Virginia from 1997 to 2000, and she continues to serve on Camden Clark’s Board of Directors and on its Executive Committee. Ms. Eddy’s extensive accounting career, her long tenure as a member of the Company’s Board and Audit Committee (where she served as Chairman from 2007 to 2010), her service as Chairman of the Nominating Committee and her previous service as Lead Director, as well as her demonstrated leadership skills, make her an integral part of our Board.

Committee Memberships: Audit, Nominating (Chair)

David C. Everitt	Director since 2010, Age 64

Non-Executive Chairman of the Company since August 1, 2014. Interim President & CEO of the Company from February 28, 2014 to July 30, 2014. Former Co-Leader of the Agriculture and Turf division of Deere & Company (the world’s largest manufacturer of agricultural equipment and a major U.S. producer of construction, forestry, and lawn and grounds care equipment), the company’s largest operating group. Mr. Everitt served as President – North America, Asia, Australia, Sub-Saharan and South Africa and Global Tractor and Turf Products from 2009 until his retirement from Deere & Company in September 2012. Prior to that, he had served as President, Agricultural Division – North America, Australia, Asia and Global Tractor and Implement Sourcing since January 2006. Mr. Everitt is a member of the Board of Directors of Allison Transmission, Brunswick Corporation and Agrium, Inc., where he chairs the Human Resources & Compensation Committee and serves on the Audit Committee. He is also a member of the Board of Directors and chairs the Audit Committee of the National Business Aviation Association.

Mr. Everitt’s service as former Interim President & CEO of the Company provides him with comprehensive knowledge of the various segments of our business and of the critical internal and external challenges facing the Company and the industries in which it operates. His leadership within the Company, as well his senior leadership roles across various Deere & Company entities, combined with his engineering experience and global expertise, make him a valuable Board contributor.

Committee Memberships: None

Stuart E. Graham	Director since 2009, Age 71

Retired Chairman of Skanska AB (a leading provider of construction services) since April 2016. Served as Chairman of Skanska AB from April 2012 to April 2016. Previously, he served as Vice Chairman of Skanska AB, a position he held beginning in April 2011. Served as Chairman of Skanska USA from September 2008 until January 2010. From 2002 until his retirement in April 2008, Mr. Graham served as President & CEO of Skanska AB. Mr. Graham has also served as Chairman of the Engineering and Construction Governors Council of the World Economic Forum and founded the Engineering and Construction Risk Institute. He served on the Board of Directors of Skanska AB until April 2016 and on the Board of Directors of Talen Energy Corp. until December 2016. From 2006 to 2011, Mr. Graham was a member of the Board of Directors of Securitas AB.

Mr. Graham’s career includes more than four decades of worldwide experience in the infrastructure and construction industry, including executive management responsibilities for business units in the United States and United Kingdom, Hong Kong and Latin America. He has lived and worked outside the United States for many years leading a large, multinational European construction group. Mr. Graham’s international management experience is an invaluable asset to the Board, where he has demonstrated an in-depth understanding of our global business needs. Mr. Graham further contributes leadership and consensus-building skills as a member of our Management Development and Compensation Committee. His prior membership on other public company boards also enhances his contribution to the Board.

Committee Memberships: MD&C, Nominating

F. Nicholas Grasberger III	Director since 2014, Age 53

President & Chief Executive Officer since August 1, 2014. Mr. Grasberger has held financial and operations executive positions throughout his career. Prior to joining Harsco in 2013, Mr. Grasberger served as the Managing Director of the multinational Precision Polymers Division of Fenner Plc from March 2011 to April 2013. Prior to joining Fenner, he served as Senior Vice President and Chief Financial Officer of Armstrong Holdings, Inc., the parent company of Armstrong World Industries from January 2005 to March 2009, and later as CEO of Armstrong’s Building Products division from April 2009 to November 2009. Previously, Mr. Grasberger served as the Chief Financial Officer for Kennametal, Inc. and before that as Corporate Treasurer and director of the corporate planning process at H. J. Heinz Company. He started his career with USX Corporation.

Mr. Grasberger’s day-to-day leadership of Harsco Corporation provides an invaluable contribution to the Company’s Board of Directors. From his previous executive positions with other large public companies serving in accounting, financial and operational roles, Mr. Grasberger brings leadership, vision and extensive business operating, financing and global experience to the Company.

Committee Memberships: None

Terry D. Growcock	Director since 2008, Age 71

Retired Chairman of the Board of The Manitowoc Company (“Manitowoc”) (a worldwide provider of lifting equipment and foodservice equipment). Served as Chairman of Manitowoc from mid-2007 until December 2008, as Chairman and CEO from 2002 until mid-2007, and as President & CEO from 1998 until 2002. Served in various executive leadership roles at Manitowoc after joining the company in 1994. He is a former Chairman of Wisconsin Manufacturers and Commerce, one of the state’s leading business associations. Mr. Growcock is a director of Harris Corporation and Carlisle Companies, Inc.

Mr. Growcock has led and directed several global industrial businesses, where he developed critical judgment and risk assessment skills. He contributes these skills to our Board, along with his experience as an international business leader and his knowledge of global procurement matters, LeanSigma® and strategic planning, each of which represent key focus areas for our business in 2017 and beyond. His membership on other public company boards also enhances his contribution to the Board.

Committee Memberships: Audit, MD&C

Elaine La Roche	Director since 2014, Age 67

CEO of China International Capital Corporation US since January 2016. Previously, Senior Advisor to China International Capital Corporation US (a Chinese financial services institution) from March 2011 until January 2016. Prior to that time, Ms. La Roche was with JPMorgan Chase & Co. (an international financial services institution) in Beijing, where she served as Vice Chairman, J.P. Morgan China Securities from 2008 to 2010. Over the course of a 20-year career at Morgan Stanley (an international financial services institution), Ms. La Roche rose from Associate to Managing Director, serving in a variety of roles including Chief of Staff to the Chairman, President and Head of the Asia Desk, and Chief Executive Officer of China International Capital Corporation in Beijing from 1997-2000. Ms. La Roche currently serves as a director of Marsh & McLennan Companies, where she sits on the Audit Committee and Finance Committee and as a director of China Construction Bank Corporation, where she is also a member of the Audit and Strategy Development Committees and serves as Chairman of the Nomination and Compensation Committee.

With more than 30 years’ experience as a financial services executive, Ms. La Roche brings extensive financial expertise, business acumen and operational oversight skills to the Board. Her focus on the Asian markets, specifically with regard to China where she lived and worked for various stretches of time over the last 18 years, is also a valuable asset to the Board. Her membership on other public company boards, including a non-U.S. company board, further enhances her contribution to the Board.

Committee Memberships: Audit; Nominating

Phillip C. Widman	Director since 2014, Age 62

Retired Senior Vice President and CFO of Terex Corporation (a global manufacturer delivering customer-driven solutions for a wide range of commercial applications, including the construction, infrastructure, quarrying, mining, manufacturing, transportation, energy and utility industries). Mr. Widman held this position from 2002 until his retirement in March 2013. Prior to that, he served as Executive Vice President and CFO of Philip Services Corporation (an integrated environmental and industrial service corporation) from 1998 to 2001. Mr. Widman currently serves as a director of Sturm, Ruger & Company, Inc., where he also serves as Chairman of the Audit Committee, as a member of the Risk Oversight Committee and as a member of the Ruger Capital Policy Committee; and Vectrus, Inc. where he serves on the Audit and Compensation Committees. He served as a member of the Board of Directors and Nominating and Governance Committee, and as Chairman of the Audit Committee, of Lubrizol Corporation from November 2008 until its acquisition by Berkshire Hathaway in September 2011.

Having served as a CFO for multiple businesses operating in the industrial services and manufacturing markets for more than 15 years, Mr. Widman adds considerable financial expertise, business management skills and operational knowledge to the Board. His membership on other public company boards further enhances his contribution to the Board.

Committee Memberships: Audit (Chair); MD&C

MEETINGS AND COMMITTEES OF THE BOARD

Meetings of the Board and Director Attendance at Annual Meeting

The Board held seven meetings during the fiscal year ended December 31, 2016. Each Director attended at least 75% of the aggregate number of Board and applicable committee meetings held during the period of 2016 for which he or she served as a Director.

It is our policy to request that all Board members attend annual stockholder meetings. However, we also recognize that personal attendance by all Directors is not always possible. All of our current Directors attended the Annual Meeting of Stockholders in 2016.

Committees of the Board

The Board has established standing Audit, Management Development and Compensation, and Nominating and Corporate Governance committees. Membership in each of these committees, as of March 13, 2017, is shown in the following chart:

Audit	Management Development and Compensation	Nominating and Corporate Governance
Phillip C. Widman (Chair)	James F. Earl (Chair)	Kathy G. Eddy (Chair)
Kathy G. Eddy	Stuart E. Graham	James F. Earl
Terry D. Growcock	Terry D. Growcock	Stuart E. Graham
Elaine La Roche	Phillip C. Widman	Elaine La Roche

All Directors listed above, including committee chairs, served on the respective committees listed above for the entire 2016 fiscal year, except as follows:

•	Audit Committee – Mr. Widman was named chair on April 26, 2016, Ms. Eddy and Mr. Growcock were added on April 26, 2016.
•	Management Development and Compensation Committee – Mr. Earl was named chair on April 26, 2016.
•	Nominating and Corporate Governance Committee – Mr. Earl and Mr. Graham were added on April 26, 2016.

The table below identifies the number of meetings held by each committee in 2016, provides a brief description of the duties and responsibilities of each committee, and provides general information regarding the location of each committee’s charter:

Committee	Meetings	Duties and Responsibilities	General Information
Audit	9

•     Oversee financial reporting processes, including meeting with members of management, the external auditors and the internal auditors;

•     Review and approve audit and non-audit services;

•     Review results of the annual audit;

•     Review adequacy of internal controls;

•     Established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)

•     Reviewed its charter in 2016 and determined no changes were necessary

•     Copy of the Audit Committee charter can be viewed at the Corporate Governance section of

Committee	Meetings	Duties and Responsibilities	General Information

•      Discuss (with management and the independent auditors) the Company’s guidelines, policies and controls with respect to risk assessments and risk management;

•      Oversee the Company’s ERM framework and the process for identifying, assessing and monitoring key business risks;

•      Oversee (in conjunction with the Nominating Committee) the Company’s compliance program;

•      Review and discuss Quarterly Reports on Form 10-Q and Annual Report on Form 10-K prior to filing with the Securities and Exchange Commission (the “SEC”); and

•      Review and discuss Quarterly Earnings Releases prior to their release.

			our website at www.harsco.com/about-us • Audit Committee Report begins on page 29
MD&C	7

•      Establish and review the Company’s overall executive compensation philosophy;

•      Review and approve goals and objectives relevant to executive officer compensation;

•      Evaluate executive officer performance relative to established goals and objectives and determine and approve compensation based on the performance evaluation;

•      Evaluate and approve (or recommend that the Board approve) compensation grants to executive officers under annual and incentive compensation plans, including equity-based compensation, and other executive benefits of executive officers;

•      Review incentive compensation plans and equity-based compensation plans;

•      Reviewed its charter in 2016 and determined no changes were necessary

•      Copy of the MD&C Committee charter can be viewed at the Corporate Governance section of our website at www.harsco.com/about-us

•       See “Compensation Committee Report” on page 61

Committee	Meetings	Duties and Responsibilities	General Information

•     Review the overall structure and operation of the Company’s compensation programs to ensure they do not encourage excessive risk taking;

•     Oversee other benefit and compensation plans applicable to executive officers;

•     Oversee the executive officer assessment, development and succession planning process; and

•     Review and discuss with management the Compensation Discussion & Analysis to be included in the proxy statement.

Nominating	4

•     Establish criteria for the selection of new Directors to serve on the Board;

•     Identify individuals qualified as candidates to serve on the Board and recommend Director candidates for election to the Board;

•     Consider matters relating to the retirement of Board members, including term limits or age caps;

•     Review matters relating to Director and Director nominee independence;

•     Review and make recommendations to the Board regarding Board and committee size and composition;

•     Oversee the evaluation of the Board and each of its committees;

•     Make recommendations to the Board regarding non-employee Director compensation, including equity compensation;

•     Oversee the Company’s corporate governance program and Corporate Governance Principles;

•     Reviewed its charter in 2016. Updated the charter to reflect the Nominating Committee’s oversight of risks identified by enterprise risk assessments

•     Copy of the Nominating Committee charter can be viewed at the Corporate Governance section of our website at www.harsco.com/about-us

•     Additional details regarding the role of the Nominating Committee can be found in the section entitled “Nominations of Directors” beginning on page 23

Committee	Meetings	Duties and Responsibilities	General Information
• Oversee (in conjunction with Audit Committee) the Company’s compliance program; and • Oversees the delegation of risks identified in the ERM framework to the Board and its committees.

CORPORATE GOVERNANCE

We have a long-standing commitment to good corporate governance practices. These practices come in many different forms and apply at all levels of our organization. They provide the Board and our senior management with a framework that defines responsibilities, sets high standards of professional and personal conduct and promotes compliance with our various financial, ethical, legal and other obligations and responsibilities.

Corporate Governance Principles

The Board has adopted Corporate Governance Principles that, along with the charters of the Board committees, provide the framework for our Board’s operation and governance. The Nominating Committee is responsible for overseeing and reviewing our Corporate Governance Principles at least annually and recommending any proposed changes to the Board for approval. The Corporate Governance Principles are available on our website at www.harsco.com/about-us in the Corporate Governance section.

Code of Conduct

We have adopted a Code of Conduct applicable to our Directors, officers and employees worldwide. The Code of Conduct is issued in booklet form and an online training program facilitates new employee orientation and individual refresher training. Our Code of Conduct is produced in over 20 languages. The Code of Conduct, including amendments thereto or waivers thereof granted to a Director or executive officer, if any, can be viewed on our website at www.harsco.com/about-us in the Corporate Governance section.

Stockholder and Interested Party Communications with Directors

The Board has established a formal process for stockholders and interested parties to communicate directly with the Non-Executive Chairman, the non-management Directors or with any individual member of the Board. Stockholders and interested parties may contact any member of the Board by writing to the specific Board member in care of our Corporate Secretary at our Corporate Headquarters (350 Poplar Church Road, Camp Hill, PA 17011). Our Corporate Secretary will forward any such correspondence to the applicable Board member; provided, however, that any such correspondence that is considered by our Corporate Secretary to be improper for submission to the intended recipients will not be provided to such Directors. In addition, Board members, including the Non-Executive Chairman, can be contacted by e-mail at BoardofDirectors@harsco.com.

Director Independence

The Board has affirmatively determined that the following seven Directors are independent pursuant to the applicable independence requirements set forth in the NYSE Rules and by the SEC because they either have no relationship with the Company (other than as a Director and stockholder) or because any relationship they have with the Company is immaterial: Messrs. Earl, Everitt, Graham, Growcock and Widman and Ms. Eddy and Ms. La Roche. In making these independence determinations, the Board, in consultation with the Nominating Committee, reviewed the direct and indirect relationships between each Director and the Company and its subsidiaries, as well as the compensation and other payments each Director received from or made to the Company and its subsidiaries.

Nominations of Directors

The Nominating Committee is responsible for overseeing the selection of qualified nominees to serve as members of the Board. Consistent with the Board diversity policy, in administering its oversight responsibilities, the Nominating Committee is committed to seeking out highly qualified women and minority candidates as well as candidates with diverse backgrounds, experiences and skills as part of each Board search the Company undertakes, and to ensuring that Board nominees are drawn from a pool that includes diverse candidates, including women and minority candidates. Beyond those specific parameters, the Nominating Committee has not adopted formal selection procedures, but instead utilizes general guidelines that allow it to adjust the selection process to best satisfy the objectives established for any Director search. The Nominating Committee considers Director candidates recommended by any reasonable source, including current Directors, management and stockholders. Pursuant to its charter, the Nominating Committee has the authority to retain search firms to assist it in identifying candidates to serve as Directors and to approve the fees and other retention terms of any such firms.

The Nominating Committee evaluates all Director candidates in the same manner, regardless of the source of the recommendation of such Director candidate.

The Nominating Committee will consider recommendations for Director candidates from stockholders if such recommendations are submitted in writing to:

Corporate Secretary

Harsco Corporation

350 Polar Church Road

Camp Hill, PA 17011

Any such written recommendation from stockholders must set forth the following information:

•	The full legal name, address and telephone number of the stockholder recommending the Director candidate for consideration and whether that stockholder is acting on behalf of or in concert with other beneficial owners, and, if so, the same information with respect to them;

•	The number of shares held by the recommending stockholder as of a recent date and how long such shares have been held, or, if such shares are held in street name, reasonable evidence satisfactory to the Nominating Committee of such stockholder’s ownership of such shares as of a recent date;

•	The full legal name, address and telephone number of the proposed nominee for Director;

•	A reasonably detailed description of the proposed nominee’s background, experience and qualifications, financial literacy and expertise, as well as any other information required to be disclosed in the solicitation of proxies for election of directors pursuant to the rules of the SEC, and the reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be one of our Directors;

•	Disclosure of any direct or indirect relationship (or arrangements or understandings) between the recommending stockholder and the proposed nominee (or any of their respective affiliates);

•	Disclosure of any direct or indirect relationship between the proposed nominee and the Company, any of our employees or Directors, any beneficial owner of more than 5% of our common stock, or any of their respective affiliates;

•	Disclosure of any direct or indirect interest that the recommending stockholder or proposed nominee may have with respect to any pending or potential proposal or other matter to be considered at this Annual Meeting or any subsequent meeting of our stockholders; and

•	A written, signed and notarized acknowledgement from the proposed nominee consenting to such recommendation by the recommending stockholder, confirming that he or she will serve as a Director, if so elected, and consenting to our undertaking of an investigation into his or her background, experience and qualifications, any direct or indirect relationship with the recommending stockholder, the Company, our Directors or management or 5% stockholders, or interests in proposals or matters, and any other matter reasonably deemed relevant by the Nominating Committee to its considerations of such person as a potential Director candidate.

This information must be submitted as provided under the heading “STOCKHOLDER PROPOSALS AND NOMINATIONS FOR PRESENTATION AT 2018 ANNUAL MEETING OF STOCKHOLDERS.”

There were no material changes to the procedures relating to stockholder nominations during 2016, and there have been no such changes to date in 2017. The Nominating Committee believes that these procedural requirements are intended solely to ensure that it has a sufficient basis on which to assess potential Director candidates and are not intended to discourage or interfere with appropriate stockholder nominations. The Nominating Committee does not believe that any such requirements subject any stockholder or proposed nominee to any unreasonable burden. The Nominating Committee and the Board reserve the right to change the above procedural requirements from time to time and/or to waive some or all of the foregoing requirements with respect to certain nominees, but any such waiver shall not preclude the Nominating Committee from insisting upon compliance with any and all of the above requirements by any other recommending stockholder or proposed nominees.

NON-EMPLOYEE DIRECTOR COMPENSATION

The general policy of our Board is that compensation for non-employee Directors should be competitive with similarly situated companies and should be comprised of a mix of cash and equity. Our Nominating Committee annually reviews market data regarding comparable director compensation programs. This data is prepared by management and the independent compensation consultant utilizing several broad board compensation studies completed within one year of the Nominating Committee’s review.

As part of its efforts to reduce costs across the Company in recognition of market conditions, the Board, upon recommendation by the Nominating Committee, unanimously agreed to reduce Director compensation in 2016. Effective April 26, 2016 all cash amounts paid to non-employee Directors for their service on the Board and its committees were reduced by 10%. The compensation structure for non-employee Directors for 2016, after such reduction, were as follows:

Compensation Element	Current Program Value
Annual Retainer:	$63,000
Non-Executive Chairman Premium (Annual):(1)	$90,000
Audit Committee Chair Retainer (Annual):(2)	$13,500
Audit Committee Member Retainer (Annual):	$6,750
MD&C Committee Chair Retainer (Annual):(2)	$9,000
MD&C Committee Member Retainer (Annual):	$4,500
Nominating Committee Chair Retainer (Annual):(2)	$9,000
Nominating Committee Member Retainer (Annual):	$4,500
Board and Committee Meeting Fee (Per Meeting)	(3)
Other Meetings and Duties (Per Day)	(3)
Telephonic Board Meeting Fee (Per Meeting)	(3)
Telephonic Committee Meeting Fee (Per Meeting)	(3)
Restricted Stock Unit Grant Value (Annual):	$110,000*
Plan Participation	Deferred Compensation Plan

*	The annual restricted stock unit grant was not reduced by 10% on April 26, 2016.

(1)	The Non-Executive Chairman Premium is paid in addition to the annual retainer.

(2)	Committee chair retainers are paid in lieu of, not in addition to, committee member retainers.

(3)	For each Board or applicable committee meeting held in a given year in excess of twice the number of regularly scheduled meetings established at the beginning of such year, the non-employee Directors will receive a per meeting fee equal to $1,350 (for in-person/telephonic Board meetings and in-person committee meetings) or $675 (for telephonic committee meetings).

In addition to the above listed compensation, Directors are reimbursed for reasonable travel expenses related to attendance at Board or committee meetings.

Our Board has instituted a stockholding requirement for Board members equal to five times their annual retainer. Board members have five years from the date they join the Board to comply with this requirement. Vested and unvested Restricted Stock Units (“RSUs”), as well as phantom shares acquired through deferral of Director fees (as described below), are included for purposes of determining compliance with Director stockholding requirements. At December 31, 2016, all of our non-employee Directors who had served for at least five years were in compliance with Director stockholding requirements.

Beginning in 2016, RSUs are granted under the new 2016 Non-Employee Directors’ Long-Term Equity Compensation Plan (the “Director Plan”). Prior to 2016, RSUs were granted under the 1995 Non-Employee Directors’ Stock Plan. Each RSU under the Director Plan vests at the close of business on the earlier of (i) the first anniversary of the grant date or (ii) the annual meeting of stockholders in the year immediately following the year of grant, subject to accelerated vesting in full if service as a Director terminates due to death, disability or under a mandatory retirement policy, and subject to pro rata vesting in the event of termination of service in other circumstances. Each RSU will be settled by issuance of a share of our common stock. Dividend equivalents on the RSUs are not credited prior to vesting, but are credited thereafter.

The Deferred Compensation Plan for Non-Employee Directors allows each non-employee Director to defer all or a portion of his or her Director compensation, including RSU grant, until some future date selected by the Director. Pursuant to the Director’s election, the accumulated deferred compensation is held in either an interest-bearing account or a Company phantom share account. The interest-bearing deferred account accumulates notional interest on the account balance at a rate equal to the five-year United States Treasury Note yield rate in effect from time to time. Contributions to the phantom share account are recorded as notional shares of the Company’s Common Stock. Deferred amounts are credited to the Director’s account quarterly on the 15th of February, May, August and November. The number of phantom shares recorded is equal to the number of shares of Common Stock that the deferred compensation would have purchased at the market price of the stock on the day the account is credited. Dividend equivalents are earned on the phantom shares and are credited to the account as additional phantom shares. All phantom shares are non-voting and payments out of the account are made solely in cash, based upon the market price of the Common Stock on the date of payment selected by the Director. Under certain circumstances, the accounts may be paid out early upon termination of directorship following a change in control.

Directors who are actively employed by us receive no additional compensation for serving as Directors, and we do not pay consulting or professional service fees to Directors.

2016 Director Compensation

The table below details the compensation earned by our non-employee Directors for 2016:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
James F. Earl	$78,500	$109,998	$0	$0	$188,498
Kathy G. Eddy	$79,167	$109,998	$0	$0	$189,165
David C. Everitt	$158,667	$109,998	$0	$0	$268,665
Stuart E. Graham	$73,000	$109,998	$0	$0	$182,998
Terry D. Growcock	$76,167	$109,998	$0	$0	$186,165
Henry W. Knueppel*	$27,500	$0	$0	$0	$27,500
Elaine La Roche	$77,000	$109,998	$0	$0	$186,998
James M. Loree*	$30,000	$0	$0	$0	$30,000
Phillip C. Widman	$81,500	$109,998	$0	$0	$191,498

*	Messrs. Knueppel and Loree stepped down from the Board during the 2016 calendar year.

(1)	Includes fees associated with chairing or sitting on a Board committee as well as fees relating to Board and committee meetings and other duties.

(2)	The amounts shown in this column represent the aggregate grant date fair value of the RSUs granted to each non-employee Director in 2016, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. Each non-employee Director, other than Messrs. Knueppel and Loree, was granted 15,714 RSUs on May 6, 2016. The RSUs granted to non-employee Directors in 2016 are expected to vest on April 25, 2017. The information in this column does not reflect an estimate for forfeitures, and none of these awards has been forfeited as of March 1, 2017. See Note 14, “Stock-Based Compensation” to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of the assumptions used to calculate share-based compensation expense under FASB ASC Topic 718.

As of December 31, 2016, non-employee Directors held the following RSUs, all of which were vested except for those granted in 2016: Mr. Earl, 32,589; Ms. Eddy, 55,079; Mr. Everitt, 38,252; Mr. Graham, 45,092; Mr. Growcock, 47,686; Ms. La Roche, 26,925; and Mr. Widman, 26,925.

SHARE OWNERSHIP OF DIRECTORS, MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of our outstanding voting securities, stock options and other stock equivalents by: (1) our President & CEO, our CFO, and the other three current executive officers named in the 2016 Summary Compensation Table, whom we refer to collectively as our NEOs; (2) each Director and Director candidate; (3) all current Directors and executive officers as a group; and (4) certain beneficial owners of more than 5% of our Common Stock. All of our outstanding voting securities are Common Stock.

Beneficial ownership information in the table is as of March 1, 2017, except the number of shares beneficially owned by beneficial owners of more than 5% of the Common Stock which is as of the dates stated in footnotes (4) and (5) to the table (percentages are calculated assuming continued beneficial ownership at March 1, 2017).

	Number of Shares Beneficially Owned(1)	Percent of Class	Number of Exercisable Options(2)	Number of Other Stock Equivalents(3)
Named Executive Officers
F. N. Grasberger III	201,341	*	-	860,483
P. F. Minan	35,776	*	-	239,526
T. L. McKenzie	-	*	-	123,631
R. C. Hochman	851	*	-	101,133
S. H. Gerson	63,434	*	35,000	119,695
Directors and Director Candidates who are not Named Executive Officers
J. F. Earl	32,589	*	-	-
K. G. Eddy	58,349	*	-	-
D.C. Everitt	65,924	*	-	-
S. E. Graham	50,092	*	-	-
T. D. Growcock	48,686	*	-	789
E. La Roche	26,925	*	-	-
P. C. Widman	26,925	*	-	-
All current Directors and executive officers as a group (13 persons in total, including those listed above)	610,892	*	35,000	1,485,991
More than 5% Beneficial Owners
BlackRock, Inc. 55 East 52 nd Street New York, NY 10055(4)	9,112,206	11.36%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(5)	6,796,147	8.48%

* Less than one percent.

(1)	Includes securities that are exercisable, or vest, within 60 days. Includes, in the case of Mr. Gerson, and all current Directors and executive officers as a group, 13,816 shares and 13,816 shares, respectively, pursuant to our qualified Retirement Savings and Investment Plan (“RSIP”), in respect of which such persons have shared voting power and sole investment power. For each Director, include RSUs that were awarded prior to 2016, which have vested, and RSU awards representing 15,714 shares granted in 2016 which vest on April 25, 2017.

(2)	Represents all vested stock options and free standing stock appreciation rights (“SARs”), as well as those that are exercisable within 60 days. Vested stock options are stated regardless of exercise price of such options. SARs are calculated on a “net” basis, i.e. the number of shares each SAR may be exercised for based on the market value of Common Stock as of March 1, 2017. The stock options were awarded under our 1995 Executive Incentive Compensation Plan (the “1995 Plan”). The SARs were awarded under the 1995 Plan and our 2013 Equity and Incentive Compensation Plan (the “2013 Plan”). Unexercised stock options and SARs have no voting power.

(3)	Includes, for executive officers, unvested RSUs, PSUs (stated at target), and SARs (stated on a gross basis). For directors, certain Directors have elected to defer a portion of their Director fees in the forms of credits for non-voting phantom shares under the terms of our Deferred Compensation Plan for Non-Employee Directors. These phantom shares are included as stock equivalents. They will ultimately be paid out in cash based upon the value of the shares at the time of payout. While unvested awards and phantom shares included in this column may not be voted or transferred, we have included them in the table as they represent an economic interest in our common stock that is subject to the same market risk as ownership of actual shares of our common stock.

(4)	The information for BlackRock, Inc. is derived from a Schedule 13G/A filing by such entity with the SEC on January 12, 2017, reporting sole voting power over 8,897,088 shares and sole dispositive power over 9,112,206 shares.

(5)	The information for The Vanguard Group is derived from a Schedule 13G/A filing by such entity with the SEC on February 13, 2017, reporting sole voting power over 96,007 shares and sole dispositive power over 6,693,490 shares.

Except as otherwise stated, each individual or entity has sole voting and investment power over the shares set forth opposite his, her or its name. None of the Directors, Director candidates or executive officers individually beneficially owned 1% or more of our Common Stock, and our current Directors and executive officers as a group beneficially owned less than 1% of our outstanding common stock.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently composed of four Directors, each of whom is considered independent under the rules of the NYSE and the SEC. The Board has determined that each of Ms. La Roche, Ms. Eddy, Mr. Growcock and Mr. Widman qualifies as an “audit committee financial expert” as that term is defined under the rules promulgated by the SEC.

The Audit Committee operates pursuant to a written charter that complies with the guidelines established by the NYSE.

The Audit Committee is responsible for monitoring our financial reporting processes and system of internal controls, supervising our internal auditors and overseeing the independence and performance of the independent auditors. In carrying out these responsibilities, the Audit Committee meets with our internal auditors and our independent auditors to review the overall scope and plans for their respective audits of our financial statements. The Audit Committee also meets privately (and in separate meetings) with members of management, our independent auditors and our internal auditors following each Audit Committee meeting and as may otherwise be needed. The Audit Committee meets with management and with the independent auditors each quarter to review and discuss our Annual Report on Form 10-K and quarterly reports on Form 10-Q prior to their being filed with the SEC, and also meets with management and our independent auditors to review and discuss our quarterly earnings prior to their release.

The Audit Committee’s responsibility is to monitor and oversee the audit and financial reporting processes. However, the members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management, and the report issued by the independent registered public accounting firm. While the Audit Committee and the Board monitor our financial record keeping and controls, management is ultimately responsible for our financial reporting process, including our system of internal controls, disclosure control procedures and the preparation of the financial statements. The independent auditors support the financial reporting process by performing an audit of our financial statements and issuing a report thereon.

The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements for the year ended December 31, 2016 and related periods. These discussions focused on the quality, not just the acceptability, of the accounting principles used by us, key accounting policies followed in the preparation of the financial statements and the reasonableness of significant judgments made by management in the preparation of the financial statements and alternatives that may be available.

In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed pursuant to Statement on Auditing Standards No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee has also received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee’s review of the representations of management and the report of the independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included (and the Board approved such inclusion) in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE:

P. C. Widman, Chairman

K. G. Eddy

T. D. Growcock

E. La Roche

FEES BILLED BY THE INDEPENDENT AUDITORS FOR AUDIT AND NON-AUDIT SERVICES

The following table sets forth the amount of audit fees, audit-related fees, tax fees and all other fees billed or expected to be billed by PricewaterhouseCoopers LLP, our principal auditor for the fiscal years ended December 31, 2016 and December 31, 2015.

	Amount 2016	Amount 2015
Audit Fees(1)	$3,355,200	$3,705,300
Audit-Related Fees(2)	$1,906,991	$529,197
Tax Fees(3)	$641,760	$850,535
All Other Fees(4)	$5,400	$5,735
Total Fees	$5,909,351	$5,090,767

(1)	Includes fees related to the integrated audit of the consolidated financial statements and internal controls over financial reporting as well as statutory audits and quarterly reviews. 2015 includes $47,300 for audit fees over amounts previously reported for 2015, reflecting the inclusion of amounts attributable to 2015 that had not previously been identified.

(2)	Includes fees related to the proposed separation of the Metals and Minerals business, accounting consultations and attestation services. 2015 also includes fees related to debt refinancing.

(3)	Includes fees related to income tax services other than those directly related to the audit of the income tax accrual, such as tax compliance and tax planning initiatives, including Treasury planning. The majority of 2016 fees relate to Treasury planning. 2015 also includes fees related to the proposed separation of the Metals and Minerals business. The aggregate fees for tax compliance services performed by PricewaterhouseCoopers LLP were $15,007 in 2016 and $19,392 in 2015, respectively.

(4)	Includes fees related to licensing fees for software products.

The Audit Committee has considered the possible effect of non-audit services on the auditors’ independence and pre-approved the type of non-audit services that were rendered. The Audit Committee has adopted a policy authorizing the pre-approval of certain audit, non-audit and tax services (and related fees) to be provided by the independent auditors. The services to be provided are to be reviewed with the Audit Committee and approval is given for a specific dollar amount and for a period of not greater than 12 months. Services that are not pre-approved in this manner must be pre-approved on a case-by-case basis throughout the year. Additionally, if the pre-approved fee is exceeded, the Audit Committee must be advised of such overruns. In making its decision regarding the approval of services, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the independent auditor is best positioned to provide such services and whether the services might enhance the Company’s ability to manage or control risk or improve audit quality. No services were provided during the last two fiscal years pursuant to the de minimis safe harbor exception from the pre-approval requirements.

All of the services included in the table above were pre-approved by the Audit Committee.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP as independent auditors to audit our financial statements for the fiscal year ending December 31, 2017. Although not required to do so, the Board has determined to submit the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent auditors to stockholders for ratification as a matter of good corporate governance. In the absence of contrary direction from stockholders, all proxies that are submitted will be voted in favor of the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent auditors.

If this proposal is not ratified by at least a majority of the shares of our outstanding common stock present in person or by proxy and entitled to vote on matters at the Annual Meeting, the appointment of the independent auditors will be reevaluated by the Audit Committee. Due to the difficulty and expense of making any substitution of auditors, it is unlikely that their appointment for the audit of the financial statements for the fiscal year ending December 31, 2017 would be changed. However, the Audit Committee may review whether to seek new independent auditors for the fiscal year ending December 31, 2018.

A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting, with the opportunity to make a statement and answer questions of stockholders.

Required Vote: The ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors will be approved if it receives the approval of at least a majority of the shares represented at the Annual Meeting.

The Board recommends that stockholders vote “FOR” the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2017.

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion & Analysis (“CD&A”) provides information regarding our executive compensation guiding principles, the elements of our executive compensation program, and the factors that were considered in making compensation decisions for our NEOs in 2016. Our MD&C Committee is responsible for establishing our executive compensation program, including components underlying the philosophy and related policies. The MD&C Committee is charged with aligning the Company’s performance – and resulting impact on stockholder interests –  with the compensation actions approved both for our NEOs and for the broader Harsco employee population.

EXECUTIVE SUMMARY

Business Highlights and Approach to Executive Compensation: Summary of Achievements

Harsco management continued to execute strategies in 2016 to transform Harsco into a more balanced portfolio company with a strengthened financial profile that generates capital returns above the cost of capital. Progress against these objectives is illustrated by the increases we made in the outlook for key performance indicators and the year-over-year improvement in certain of these variables during 2016, despite volatile and more challenging market trends within our businesses.

Our Metals & Minerals (“M&M”) business unit began reflecting the financial benefits of the transformative actions taken since 2013. M&M’s adjusted operating margin in 2016 stabilized at its highest level in over a decade due to efficiency gains and an improved mix on service contracts. Capital efficiency has also strengthened in M&M driving annual cash flow well above the levels realized in recent years. These gains were made despite weaker market conditions than experienced in 2015. Meanwhile, our Industrial and Rail business units demonstrated resilience at the bottom of their business cycles. Each unit initiated meaningful cost reductions and executed other improvements that enabled these businesses to maintain strong margins and solid free cash flow despite a decline in revenues. During 2016, Rail reported a $45 million forward loss provision on its outstanding contracts with SBB, the federal railway system in Switzerland. We subsequently made a number of functional and process changes within Rail to allow for more effective execution against these contracts and have since made considerable progress in developing highly-advanced equipment for this customer.

Harsco’s stated 2016 objectives included achieving the approved 2016 Annual Operating Plan, strengthening the M&M business unit by completing the final phase of Project Orion, executing cost reductions in Industrial and Rail to manage through unfavorable economic pressures and positioning these business units for longer-term growth, and reducing our financial leverage through a disciplined focus on free cash flow and select asset sales. The Company made significant progress towards these priorities, which are reflected in our 2016 financial results and improved share price. Overall, the Board and Harsco’s executive team were satisfied with the strategic and operational progress within the underlying businesses and remain confident in the key strategic initiatives of the Company.

A more extensive list of our key accomplishments are noted below:

•	Exceeded the outlook for key 2016 financial performance indicators such as adjusted operating income, free cash flow and return on invested capital (“ROIC”) provided to the investment community at the beginning of the year;

•	Completed cost reductions and operational improvements contemplated under the final phase of Project Orion; structural and process changes are now embedded within the M&M business unit and the Company enjoys ongoing meaningful annual benefits from all three phases of the project;

•	Maintained a positive operating margin for the Industrial business unit despite a significant decline in demand from U.S. energy customers through efficiency gains as well as new product introductions and market penetration;

•	Grew aftermarket parts and technology businesses for the Rail business unit and implemented cost reduction actions to offset weakness in the North American market;

•	Significantly reduced outstanding debt by monetizing idle assets, reducing cash costs, lowering capital expenditures, and improving working capital;

•	Realized meaningful value from the sale of our 26% interest in Brand Energy and Infrastructure Services, Inc. of approximately $232 million, including $145 million of cash, net of satisfying the requirement to fund certain obligations to Brand through 2018, as well as the termination of certain obligations of the Company. Harsco used the cash proceeds to reduce outstanding debt which contributed to the improvement of our credit rating and issuance of favorable commentary by our three credit rating agencies;

•	Closed on a new $400 million five-year revolving credit facility and a $550 million seven-year term loan B facility. Proceeds were used to replace the existing credit facility and to redeem the 5.75% Senior Notes due 2018. This refinancing extends the maturity profile of our debt obligations while providing substantial financial flexibility to support the strategies within each of our businesses. The transaction was well over-subscribed at favorable terms; and

•	Continued enterprise-wide improvements in Environmental Health & Safety with 2016 representing the fifth consecutive year of record-low recordable injuries across the Company.

Each of our businesses demonstrated considerable progress against their operating objectives and contributed to the Company’s successes in 2016. Additionally, the development of an active and lean Corporate team remains a core strategy and a 41% decline in Corporate costs, excluding M&M separation costs, supported overall performance during the year. Achievements and other notable activities across our business units are summarized in the table below:

2016 Achievements and Other Notable Activities by Business Unit
Metals & Minerals	Rail	Industrial

•     Adjusted operating margin increased by over 300 basis points despite a sizable decline in revenues; reflects the operational efficiencies implemented as part of Project Orion over the past three years.

•     Completed major actions contemplated under Project Orion. The final phase 3 completed in 2016.

•     Approximately 22 renewals and growth contracts awarded during the year with estimated revenues of $425 million over the term of these contracts. Notable new contracts include the first new major contract in recent years signed with the largest independent steel producer in the Middle East and North Africa.

•     Appointed Mr. Christopher Whistler, M&M Chief Operating Officer, to oversee global operations.

•     Increased penetration in  the
aftermarket parts market.

•     Signed three major track maintenance contracts; two in the northeastern U.S. and one in the U.K.

•     Advanced growth in technology business through Protran; successes include a contract to supply a major metropolitan transit system with the Safe Turn Alert pedestrian warning system.

•      Built-out global footprint and positioned business to grow its international presence through participation in a number of offshore tenders.

•     Hired Mr. Jeswant Gill, Rail Group President, to advance growth strategies and internal processes.

•     U.S GAAP results impacted by $45 million forward loss provision on outstanding equipment contracts with SBB, the federal railway system in Switzerland, as a result of increased vendor costs, estimated settlement expenses and future commissioning, certification and testing costs.

•     Maintained strong operating margins through efficiency improvements despite significant decline in demand from U.S. energy customers.

•     Launched GrateGuardTM fencing product for the physical protection of critical infrastructure and high security operating facilities. Subsequently awarded a $10 million contract to provide fencing for the new Mexico City airport.

•     Realized significant increase in sales of stainless steel commercial boilers. Redesigned other commercial boiler products.

•     Won a significant order for gas compression coolers to support a new gas-fired compressor station in southeast Texas.

The full extent of our progress in 2016 continues to be impacted by the economic pressure and these same factors continue to influence our 2017 financial outlook. We have taken, and will continue to take, proactive steps to withstand these economic pressures, and we maintain an overall positive outlook. The Company is currently positioned to benefit from improved market conditions in key end markets. Lastly, we remain committed to our strategy and are confident our continued efforts will deliver improved capital returns and create value for our shareholders over time.

Strategic Options Being Explored for Metals & Minerals

In 2015, the Board announced its intent to pursue strategic options for the separation of the Company’s M&M business from the Industrial and Rail businesses. At that time, the Company engaged a financial advisor, Goldman, Sachs & Co., to help evaluate all separation options for M&M, including but not limited to a potential sale or tax-free spinoff. We and the Board continue to evaluate options.

Compensation Highlights

Advisory Vote on Executive Compensation

Stockholders voted strongly in support of Harsco’s executive compensation program in 2016 with approximately 96% of votes cast in support of the program.

In 2016, the MD&C Committee, management, and their external compensation advisors partnered closely to adopt the following changes to the Company’s pay program:

Component	Change Details	Rationale for Change
2016 LTIP (1)	The vesting schedule for RSUs was changed to a “ratable” vesting schedule from a 3-year cliff vest schedule.	The change reflects competitive practices in the industry and aligns with the current vesting schedule for Harsco’s SARs.
2016 LTIP	The index used for evaluating Relative Total Shareholder Return (TSR) for the Performance Share Units (“PSUs”) was changed from the S&P MidCap 400 to the S&P 600 Industrial Index.

The S&P 600 Industrial Index is more reflective of Harsco’s current market capitalization. Harsco is currently a member of the S&P 600 Industrial Index.

Additionally, focusing on industrial companies as a subsector of the broader index further refines comparisons by isolating companies in similar industries as Harsco.

2017 LTIP Grant	The timing of the annual Long-Term Incentive Plan (“LTIP”) grant was moved from early May to early March.	A first quarter LTIP grant aligns with the timing utilized by our peers and is also consistent with our annual incentive program.
(1)	Long-Term Incentive Plan (“LTIP”)

For 2016, results against the Business Unit Contribution (“BUC”) annual incentive metric were varied, with both M&M and the Industrial business units earning payouts based on their financial performance while an underperformance in our Rail business unit resulted in no payout. Upon consolidation of each business unit’s results including Corporate charges, Harsco Consolidated earned a payout. The payout factors related to the results achieved are noted below.

Business Unit	Payout Factor
Harsco Consolidated	75% of Target
Harsco M&M	200% of Target
Harsco Rail	0% of Target
Harsco Industrial	59% of Target

The resulting payouts from the Annual Incentive Plan (“AIP”) along with the base salary earned and the long-term incentives granted in 2016 for the NEOs are presented in the table below.

Executive	Fiscal Year 2016 Actual Compensation Awarded
	Base Salary Earned	Non-Equity Incentive Earned	Long-Term Incentive Award Value Granted	Total Direct Compensation(1)
F. Nicholas Grasberger III	$825,000	$680,625	$2,497,392	$4,003,017
Peter F. Minan	$490,000	$275,625	$741,650	$1,507,275
Russell C. Hochman	$365,000	$177,938	$368,303	$911,241
Tracey L. McKenzie	$360,000	$175,500	$363,258	$898,758
Scott H. Gerson	$330,000	$165,825	$332,984	$828,809
(1)	Total Direct Compensation is equal to the sum of base salary earned, AIP earned for 2016 and paid in 2017 and Accounting Fair Value of long-term incentives granted in 2016.

It is important to note that long-term incentives were granted in May of 2016 and are considered by the MD&C Committee to be a pay opportunity with the realizable value fully dependent on Harsco’s future share price performance. For NEOs, long-term incentives consist of one-third SARs, RSUs and PSUs.

The Company granted performance share units in 2014 with vesting conditioned on Harsco’s TSR performance relative to the S&P 400 Index for the 3-year period from 2014 through 2016. Harsco’s TSR for the period was at the 6th percentile of the index, below the threshold performance level, resulting in no shares being earned from the 2014 grant.

2014 to 2016 PSU Award	Payout Factor
Relative TSR versus S&P 400 Index	0% of Target

Program Governance Highlights

We strive to maintain a program that is consistent with market best practices, supportive of our business structure, and aligned with our stockholder’s expectations. The table below presents a list of components of our executive compensation program that are aligned with market best practices.

What we do		What we don’t do
✓	Tie a significant amount of executive pay to Company performance	×	Do not enter into employment contracts with our executives
✓	Reward for corporate, as well as individual and business unit performance	×	No re-pricing of outstanding stock options and SARs
✓	Deliver pay that is aligned with performance (below target for weak years and above target for strong years)	×	No extravagant benefits or perquisites provided to executives
✓	Maintain a clawback policy in the event of a material financial restatement that impacts incentives	×	No tax gross-ups except for relocation
✓	Maintain a prohibition on hedging and short sales	×	No single trigger severance payments or equity acceleration on new awards
✓	Utilize an independent compensation advisor	×	No dividends paid on unearned performance shares
✓	Conduct an annual risk review and make program changes as necessary	×	No PSUs earned when the company’s TSR is negative for the measurement period
✓	Require a “double trigger” for severance payments upon a change in control	×	Pledging of shares by executives and non-employee Directors is prohibited
✓	Maintain stock ownership guidelines of: • 6 times base salary for the CEO • 3 times base salary for other NEOs • 5 times annual retainer for non-employee Directors

Discussion of Chief Executive Officer Pay

We believe our executive compensation program strikes an appropriate balance between our ability to attract, motivate, develop, and retain highly qualified leaders and aligning our executives’ interests with the long-term interests of our stockholders. As such, the majority of executive compensation is structured to be delivered through equity compensation thereby aligning the realized value of awards with stockholders.

Pay Opportunity versus Realized Pay

On an annual basis, the MD&C Committee approves a targeted pay opportunity through approval of the target AIP level and the grant value of long-term incentive awards for the year. However, the potential real value of these awards is highly dependent on: (1) Harsco’s operating performance (as defined by BUC) for the cash AIP award; (2) Harsco’s share price and relative TSR performance for the long-term incentive compensation; and (3) satisfaction of the service obligation in the vesting of schedules of the long-term incentives.

As a large majority of pay opportunity represents potential pay that could be realized in future years, we also look at realized pay for each full year as CEO. As illustrated below, while Mr. Grasberger’s pay opportunity is established to be competitive with median market levels, his realized pay varies based on Harsco’s stock price performance, equity vesting and incentive payouts. Due to a combination of below target AIP payouts, no PSUs earned, no SARs exercised and limited RSUs vesting, Mr. Grasberger’s realized pay was 29% of the pay opportunity granted over the same time period.

2016 Pay Opportunity: Base salary earned + target AIP + grant date fair value of long-term incentive awards.

Realized Value: Base salary earned + actual AIP paid + value of equity vested or exercised in 2016.

Pay Opportunity versus Realizable Pay

In addition to pay opportunity and realized pay, a third perspective that the Committee considers is realizable pay. Realizable pay considers cash compensation actually received and the “intrinsic” value of equity based on current share prices and in-cycle PSU vesting levels.

For both years, realizable cash compensation was below cash compensation opportunity due to a 75% AIP payout for 2016 and 0% AIP payout for 2015. The “intrinsic” value of equity awards granted in 2016 has increased in value due to the estimated performance payout for the 2016 PSU grant, making the point in time value of the unvested equity greater than the value at the grant date. Conversely, the “intrinsic” value of equity awards granted in 2015 are below the grant value awarded due to a decrease in the share price from time of grant. Mr. Grasberger’s realizable pay is 116% of the pay opportunity granted for the 2015-2016 period.

It is important to note that the “intrinsic” value of equity awards is based on share price performance and relative TSR performance of unvested awards and incomplete performance cycles. The actual realized value will continue to be determined by the future share price performance of the Company through the vesting periods.

Realizable Pay: Base salary earned + actual AIP paid + intrinsic value of PSUs at the currently projected vesting level + the intrinsic value of RSUs and SARs. Intrinsic values were established as of December 31, 2016 using a $13.60 share price for Harsco.

PSU TSR Performance Assumptions: 2016 realizable pay assumes a 200% PSU payout based on the 2016 TSR relative to the S&P 600 Industrial Index. 2015 realizable pay assumes a 0% PSU payout based on the 2015 to 2016 TSR relative to the S&P 400 Index.

Realizable Pay versus the Peer Group

When we look at the last three years of realizable pay for Mr. Grasberger, there is strong alignment between Harsco’s total stockholder return and the CEO’s realizable pay. Harsco’s total shareholder return and Mr. Grasberger’s realizable pay for 2014 through 2016 are aligned as both are in the lower quartile when compared to our compensation peer group.

2016 NEOs and Executive Transition

This year we managed a key business transition by moving the executive team directly into the daily operations of our Rail business unit following the resignation of the Group President and subsequent search for a replacement. This executive oversight provided the stability and strategic direction necessary to support our 2016 stated goals.

As a result of an executive transition in fiscal 2016, and pursuant to the disclosure requirements contained in the Securities and Exchange Commission’s (“SEC”) rules, this year’s NEO list includes one individual who is no longer employed by the Company. Our NEOs for fiscal 2016 are as follows:

NEOs/Executive Officers	Title at End of Fiscal 2016
F. Nicholas Grasberger III	President & Chief Executive Officer (“CEO”)
Peter F. Minan	Senior Vice President & Chief Financial Officer (“CFO”)
Russell C. Hochman	Senior Vice President & General Counsel, Chief Compliance Officer & Corporate Secretary
Tracey L. McKenzie	Senior Vice President & Chief Human Resources Officer (“CHRO”)
Scott H. Gerson	Senior Vice President & Group President, Harsco Industrial

NEOs/Former Executive Officers	Title During Fiscal 2016	Effective Date of Separation
Scott W. Jacoby	Senior Vice President & Group President, Harsco Rail	August 16, 2016

For 2016, the CD&A and the related compensation tables and narratives cover six NEOs and disclose a variety of compensation decisions and actions, some of which were made specifically in reaction to these transition events. Details about the specific arrangements made with our NEOs can be found in the “Employment Arrangements with NEOs” and “Potential Payments upon Change in Control and Other Potential Post-Employment Payments” sections on pages 58 and 59.

DISCUSSION AND ANALYSIS OF 2016 COMPENSATION

Compensation Guiding Principles

The Company has a set of principles that guide our compensation program design with the core assumption that executive compensation is a highly effective business tool when designed, communicated and administered properly. These principles strongly influenced our executive compensation decisions and the implementation of our 2016 program. The objectives set forth by the MD&C Committee and management team will help ensure that all future Company compensation programs will be designed according to our guiding principles.

Guiding Principle	How We Employ These Guiding Principles
Promote a Performance Oriented Environment

✓   Ensuring employees have a clear line-of-sight regarding how their actions drive business results and how their overall compensation must be aligned to stockholder value creation;

✓   Providing greater rewards to those individuals and teams who most positively impact the success of the business; and

✓   Differentiating compensation in a manner that enables the Company to retain our high-performing and high-potential talent and to attract additional high caliber talent to the organization.

Provide Market-Competitive Rewards

✓   Regularly monitoring the practices and trends in the markets in which we compete for talent;

✓   Structuring our compensation program to target the median of relevant markets for talent; and

✓   Designing a program in which realizable compensation is aligned with stock price and business performance outcomes.

Allow Flexibility within a Common Framework

✓   First, creating a program with a common global strategy and framework; and

✓   Then, allowing defined flexibility to accommodate the unique talent and compensation needs of our diverse businesses, workforce, and global markets.

Adhere to a Clear Governance Model

✓   Employing appropriate oversight and controls to govern compensation program design and administration;

✓   Clearly defining the roles and responsibilities of all program stakeholders; and

✓   Maintaining a clawback policy to recoup incentives in the event of a financial restatement.

Be Well Communicated

✓   Specifying the value, objectives, and design of each component of fixed and variable compensation within the context of their total rewards; and

✓   Utilizing multiple avenues and sources of communications to help ensure the link between pay and performance is well understood.

Key Compensation Practices

Further aligning with our Guiding Principles, the MD&C Committee maintains a clear set of goals for designing and implementing our pay program.

Goal	Supporting Compensation Practice
To Align our Compensation Program with Stockholder Interests

✓   Design our pay program to help ensure a meaningful portion of total compensation is linked to overall Company performance;

✓   Maintain market appropriate stock ownership requirements, including six times base salary for our President & CEO and three times base salary for our remaining NEOs, which helps to ensure that our senior executives have a significant stake in the Company’s long-term success;

✓   Provide for “double trigger” vesting in our change-of-control agreements;

✓   Review our compensation program annually for appropriate risk-to-reward balance;

✓   Do not enter into employment agreements with our executives; and

✓   Engage in stockholder outreach to understand what is important to our key owners.

To Pay for Performance

✓   Maintain a set of principles to guide the development of our executive compensation program to support and drive our business strategies, goals, and values;

✓   Set our executive compensation mix to be more weighted toward variable, rather than fixed, compensation;

✓   Design our program to differentiate payouts based upon business unit and individual performance; and

✓   Deliver below-target realized compensation to our executives in years with below-target performance.

To Align our Practices with the Market

✓   Set our target executive compensation structure at the median of our defined market for talent;

✓   Use multiple industry surveys and advisory resources to help ensure a current understanding of changing market competitive practices;

✓   Provide market competitive benefits and perquisites to our executives; and

✓   Review our peer group for executive compensation comparison on a regular basis to ensure it is representative of our market for talent, our business portfolio and our global footprint.

Goal	Supporting Compensation Practice
To Practice Sound Governance

✓   Prohibit the re-pricing and buyback of our stock options/SARs;

✓   Maintain a clawback policy;

✓   Prohibit the hedging and pledging of equity awards;

✓   Prohibit tax gross-ups to our executives other than for relocation expenses;

✓   Seek to maintain the independence of our MD&C Committee members by reviewing and managing non-employee Director pay decisions in the Nominating and Corporate Governance Committee;

✓   Engage an independent compensation consultant, Pay Governance LLC (“Pay Governance”), as an advisor to the MD&C Committee, and formally review the advisor’s performance and independence annually; and

✓   Charter the MD&C Committee to oversee executive talent assessment, development and succession, not just strictly compensation decisions.

To Attract, Motivate, Develop, and Retain High Caliber Talent

✓   Conduct an annual Organizational Leadership Review that assesses the critical organizational capabilities required to execute the Company’s strategy, executive team performance, succession depth, and retention risk across all critical executive leadership positions;

✓   Share the results of the Organizational Leadership Review process regarding our most senior executives and solicit performance feedback from the full Board;

✓   Require annual performance evaluations for leadership, management and individual contributors; and

✓   Involve Board of Directors in the selection process for executive officers.

Response to Previous Say-on-Pay Advisory Voting

At our 2016 annual meeting, stockholders voted strongly in support of Harsco’s executive compensation programs with 96% of votes cast in support of the program. This was an improvement over the 92% support level obtained in 2015.

We believe the continued support demonstrates our commitment to attain the highest levels of stockholder support for our executive compensation program as stockholder input is respected. After strong favorable support from last year, a formal outreach program on compensation was not conducted. Stockholders were engaged on various other issues throughout 2016 at which time stockholders had the opportunity to provide feedback on a variety of topics if they so wished. The MD&C Committee considers stockholder’s viewpoints in the development and approval of all compensation policies and practices at Harsco.

Key Changes Implemented in 2016

In 2016, the MD&C Committee, management, and their external compensation advisor partnered closely to adopt the following changes to the Company’s pay program:

1)	For RSUs, the vesting schedule was changed from 3-year “cliff” to 3-year “ratable”.

¡	The change reflects competitive practices in the industry and aligns with the current vesting schedule for Harsco’s SARs.

2)	The index used for evaluating Relative TSR for the PSUs was changed from the S&P MidCap 400 to the S&P 600 Industrial Index.

¡	The S&P 600 Industrial Index is more reflective of Harsco’s current market capitalization and the Company is currently a member of the S&P 600 Industrial Index. Additionally, focusing on the industrial companies as a subsector of the broader index further refines comparisons by isolating companies in similar industries as Harsco.

3)	For the 2017 annual LTIP grant, the timing was changed from early May to early March.

¡	A first quarter LTIP grant aligns with the timing utilized by our peers and is also consistent with our annual incentive program.

Overview of 2016 Compensation Decisions and Actions

Applying our principles and stated compensation practices, the MD&C Committee reviewed each NEO’s compensation package individually with the objective of supporting our business strategies, ensuring market competitiveness, promoting incentives and retention of our key executives, and underpinning our succession planning process.

President & CEO

For 2016, the MD&C Committee held Mr. Grasberger’s total target direct compensation constant due to the challenging macroeconomic environment facing the Company and the below target financial performance achieved in 2015. The CEO’s annual base salary and target incentive levels are provided below:

Fiscal Year	Base Salary	AIP Target (as a % of base salary)	LTIP Target (as a % of base salary)
2016	$825,000	110%	300%
2015	$825,000	110%	300%

Other NEOs including Executive Transition

No other NEOs received any changes to base salary, short-term or long-term target incentives in 2016.

We entered into a separation agreement in connection with the departure of Mr. Jacoby on August 16, 2016, the terms of which are described in detail under the heading “Potential Payments upon Change in Control and Other Potential Post-Employment Payments.”

Determining 2016 NEO Compensation

General Process

Executive compensation decisions at the Company are the product of several factors, in each case subject to modification by the MD&C Committee as it may deem necessary in its discretion, and also dependent upon whether the decisions are made in the normal pay setting cycle or under special circumstances for a newly appointed or hired executive. For 2016, the predominant factors influencing pay determinations for our NEOs who were serving as officers at the beginning of the year included:

•	Performance against BUC performance metric;

•	Strategic initiatives, meeting our goals as outlined in our Project Orion improvement plan to boost the financial and operational performance of M&M, improving free cash flow and ROIC, improving Harsco’s balance sheet position and growth within the Rail and Industrial businesses;

•	Achievement of specific operational goals relating to the sphere of influence of the applicable NEO; and

•	Market competitive compensation levels reflected in survey data and peer group data as described in more detail below.

Role of MD&C Committee

For 2016, all members of the MD&C Committee were independent Directors, enabling them to be objective representatives for our stockholders. The MD&C Committee oversaw the design and development of our 2016 NEO compensation program and determined CEO compensation consistent with the overall objectives of the program, as described above. The MD&C Committee also approved all incentive compensation plans and approved or revised recommendations made by the President & CEO for compensation decisions affecting any of the other NEOs.

Role of the President & CEO

Our President & CEO, assisted by our Human Resources department, was responsible for the implementation and administration of the executive compensation program during 2016. Prior to and during 2016, Mr. Grasberger met with the MD&C Committee and compensation advisor to consider and recommend the overall structure for our NEO compensation program, to set and evaluate 2016 AIP metrics, and to make specific recommendations regarding the form and amount of compensation opportunities for the other NEOs. The final decisions regarding the NEO’s compensation were, however, made by the MD&C Committee. The President & CEO does not play any role with respect to any matter affecting his own compensation.

Role of Compensation Consultants

Independent MD&C Committee Consultant

For 2016, our MD&C Committee engaged Pay Governance to provide independent counsel and advice to the MD&C Committee. Pay Governance provided the following services to the MD&C Committee in 2016:

•	Review, design and recommendations for the 2016 short-term and long-term incentive plans

•	Updates on trends and developments in executive compensation

•	Review and recommendation regarding the peer group for use in 2016 and 2017

•	The annual executive competitive market assessment for 2017 pay decisions

•	Provided advice regarding stock incentive plan design and share reserve

•	Conducted a risk assessment of the Company’s executive incentive plans

•	Support in drafting the CD&A of the Proxy Statement

•	Other ad hoc requests related to executive compensation market practices

At the MD&C Committee’s direction during 2016, management provided all MD&C Committee materials to the independent consultant and discussed such materials and any recommendations relating thereto with the consultant in advance of each MD&C Committee meeting. Pay Governance considered and discussed the information with the MD&C Committee chairperson, specifically identifying any issues or concerns. The MD&C Committee considered Pay Governance’s input as part of its decision-making process.

Pay Governance also provided consulting related to the non-employee Director compensation directly to the Nominating Committee.

Independence Assessment: No Compensation Consultant Conflicts of Interest

The MD&C Committee assessed the independence of Pay Governance in 2016, as required under NYSE listing rules. The MD&C Committee has also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to the compensation consultant described above. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Pay Governance that would prevent the consultant from serving as an independent consultant to the MD&C Committee.

Management Consultants

Our Human Resources department retained Willis Towers Watson during 2016 to provide additional executive compensation support, including assistance with analysis and recommendations regarding short- and long-term incentive planning services because of their broad level of expertise and expansive knowledge of relevant market data in that area. In addition, Willis Towers Watson provided guidance related to the implementation of the CEO pay ratio requirements. Our Human Resources department also used various survey data compiled by Willis Towers Watson to provide information to the MD&C Committee as part of its decision-making processes.

In 2016, Willis Towers Watson again provided pension plan-related and other similar advice to our Human Resources and Finance groups as well as measurement support for various casualty exposures. The decision to engage Willis Towers Watson for these non-compensation related services was made by management.

How We Used Market Data for 2016 Pay Decisions

Based on our compensation philosophy, our first step in establishing pay levels for each of our NEOs is to target compensation at or near the median (50th percentile) of market data for executives in similar positions. In reviewing the 2016 compensation of our NEOs, the MD&C Committee utilized two sources of data to develop such market data: survey data and peer group data.

•	Survey data: The MD&C Committee consulted with Pay Governance to review third-party compensation surveys focused on capital goods as well as general industry companies reflecting similar revenue size to Harsco. As we are a diversified industrial services company, no other company perfectly matches our profile, and we believe that our most direct competitors for executive talent are not necessarily limited to the companies included in the survey or our Peer Group. The MD&C Committee does not materially rely upon data from any individual company participating in any of the surveys in making compensation decisions.

•	Peer group data: The MD&C Committee also consulted with Pay Governance to review peer group compensation data obtained from SEC filings to help us understand the pay levels in industries in which we compete for talent. Peer group data is focused on elements of compensation (salary, bonus, and LTI) for NEOs at companies with comparable revenues, market capitalization, industry focus, number of employees, global (multi-national) footprint, and other similar business related factors. Our 2016 peer group is listed below.

Survey data and peer group data are generally weighted equally; however, we place more emphasis on survey data when there is not sufficient peer group data.

All components of the Company’s NEO compensation packages, as well as the aggregate target total compensation (the sum of base salary, target annual incentives, and target long-term incentives) levels for the NEOs, are initially targeted to the 50th percentile of similarly situated employees of companies in the comparison group and relevant survey data. Variation above or below the 50th percentile results when, in the judgment of the MD&C Committee, the value of the NEO’s experience, performance, scope and/or specific skills, together with his or her ability to impact business results, or other business conditions, justify the variation.

Variation can also result based upon the terms of individually negotiated employment arrangements and year-to-year fluctuations in the peer group data and/or the survey data.

2016 Peer Group

Each year, we review our Peer Group to ensure our compensation is being compared to comparable companies. Upon review of the 2015 Peer Group and the agreed upon selection criteria which is noted below, the MD&C Committee, per the recommendation of Pay Governance, decided to remove Briggs & Stratton and add Mineral Technologies and SPX Flow to the peer group for 2016. The following selection criteria was used in the development of the peer group:

•	Diversified industrial organizations;

•	Global (multi-national) footprint, operating in many individual locations (with approximately 30% or more of total revenues deriving from outside the United States);

•	Asset/capital intensive nature and/or long-term contract service providers; and

•	Sized to be approximately one half to 2.5 times our size as measured by revenues.

Companies included in the 2016 Peer Group were companies that had one or more business aspects that corresponded with one or more of the three main aspects of our business: M&M, Rail, and Industrial. For the Peer Group, median revenues for 2016 (2015 data was utilized to determine 2016 NEO compensation) were approximately $2.1 billion (as compared to the Company’s 2016 revenues of approximately $1.5 billion) and median market capitalization as of December 31, 2016 was approximately $3.2 billion (as compared to the Company’s 2016 market capitalization of approximately $1.1 billion).

2016 Compensation Peer Group
Actuant Corporation	Minerals Technologies
AO Smith Corp.	Rexnord Corporation
Crane Co.	Snap-On Inc.
Curtiss-Wright Corporation	SPX Corporation
EnPro Industries, Inc.	SPX FLOW, Inc.
IDEX Corporation	Valmont Industries, Inc.
ITT Corporation	Wabtec Corporation
Kennametal Inc.	Woodward, Inc.
The Manitowoc Company, Inc.	Xylem Inc.
Meritor, Inc.

Initial Benchmarking

In reviewing base salaries, target total cash compensation, and target total compensation for 2016, the MD&C Committee initially targeted each NEO’s compensation opportunity at the 50th percentile of the combined peer group data and survey data. The MD&C Committee believes that NEOs should not be compensated at either the high or low end of compensation as compared to the market, but rather should receive a reasonable level of compensation based on both the Company’s overall performance and their individual performance. The MD&C Committee then sets final compensation amounts either above or below the initial benchmarks, taking specifically into account:

•	Differences in the scope of responsibilities held by the NEOs;

•	Performance (specifically the effect of what the MD&C Committee viewed as exceptional performance) of duties during a NEO’s tenure with Harsco;

•	Market requirements; and

•	Length of service with the Company in specific positions.

While past performance is considered by the MD&C Committee in setting current year target compensation opportunities, the effect of current performance is much more significant in determining the level at which those compensation opportunities are earned and paid out. Our program provides each NEO an opportunity to earn a competitive level of compensation each year if we achieve our pre-established objectives, with an opportunity to earn greater amounts by helping us exceed those targets or lesser amounts when performance falls short of targets.

Impact of NEO Individual Performance on 2016 Compensation

Consistent with our performance-oriented pay philosophy, the compensation structure for the President & CEO is designed to deliver approximately 19% of the annual compensation opportunity in the form of fixed pay (base salary) and the remaining 81% in the form of variable compensation (target annual incentive compensation and target long-term equity-based compensation). The actual amount of compensation realized by the CEO may vary from this target based upon performance evaluated under the terms of our variable compensation plans. Once per year, the MD&C Committee completes an evaluation with respect to the Company’s goals and objectives and makes a report to the Board. Based upon this assessment, the CEO’s compensation was set for the 2016 fiscal year, including base salary, annual incentive target, long-term equity-based compensation, perquisites, and other benefits. When evaluating the total level of CEO compensation for the 2016 fiscal year, the MD&C Committee considered the following information:

•	Personal performance against pre-established goals and objectives;

•	The Company’s performance and relative TSR; and

•	The compensation of CEOs at comparable companies, as reflected in the benchmark compensation data.

With respect to setting the compensation for the other NEOs, the MD&C Committee strives to deliver a competitive level of total compensation to each of the NEOs by evaluating and balancing the following objectives:

•	The strategic importance of the position within our executive ranks;

•	The overall performance level of the individual and the potential to make significant contributions to the Company in the future;

•	The value of the position in the marketplace;

•	Internal pay equity; and

•	Our executive compensation structure and guiding principles.

Consistent with our pay for performance philosophy, target total direct compensation for our NEOs other than the President & CEO is designed to deliver approximately 65% variable compensation at target performance and 35% fixed compensation. The amounts of compensation actually realized by our NEOs will vary from the target awards based upon performance evaluated under the terms of our compensation plans.

Each year, the President & CEO presents his Organizational Leadership Review to the MD&C Committee to discuss the individual performance and potential of the other NEOs. Following this review, the President & CEO submits compensation recommendations to the MD&C Committee for each NEO. These recommendations address all elements of compensation, including base salary, target annual incentive compensation, long-term equity-based compensation, perquisites, and other benefits. In evaluating these compensation recommendations, the MD&C Committee considers information such as the NEOs individual performance, the performance of the Company, and the compensation of similarly situated executive officers as determined by the referenced benchmark data. The MD&C Committee takes into account all of the same considerations when making its compensation decisions for the President & CEO.

Elements of 2016 NEO Compensation Program

The key elements of our 2016 NEO compensation program are described in the following table:

Element	Description
Base Salary	• Fixed annual cash amount based on competitive market data • Targeted to market median
Annual Incentive (AIP Awards)	• Variable, performance-based annual cash payment linked to and focused on strategic and financial short-term goals • Targeted to market median
Long-Term Incentive (LTIP Awards)

•       Variable, time- and performance-based annual award grant comprised of one-third PSUs, one-third RSUs and one-third SARs

•       Realizable compensation based upon the intrinsic value of the Company’s stock price performance

•       Targeted to market median

Perquisites and Personal Benefits	• Limited non-cash compensation designed to attract and retain NEOs and provide a competitive compensation opportunity
Retirement Benefits

•       Defined contribution plans and pension plan benefits similar in form to benefits available to our other employees

•       Supplemental contributions available above Internal Revenue Code limits do not exceed amounts contributed below Internal Revenue Code limits

Post-Employment Payments	• Contingent in nature and generally payable only if an NEO’s employment is terminated as specified under the terms of various plans and arrangements

Target Compensation Mix

As reflected in the following charts, the MD&C Committee approved a significant amount of each NEO’s target total compensation opportunity in the form of variable, rather than fixed, compensation.

The charts above include annual base salary, Target AIP and Target LTIP as of December 31, 2016. The Average Other NEO Target 2016 chart includes data for those NEOs, excluding the President & CEO, serving as executive officers as of December 31, 2016.

Base Salary

Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain talent. It is the minimum payment for a satisfactory level of individual performance as long as the executive remains employed with the Company. Base salary is set at the MD&C Committee’s discretion after taking into account the competitive landscape including the compensation practices of the companies in our selected peer group and survey data from a broader index of comparable companies, our business strategy, our short- and long-term performance goals, and individual factors, such as position, salary history, individual performance and contribution, an individual’s length of service with the Company, and placement within the general base salary range offered to our NEOs.

The annual base salary rates are effective on May 1st of the applicable fiscal year. The table below reflects the year-over-year changes in base salary approved by the MD&C Committee and effective as of December 31, 2016:

	Annual Base Salary Rate		% Increase
Executive	Effective May 1, 2015	Effective May 1, 2016
F. Nicholas Grasberger III	$825,000	$825,000	+0%
Peter F. Minan	$490,000	$490,000	+0%
Russell C. Hochman(1)	N/A	$365,000	N/A
Tracey L. McKenzie	$360,000	$360,000	+0%
Scott H. Gerson	$330,000	$330,000	+0%
(1)	Mr. Hochman was promoted to his current role of Senior Vice President & General Counsel, Chief Compliance Officer & Corporate Secretary on May 25, 2015.

2016 AIP Awards

NEOs were eligible to participate in the 2016 AIP program, which provides the opportunity to earn a performance-based cash incentive based on the achievement of near-term financial results and strategic goals. All NEOs were evaluated, in significant part, based on overall Company performance to improve financial results and drive stockholder value. In its decision-making authority, the MD&C Committee reviewed the targets as established based on the 2016 Annual Operating Plan that was set at the beginning of the year versus actual financial results. The MD&C Committee is given discretion to reduce (but not increase) the final payout amounts for the NEOs.

Setting 2016 AIP Award Opportunities

Target annual incentive opportunities are expressed as a percentage of base salary and payouts can range from 0% to 200% of target award amounts based on performance. Targets were established by the MD&C Committee based on the NEOs level of responsibilities and his or her ability to impact our overall results, as well as consideration of benchmarking data, as described beginning on page 49. For 2016, there were no changes to target annual incentive levels for NEOs.

	FY ’16 Target AIP(1)	AIP Opportunity Range (% of Target Award Opportunity)
Executive		Below Threshold	Threshold	Target	Maximum
F. Nicholas Grasberger III	110%
Peter F. Minan	75%
Russell C. Hochman	65%	0% of Target	25% of Target	100% of Target	200% of Target
Tracey L. McKenzie	65%
Scott H. Gerson	75%
(1)	As of December 31, 2016 expressed as a percentage of base salary.

AIP Performance Metrics and Payouts

Our annual cash incentive plan, the AIP, is intended to:

•     Hold our leadership team accountable for the efficient use of capital;

•     Drive growth;

•     Focus our executives on the achievement of pre-determined Harsco BUC goals; and

•     Ensure accountability towards delivering near-term commitments and consistent operating improvements.

What Is Harsco BUC?

Harsco BUC consists of two distinct components, including:

1)    Operating income (excluding the effect of certain special items as determined by the MD&C Committee) minus

2)    A fixed cost of capital rate applied to planned controllable net assets deployed.

Why Harsco BUC?

We believe this measure is appropriate for Harsco’s diverse portfolio of businesses because it:

1)    Provides a clear line-of-sight for AIP participants;

2)    Drives accountability towards delivering near-term commitments and consistent operating improvements; and

3)    Is easy to understand and administer.

For 2016, all AIP payouts for NEOs were entirely dependent upon achievement of BUC performance. Performance metrics, weights and goals were developed based upon our annual operating plans, as approved by the Board, to drive alignment with commitments made to our stockholders. Specific weightings between Harsco Consolidated BUC and Business Unit BUC for each NEO is presented in the table below:

BUC Weighting
Executive	Business Unit	Harsco Consolidated	Business Unit
F. Nicholas Grasberger III	Harsco Consolidated	100%	0%
Peter F. Minan	Harsco Consolidated	100%	0%
Russell C. Hochman	Harsco Consolidated	100%	0%
Tracey L. McKenzie	Harsco Consolidated	100%	0%
Scott H. Gerson	Harsco Industrial	50%	50%

In developing the Consolidated Harsco BUC goals, we established the threshold, target and maximum levels by starting with the first component – our Operating Income target as approved by the Board of Directors in our annual operating plan. We then apply the second component – a fixed cost of capital rate applied to planned controllable net assets deployed. The Operating Income metric at threshold, target and maximum is then reduced by the fixed cost of capital (which is applied consistently across all performance levels) to derive the final BUC result at each performance level. Harsco Consolidated Operating Income and BUC goals are a product of the goals across the individual lines of business less a charge for Corporate operating expenses.

The 2016 BUC goals at the Harsco Consolidated level are presented in the table below:

Performance Level	Harsco Operating Income Goal (% of Target)		Fixed Capital Charge		Harsco Consolidated BUC ($ Millions)	AIP Payout Factor (% of Target)(1)
Maximum	132%	-	Fixed cost of capital rate applied to planned controllable net assets deployed	=	$0.6	200%
Target	100%	-		=	($30.5)	100%
Threshold	70%	-		=	($59.7)	25%
Below Threshold	< 70%	-		=	<($59.7)	0%
(1)	Payouts are interpolated between each specific performance level using a non-linear payout schedule. The schedule uses a commonly established non-linear design with an intermediate payout range of 90% to 110% of target for BUC results of ($46.7 million) to ($18.4 million).

The Harsco Consolidated BUC target which is based on (1) an operating income target of $96.9 million minus (2) a fixed cost of capital rate applied to planned controllable net assets deployed. As our fixed capital charge exceeded the operating income target, Harsco’s Consolidated BUC target was ($30.5) million. In determining the operating income target for 2016, we reviewed the prior year’s operating results plus impact of current year’s strategic objectives tempered by a significantly weaker outlook in the steel, energy and rail sectors where Harsco’s businesses operate. Below are specific factors by business unit that were considered impactful to the 2016 operating income target and thus contributed to the decline of this target when compared with 2015 results:

Metals & Minerals	Rail	Industrial

•      Significant reduction in steel production volumes.

•      Customer site closures and cutbacks in volume due in part to overcapacity of steel production, depressed steel prices and lower priced imports.

•      Reduced commodity prices, particularly nickel and steel scrap.

•      Considerable softening in North American rail markets resulting in reduction in freight carloads and freight traffic.

•      Foreign exchange gain of $10.9 million recorded in 2015, related to the Swiss Franc, not repeated in 2016.

• Significant reduction as capital spending in the energy sector resulting in reduced demand for heat exchangers and industrial grating. • Reduced capital spending on industrial boilers.

The Committee established a performance range around the operating income target of 70% to 132% of target from threshold to maximum after considering the significant headwinds facing all three business units, the volatility that commodity market uncertainty was creating within our customer base, and the results of a market review of performance ranges in the industry. This range is wider than the 85% to 115% employed in 2015 and serves to moderate the sensitivity of payouts to changes in performance outcomes.

Actual Harsco Consolidated BUC achieved was ($49.7) million. Stronger cash flows from working capital initiatives, more disciplined capital spending, and more efficient use of controllable net assets reduced the capital component of BUC offset a by shortfall on the operating income component of BUC. The MD&C Committee gave careful consideration and assessment of the management team’s achievement against the established goals. As contemplated when setting the targets, certain adjustments were made due to the impact on annual results of special items. These adjustments, totaling $7 million net, comprise certain nonrecurring gains and losses associated with underperforming Metals and Minerals sites exited in the current or prior years and certain nonrecurring corporate costs. These net costs were determined by the MD&C Committee to be excluded from the calculation of BUC since they do not directly reflect company or management performance and are unusual and occur infrequently. The adjusted performance produced a 75% AIP payout for Mr. Grasberger, Mr. Minan, Mr. Hochman and Ms. McKenzie, who were awarded $680,625, $275,625, $177,938 and $175,500 respectively.

At the business unit level, Mr. Gerson’s incentive awards are determined using an equal weighting between Harsco Consolidated BUC and Harsco Industrial BUC. Mr. Gerson’s annual goals are a balance between critical contributions to overall Harsco performance with the specific strategic initiatives of the individual business unit. For 2016, BUC performance for Harsco Industrial was $14.5 million, resulting in a payout factor of 59% for Mr. Gerson on the business unit component, and when including the Harsco Consolidated performance result, Mr. Gerson’s net payout factor was 67% and he was awarded $165,825.

The 2016 AIP calculations and results were as follow for the NEOs:

	FY ’16 Target AIP(1)	BUC Payout Factor Achieved
Executive		Consolidated		Business Unit		Result(2)	AIP Earned
F. Nicholas Grasberger III	$907,500	75%	+	NA	=	75%	$680,625
Peter F. Minan	$367,500	75%	+	NA	=	75%	$275,625
Russell C. Hochman	$237,250	75%	+	NA	=	75%	$177,938
Tracey L. McKenzie	$234,000	75%	+	NA	=	75%	$175,500
Scott H. Gerson	$247,500	75%	+	59%	=	67%	$165,825
(1)	Reflects 2016 effective base salary x target AIP percent.
(2)	For Mr. Gerson, the combined payout factor reflects the combination of Consolidated and Business Unit results.

Long-Term Incentive Awards

The MD&C Committee’s philosophy where long-term compensation is balanced between performance-based and service-based pay, helps us achieve alignment of stockholder and executive interests by:

•	Rewarding NEOs for the creation of sustained stockholder value, with compensation varying in line with performance;

•	Encouraging ownership of our stock by management, including via our stock ownership guidelines;

•	Fostering teamwork that drives improved performance; and

•	Providing us with a means to retain and motivate high-caliber executives needed to attain our desired performance goals.

Setting 2016 Long-Term Award Opportunities

Target long-term incentive opportunities are expressed as a percentage of base salary and the realized value is dependent on stock price and total shareholder return over a specified period of time. Targets were established by the MD&C Committee based on the NEOs level of responsibilities and his or her ability to impact our overall results, as well as consideration of benchmarking data, as described beginning on page 49. For 2016, there were no changes to target long-term incentive levels for NEOs.

Executive	FY ’16 Target LTIP(1)
F. Nicholas Grasberger III	300%
Peter F. Minan	150%
Russell C. Hochman	100%
Tracey L. McKenzie	100%
Scott H. Gerson	100%
(1)	As of December 31, 2016 expressed as a percentage of base salary.

As has been our practice historically, for the LTIP award cycle granted in 2016, the MD&C Committee and the Board established the grant level for each NEO as a percentage of that NEO’s actual salary. The MD&C Committee and the Board set target values for the 2016 LTIP awards with the intent that each NEO’s total direct compensation opportunity falls within a reasonable range of the market median for the NEO’s position. See the “2016 Grants of Plan-Based Awards Table” on page 66 for more information. In 2017, the timing of the annual LTIP grant was changed from early May to early March to align with the timing utilized by our peers and to be consistent with our annual incentive process.

LTIP Components

Over the last several years, our LTIP program has evolved with our changing business model, feedback from our stockholders and market trends to achieve the appropriate balance of risk, retention and performance. Beginning in 2014, we included PSUs as a component of the LTIP for our Executive Leadership Team and reduced the proportion of SARs so that PSUs, SARs, and RSUs are all equally weighted. We maintained this mix in 2015 and 2016 for all NEOs.

•	One-third of the award value is granted in the form of PSUs, which “cliff” vest at the end of a three-year performance period. The performance period for the 2016 grant is from January 1, 2016 through December 31, 2018. The objective of PSUs is to align pay with performance and reward contributions to Harsco stock performance relative to our market peers. Harsco’s TSR performance relative to the S&P 600 Industrial Index will determine the number of shares delivered at the end of the three-year performance cycle as follows (achievement will be interpolated between the various performance points on the table):

Performance Level	Index Percentile Achievement	Payout as a % of Target
Maximum	75th	200%
Target	50th	100%
Threshold	25th	25%
Below Threshold	Below 25th	0%

•	There is no payout if absolute TSR is negative for the performance cycle. TSR is calculated based on the 30-day average stock price prior to the beginning of the performance period and on the 30-day average stock price at the end of the performance cycle. All dividends are assumed to have been re-invested on the ex-dividend date. The initial number of PSUs granted is based on the closing price of Harsco Common Stock on the date of the grant. However, the actual accounting value of the award may differ from the grant value; realized value will be based on performance and stock price over time. At the vesting date, any earned awards are settled as shares of Harsco Common Stock. Participants will also receive accumulated dividend equivalents on the ending number of shares delivered at the end of the performance period.

•	One-third of the award value is granted in the form of stock-settled SARs with a 10-year expiration term, which vest ratably over three years. At the exercise date, awards are settled as shares of Harsco Common Stock. The objective of SARs is to reward contributions to long-term stock value growth.

•	One-third of the award value is granted in the form of time-vested RSUs, which vest “ratably” over three years. At each vesting date, awards are settled in shares of Harsco Common Stock. The objective of the RSUs is to reward contributions and continued employment (retention) with the Company. The number of RSUs granted is based on the closing price of Harsco Common Stock on the date of the grant. Dividend equivalents are paid on RSUs quarterly through the regular payroll processes.

Vesting of 2014 to 2016 Performance Share Unit Plan

The Company granted performance share units in 2014 with vesting conditioned on Harsco’s TSR performance relative to the S&P 400 index for the 3-year period from 2014 through 2016. Harsco’s TSR for the period was at the 6th percentile of the index, below the threshold performance level, resulting in no shares being earned from the 2014 grant.

Other Compensation Elements

During 2016, we provided our NEOs with the following broad-based employee benefits on the same terms that apply to our non-executive U.S. employees:

•	Health insurance;

•	Disability insurance;

•	A term life insurance benefit equal to two times the individual’s salary up to a maximum benefit of $500,000;

•	Defined benefit pension plan participation (frozen as to the one participating NEO; no other NEOs were eligible to participate); and

•	401(k) plan participation.

Since defined benefit plan accruals for Harsco’s U.S. executives were frozen effective December 31, 2008, we continue to note the change in pension value representing the net effect of interest adjustments (i.e., change in present value due to shortening of the discount period) and changes in assumptions used to estimate present values. Our NEOs are also eligible to participate in the Non-Qualified Retirement Savings and Investment Plan (“NQ RSIP”), which supplements the RSIP with respect to contributions that could not be made because of Internal Revenue Service compensation and contribution limitations.

We provided other benefits to certain NEOs during 2016. While rarely used, the Board maintains a policy regarding our President & CEO’s personal use of our corporate aircraft. In the event of personal use of the corporate aircraft, our President & CEO is taxed on the imputed income attributable to personal use of our aircraft, and our President & CEO does not receive a tax gross-up from us with respect to such imputed amounts.

We offer perquisites and other personal benefits to our NEOs at competitive levels with those provided by our peer group companies, as well as the larger group of companies within the general industry that are similar in overall size and relative performance. We believe that the other benefits we provided to our NEOs were necessary to help us attract and retain our senior executive team and that the values of these benefits were reasonable, competitive, and consistent with the overall executive compensation program.

For more information on the perquisites and certain other benefits provided to the NEOs in 2016, see the All Other Compensation Table that serves as a supplement to the 2016 Summary Compensation Table.

Employment Arrangements with NEOs

The Company is not a party to any employment agreements with its NEOs. Additionally, no offer letter arrangements were engaged in between our NEOs and the Company in 2016.

Potential Payments upon Change in Control and Other Potential Post-Employment Payments

Change in Control Severance Agreements

We are currently a party to change in control severance agreements with Messrs. Grasberger, Minan, Hochman, Gerson and Ms. McKenzie.

These change in control severance agreements reflect what we believe to be a market-based approach to a potential change in control scenario and incorporated several stockholder-favored compensation practices, including:

•	“Double-trigger” payment provisions that require a qualifying termination of employment after a change in control before benefits and payments are received; and

•	No excise tax gross-ups on severance benefits (each NEO will either pay the excise taxes on his or her severance benefits or the severance benefits will be reduced to a point where the excise tax does not apply, depending on which result is more favorable to the executive).

Mr. Grasberger is entitled to receive double-trigger severance benefits equal to three times his highest base salary in effect during the period beginning 90 days prior to the change in control through the date of termination, plus three times his highest target annual incentive for the year of termination. Each of Messrs. Minan, Hochman, Gerson and Ms. McKenzie is entitled to receive double-trigger severance benefits equal to two times his or her highest base salary in effect during the period beginning 90 days prior to the change in control through the date of termination, plus two times his or her highest target annual incentive for the year of termination. Each change in control severance agreement provides for a rolling three-year term that renews each year, subject to certain exceptions.

The change in control severance agreements are reviewed on a regular basis, though not necessarily as part of the annual compensation review.

The MD&C Committee believes that the change in control severance agreements serve the following purposes:

•	Assure that we have the continued dedication and full attention of certain key employees prior to and after the consummation of a change in control event;

•	Help ensure that, if a possible change in control should arise and a change in control officer should be involved in deliberations or negotiations in connection with the possible change in control, such officer would be in a position to consider as objectively as possible whether the possible change in control transaction is in our best interest as well as the best interests of our stockholders, without concern for his or her position or financial well-being; and

•	Protect us by retaining key talent in the face of corporate changes.

Separation Arrangements

On August 15, 2016, the Company and Scott W. Jacoby entered into a Separation Agreement and General Release further to the separation date of August 16, 2016. Under this Separation Agreement, Mr. Jacoby received or will receive:

•	A cash severance payment of $330,000;

•	A cash payment of $420,000 representing an additional payment;

•	A cash payment of $26,177 representing unused vacation time;

•	Health insurance premiums for the continuation of health insurance coverage under COBRA for a period of up to 12 months from the Separation Date; and

•	A cash reimbursement of up to $7,500 for outplacement services.

Under the Separation Agreement, all of Mr. Jacoby’s outstanding unvested equity compensation awards granted to him by the Company were terminated as of the separation date and forfeited without additional consideration, and Mr. Jacoby is subject to certain non-disparagement and confidentiality provisions as well as restrictions outlined in the non-compete and non-disclosure clauses of his agreement. Mr. Jacoby also executed a general release of claims against us and we agreed to release Mr. Jacoby from claims to the extent they were suspected or known to the Company. Mr. Jacoby agreed to make himself available to us for a reasonable period of four months to provide assistance and information necessary to transition his job effectively.

Other Potential Post Employment Payments

Upon certain types of terminations of employment not related to a change in control, payments under various Company policies and plans may be paid to NEOs. These events and amounts are more fully explained under the heading “Termination or Change in Control Arrangements” beginning on page 73 of this Proxy Statement.

Stock Ownership Guidelines

In 2016, we continued to maintain stock ownership guidelines that applied to the NEOs. Our stock ownership guidelines encourage the retention of stock acquired through our LTIP awards. No shares may be sold by participants until their applicable ownership guidelines are satisfied, subject to a hardship exception that will be administered by the MD&C Committee.

The stock ownership guidelines are established as a multiple of each NEO’s base salary and were benchmarked against the stock ownership guidelines for similarly situated executives at peer group companies. They were also based on the Board’s determination of appropriate share ownership levels based on our compensation system. Under the guidelines, each NEO is encouraged to own a specific amount of our common stock and is restricted from selling shares until the guideline has been satisfied. The share ownership levels (based on fair market value as measured periodically) for each NEO for 2016 were as follows:

Name	Three Times Salary	Six Times Salary
F. Nicholas Grasberger III		✓
Peter F. Minan	✓
Russell C. Hochman	✓
Tracey L. McKenzie	✓
Scott H. Gerson	✓

Our NEOs have five years from the date they are first granted LTIP awards to comply with the guidelines. If a NEO is promoted into a position with greater ownership requirements, that individual has five additional years to comply with the new guideline. All common stock held by the NEOs, whether acquired as a result of an LTIP award or otherwise, is included in determining whether they have achieved the applicable ownership guideline. Unvested stock options and unvested SARs are not included in calculating whether the guidelines have been met. Failure to meet the guidelines within the applicable five-year period will result in a review by the MD&C Committee to determine the cause of such failure and to develop an appropriate corrective action plan.

At December 31, 2016, Messrs. Grasberger, Minan, and Gerson have met their ownership guidelines while Mr. Hochman and Ms. McKenzie were within the five-year phase-in period for meeting their ownership guidelines and continue to accumulate shares.

Right to Recover Incentive Compensation

Consistent with the Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Company and the Board reserve the right to recover (or “clawback”) from certain current and/or former key employees any wrongfully earned performance-based compensation, including stock-based awards, under the following circumstances:

•	There is a restatement of Company financials due to material noncompliance with any financial reporting requirement;

•	The Board determines that the current or former employee has willfully committed an act of fraud, dishonesty or recklessness in the performance of his or her duties that contributed to the noncompliance that resulted in the requirement to restate Company financials; and

•	The cash incentive or performance-based equity compensation would have been less valuable than what was actually awarded or paid based upon the application of the correct financial results.

These provisions are designed to deter and prevent detrimental behavior and to protect our investors from financial misconduct.

Hedging Policy

Consistent with the Dodd-Frank Act, the Company’s Insider Trading Policy prohibits all Board members, employees, including corporate officers, from engaging in any transaction in which they may profit from short-term speculative swings in the value of the Company securities (or “hedging”). For this purpose, “hedging” includes “short-sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like), and other hedging transactions designed to minimize the risk inherent in owning Common Stock, such as zero-cost collars and forward sales contracts.

Policy Regarding Tax and Accounting Impact on Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits to $1 million the U.S. federal tax deductibility of compensation paid in one taxable year by publicly-traded corporations to their CEO and the next three most highly compensated executive officers (with the exception of the CFO for public companies other than “smaller reporting companies”) serving at the end of the fiscal year. Qualified “performance-based compensation” as defined under Section 162(m) is not subject to the limits on deductibility, provided such compensation meets certain requirements, including stockholder approval of the material terms of the compensation.

We may, to the extent practicable, seek to preserve this deductibility of compensation paid to our NEOs while maintaining a compensation program that effectively attracts and retains high performing executives in a highly competitive environment. However, on occasion it is not possible to satisfy all conditions of the Internal Revenue Code for deductibility and still meet our compensation needs. As a result, we may from time to time choose to pay compensation that would otherwise not be deductible under Section 162(m) if we believe that it is appropriate and in our and our stockholders’ best interests.

Compensation Committee Report

The MD&C Committee has reviewed and discussed the Compensation Discussion & Analysis set forth above with management. Based on this review and discussion, the MD&C Committee recommended to the Board that the Compensation Discussion & Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and our Proxy Statement for our 2017 Annual Meeting of Stockholders, for filing with the SEC.

SUBMITTED BY THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

J. F. Earl, Chairman

S. E. Graham

T. D. Growcock

P. C. Widman

The foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

Compensation Policies and Practices as They Relate to Risk Management

In 2016, Pay Governance, along with senior management, reviewed our compensation policies and practices for all employees. They concluded, and the MD&C Committee concurred, that any risks arising from our policies and practices are not reasonably likely to have a material adverse impact on the Company. In addition, we reviewed the relationship between our risk management policies and practices and the incentive compensation we provide to our NEOs and other key employees to confirm that our incentive compensation does not encourage unnecessary and excessive risk taking.

The findings of these reviews indicated that:

•	Our compensation program provides a balance between our short-term and long-term goals and objectives;

•	Under our compensation program, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time, which discourages short-term risk taking;

•	Incentive awards are capped by the MD&C Committee; and

•	Stock ownership guidelines, the clawback policy, and prohibition on hedging mitigate excessive risk taking.

Furthermore, as described above, compensation decisions may include the subjective use of negative discretion, which has the ability to restrain the influence of formulae or objective factors on excessive risk taking.

2016 Summary Compensation Table

The following table presents the compensation provided to our NEOs for services rendered to us in 2014, 2015 and 2016, as applicable:

Name and Principal Position	Year (6)	Salary ($)	Bonus ($)(7)	Stock Awards ($)(8)(9)	Option Awards ($)(9)(10)	Non-equity Incentive Plan Compensation ($)(11)	Change in Pension Value and Nonqualified Earnings ($)(12)	All Other Compensation ($)	Total ($)
F. Nicholas Grasberger III(1)
President & Chief Executive Officer	2016	$825,000	$0	$1,672,391	$825,000	$680,625	$0	$50,148	$4,053,164
	2015	$809,596	$0	$1,547,678	$825,733	$0	$0	$130,057	$3,313,064
	2014	$660,885	$0	$1,894,679	$1,005,078	$498,477	$0	$57,620	$4,116,739
Peter F. Minan(2)
SVP & Chief Financial Officer	2016	$490,000	$0	$496,650	$245,001	$275,625	$0	$31,378	$1,538,654
	2015	$484,865	$0	$459,631	$245,216	$0	$0	$35,683	$1,225,395
	2014	$62,115	$150,000	$108,977	$64,113	$0	$0	$949	$386,154
Russell C. Hochman(3)
SVP & General Counsel, Chief Compliance Officer & Corporate Secretary	2016	$365,000	$0	$246,636	$121,668	$177,938	$0	$27,339	$938,581
Tracey L. McKenzie(4)
SVP & Chief Human Resources Officer	2016	$360,000	$0	$243,259	$120,001	$175,500	$0	$27,452	$926,212
	2015	$356,577	$0	$225,133	$120,108	$0	$0	$41,586	$743,404
Scott H. Gerson
SVP & Group President, Harsco Industrial	2016	$330,000	$0	$222,982	$110,001	$165,825	$0	$32,050	$860,858
	2015	$319,731	$0	$206,371	$110,097	$57,621	$0	$38,902	$732,722
	2014	$291,538	$0	$197,446	$100,001	$196,656	$0	$31,168	$816,809
Scott W. Jacoby(5)
Former SVP & Group President, Harsco Rail	2016	$215,769	$0	$222,982	$110,001	$0	$0	$807,889	$1,356,641
	2015	$319,731	$0	$206,371	$110,097	$99,636	$0	$40,941	$776,776
	2014	$291,538	$0	$197,440	$100,001	$244,060	$38,060	$29,330	$900,429

(1)	Mr. Grasberger was named President & Chief Operating Officer of the Company effective April 8, 2014, and President & Chief Executive Officer effective August 1, 2014.

(2)	Mr. Minan joined the Company as Chief Financial Officer effective November 11, 2014.

(3)	Mr. Hochman was promoted to his current role of Senior Vice President & General Counsel, Chief Compliance Officer & Corporate Secretary on May 25, 2015.

(4)	Ms. McKenzie joined the Company as Chief Human Resources Officer effective September 2, 2014. On April 28, 2015, Ms. McKenzie’s title changed to Senior Vice President & Chief Human Resources Officer.

(5)	Mr. Jacoby’s separation date from the Company was August 16, 2016.

(6)	Amounts are not reported for 2014 and 2015 if the executive was not an NEO in those years.

(7)	The amount shown in this column represents a sign-on bonus in connection with the offer to begin employment for Mr. Minan in 2014.

(8)

The amounts in this column reflect the aggregate grant date fair values (computed in accordance with FASB ASC Topic 718) of the RSU and PSU portion of the LTIP awards for 2016, 2015 and 2014, as well as promotion grants of RSUs and PSUs made to Mr. Grasberger in 2014 and a one-time sign-on award of RSUs and PSUs granted to Mr. Minan. The actual value, if any, realized by the executives for these awards is a function of the value of the underlying shares if and when these awards vest and the level of attainment of the applicable performance goal. The above information does not reflect an estimate for forfeitures.

The amounts for the PSUs granted in 2016 reflect a Monte-Carlo simulation that considers the probable outcome of the performance condition as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. For these amounts, see the “Grant Date Fair Value of SAR/Stock and Option Awards” column of the “2016 Grants of Plan-Based Awards Table” below. The following are the values of the 2016 PSUs as of the grant date assuming attainment of the maximum level of performance: Mr. Grasberger ($1,694,784); Mr. Minan ($503,300); Mr. Hochman ($249,938); Ms. McKenzie ($246,516); Mr. Gerson ($225,968); and Mr. Jacoby ($225,968).

(9)	See Note 14, “Stock-Based Compensation,” to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of the assumptions used by us to calculate these grant date fair values.

(10)	The amounts shown in this column for 2016 represent the grant date fair value (computed in accordance with FASB ASC Topic 718) for the SAR portion of the 2016 LTIP awards. These amounts may not represent actual compensation that will be realized by the NEOs with respect to these awards, but instead represent the grant date fair value of the awards for accounting purposes, as required to be shown in this table by SEC rules. In order for each NEO to realize any value upon exercise of the SARs, the market price of our Common Stock must remain above $7.00 per share. Any amounts that may become payable to the NEOs with respect to these awards are also subject to the service-based vesting criteria described above under the heading “Long-Term Incentive Awards” in the CD&A.

(11)	The amounts shown in this column reflect the actual AIP award payout (if any) for each NEO, as applicable, as approved by the MD&C Committee based on the achievement of the pre-determined financial objectives as further described above in the CD&A. Mr. Minan was not eligible to participate in the 2014 AIP because of the timing of his start with the Company.

(12)	Mr. Jacoby’s pension value decreased in 2015 by $6,651 and in 2016 by $12,919; however, pursuant to the SEC reporting requirements specifying that a negative pension value should not be reflected in in the Summary Compensation Table, a zero value is shown for Mr. Jacoby for 2015 and 2016.

All Other Compensation

The following table summarizes the incremental cost of perquisites and other benefits provided to our NEOs in 2016, and describes the benefits included in the “All Other Compensation” column of the 2016 Summary Compensation Table:

All Other Compensation	Year	F. Nicholas Grasberger III	Peter F. Minan	Russell C. Hochman	Tracey L. McKenzie	Scott H. Gerson	Scott W. Jacoby
Personal use of corporate aircraft (1)	2016	$0	$0	$0	$0	$0	$0
Company contributions to qualified plan	2016	$10,600	$5,277	$10,600	$10,600	$10,600	$10,600
Dollar value of life insurance premiums paid by Company or on our behalf	2016	$960	$960	$960	$960	$960	$601
Dollar value of health insurance premiums paid by Company or on our behalf	2016	$10,865	$14,581	$10,865	$10,865	$14,446	$6,805
Dollar value of long-term disability premiums paid by us or on our behalf	2016	$600	$600	$600	$600	$600	$376
Company contributions under Non-Qualified Restoration Plan	2016	$22,400	$9,000	$4,000	$3,800	$4,905	$0
Dividend Equivalents (2)	2016	$4,723	$960	$314	$627	$539	$539
Severance payments and benefits (3)	2016	$0	$0	$0	$0	$0	$788,968
Total	2016	$50,148	$31,378	$27,339	$27,452	$32,050	$807,889

(1)	The amounts reported reflect the incremental cost of a NEO’s personal use of corporate aircraft. The incremental cost of personal use of Company aircraft is calculated based on the variable operating costs to us, which consist of trip-specific costs which may include fuel, crew travel, on-board catering, trip-related maintenance, logistics (landing fees, permits, etc.), parking costs and other miscellaneous variable costs. Incremental cost calculations do not include fixed costs associated with owning our aircraft since we would incur these costs anyway. On certain occasions, and depending on availability, family members of a NEO may ride along on the Company aircraft when it is already flying to a destination for a business purpose. This use has no incremental additional cost to the Company. While it happens very rarely, if an aircraft flies empty before picking up or after dropping off a passenger flying for personal reasons, this “deadhead” segment would be included in the incremental cost.

(2)	The amounts reported consist of cash dividend equivalents earned on restricted stock unit grants made after April 1, 2014 (cash dividend equivalents are only paid on unvested RSU grants made after April 1, 2014).

(3)	The amount for Mr. Jacoby reflects payment received (or to be received) pursuant to the terms of his Separation Agreement, the terms of which are described in detail under the heading “Separation Arrangements.”

2016 Grants of Plan-Based Awards Table

The following table sets forth information concerning grants of plan-based awards made to the NEOs during 2016:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Stock Awards: Number of Shares of Stock or Units RSUs (#)(3)	Option Awards: Number of Securities or Underlying Options SARs (#)(4)	Exercise or Base Price of SAR/ Option Awards ($)	Grant Date Fair Value of Stock and SAR/Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
F. Nicholas Grasberger III
		$226,875	$907,500	$1,815,000
	5/6/2016				29,464	117,857	235,714				$847,392
	5/6/2016							117,857			$824,999
	5/6/2016								281,570	$7.00	$825,000
Peter F. Minan
		$91,875	$367,500	$735,000
	5/6/2016				8,750	35,000	70,000				$251,650
	5/6/2016							35,000			$245,000
	5/6/2016								83,618	$7.00	$245,001
Russell C. Hochman
		$59,313	$237,250	$474,500
	5/6/2016				4,345	17,381	34,762				$124,969
	5/6/2016							17,381			$121,667
	5/6/2016								41,525	$7.00	$121,668
Tracey L. McKenzie
		$58,500	$234,000	$468,000
	5/6/2016				4,286	17,143	34,286				$123,258
	5/6/2016							17,143			$120,001
	5/6/2016								40,956	$7.00	$120,001
Scott H. Gerson
		$61,875	$247,500	$495,000
	5/6/2016				3,929	15,714	31,428				$112,984
	5/6/2016							15,714			$109,998
	5/6/2016								37,543	$7.00	$110,001
Scott W. Jacoby (5)

	5/6/2016				3,929	15,714	31,428				$112,984
	5/6/2016							15,714			$109,998
	5/6/2016								37,543	$7.00	$110,001

(1)	These columns reflect 2016 AIP award opportunities, which awards were made pursuant to the 2013 Equity and Incentive Compensation Plan and are described more fully beginning on page 52 of this Proxy Statement. Target amounts reflect 2016 effective base salary x target AIP percent. Threshold amounts represent approximately 25% of target values, and maximum amounts represent 200% of target values. Actual payouts with respect to these awards for 2016 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2016 Summary Compensation Table.

(2)	These columns reflect the range of 2016 PSU award opportunities. Threshold amounts represent approximately 25% of target values, and maximum amounts represent 200% of target values.

(3)	This column reflects the RSU component of the 2016 LTIP awards granted to the NEOs under our 2013 Plan and are described more fully under the heading “Long-Term Incentive Awards” in the CD&A. These RSUs will vest ratably over the next three years.

(4)	This column reflects the SAR component of the 2016 LTIP awards granted to the NEOs, which were granted under our 2013 Plan and are described more fully under the heading “Long-Term Incentive Awards” in the CD&A. These SARs will vest ratably over three years and expire 10 years from the date of grant.

(5)	Mr. Jacoby forfeited all unvested LTIP awards effective with the execution of the Separation Agreement and did not participate in the 2016 AIP program.

Outstanding Equity Awards at 2016 Fiscal Year-End Table

The following table sets forth information concerning the outstanding equity awards for the NEOs as of December 31, 2016:

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
F. Nicholas Grasberger III
	0	281,570	$7.00	5/6/2026
	81,193	162,386	$16.53	5/8/2025
	56,193	28,097	$25.11	8/1/2024
	34,600	17,300	$23.25	4/7/2024
	39,522	26,350	$22.70	5/9/2023
							235,714	$3,205,710
					210,016	$2,856,218
Peter F. Minan
	0	83,618	$7.00	5/6/2026
	24,111	48,224	$16.53	5/8/2025
	8,267	4,134	$20.48	11/25/2024
							70,000	$952,000
					53,728	$730,701
Russell C. Hochman
	0	41,525	$7.00	5/6/2026
	6,236	12,474	$16.53	5/8/2025
	4,838	2,420	$25.93	5/9/2024
							34,762	$472,763
					24,904	$338,694
Tracey L. McKenzie
	0	40,956	$7.00	5/6/2026
	11,810	23,620	$16.53	5/8/2025
	10,538	5,270	$23.43	9/15/2024
							34,286	$466,290
					29,383	$399,609
Scott H. Gerson
	0	37,543	$7.00	5/6/2026
	10,825	21,652	$16.53	5/8/2025
	8,170	4,085	$25.93	5/9/2024
	11,730	7,822	$22.70	5/9/2023
	12,474	3,119	$23.73	3/15/2022
	31,851	0	$31.75	1/24/2018
	3,149	0	$31.75	1/24/2018
							31,428	$427,421
					26,226	$356,674
Scott W. Jacoby

(1)	These columns reflect the following awards:

(a)	For Mr. Grasberger, Mr. Minan, Mr. Hochman, Ms. McKenzie, Mr. Gerson (the first entry in these columns), the SARs granted on May 6, 2016;

(b)	For Mr. Grasberger, Mr. Minan, Mr. Hochman, Ms. McKenzie, Mr. Gerson (the second entry in these columns), SARs granted on May 8, 2015;

(c)	For Mr. Minan (the third entry in these columns), SARs granted on November 25, 2014;

(d)	For Ms. McKenzie (the third entry in these columns), SARs granted on September 15, 2014;

(e)	For Mr. Grasberger (the third entry in these columns), SARs granted on August 1, 2014;

(f)	For Mr. Hochman and Mr. Gerson (the third entry in these columns), SARs granted on May 9, 2014;

(g)	For Mr. Grasberger (the fourth entry in these columns), SARs granted on April 7, 2014;

(h)	For Mr. Grasberger (the fifth entry in these columns) and Mr. Gerson (the fourth entry in these columns), SARs granted on May10, 2013;

(i)	For Mr. Gerson (the fifth entry in these columns), SARs granted March 16, 2012;

(j)	For Mr. Gerson (the sixth and seventh entries in these columns), stock options granted January 25, 2011; and

(k)	For Mr. Jacoby, all unvested equity positions were forfeited upon separation from the company.

2012 and 2013 SARs grants vest and become exercisable in five equal installments on the first five anniversaries of the date of grant. The 2014 and later SARs grants vest and become exercisable in three equal installments on the first three anniversaries of the date of grant. The stock options vest and become exercisable three years after the grant date. The exercise prices for the SARs and options granted in 2012 and 2011 are equal to the average of the high and low price of our Common Stock on the date of grant. The grants of SARs and options in 2012 and 2011 were made pursuant to the 1995 Plan. The exercise prices for the SARs granted in 2013 and later are equal to the closing price of our Common Stock on the date of grant. 2013 and later SARs grants were made pursuant to the 2013 Plan.

(2)	The stock awards reflected in this column consist of:

(a)	The following number of RSUs granted to Mr. Grasberger, Mr. Minan, Mr. Hochman, Ms. McKenzie and Mr. Gerson on May 6, 2016, which in each case will vest one-third annually over three years after the grant date: Mr. Grasberger, 117,857 RSUs; Mr. Minan, 35,000 RSUs; Mr. Hochman, 17,381 RSUs; Ms. McKenzie, 17,143 RSUs; Mr. Gerson, 15,714 RSUs;

(b)	The following number of RSUs granted to Mr. Grasberger, Mr. Minan, Mr. Hochman, Ms. McKenzie and Mr. Gerson on May 8, 2015, which in each case will “cliff” vest three years after the grant date: Mr. Grasberger, 49,909 RSUs; Mr. Minan, 14,822 RSUs; Mr. Hochman, 3,834 RSUs; Ms. McKenzie, 7,260 RSUs; Mr. Gerson, 6,655 RSUs; and

(c)	The following number of RSUs granted to Mr. Grasberger on April 7, 2014 and August 1, 2014, Mr. Minan on November 25, 2014, Mr. Hochman on January 14, 2014, and Ms. McKenzie on September 15, 2014, which in each case will “cliff” vest three years after the grant date: Mr. Grasberger, 15,700 RSUs and 26,550 RSUs; Mr. Minan, 3,906 RSUs; Mr. Hochman, 1,404 RSUs; Ms. McKenzie, 4,980 RSUs. The following number of RSUs granted to Mr. Hochman and Mr. Gerson on May 9, 2014: Mr. Hochman, 2,285 RSUs and Mr. Gerson, 3,857 RSUs.

(3)	The market value was computed by multiplying the closing market price of our stock on December 31, 2016 ($13.60) by the number of RSUs and estimated shares in the previous column.

(4)	The stock awards reflected in this column consist of PSUs based on:

(a)	An estimate of a below threshold performance for target grants of 49,909, 14,822, 3,834, 7,260 and 6,655 PSUs made to Mr. Grasberger, Mr. Minan, Mr. Hochman, Ms. McKenzie, and Mr. Gerson, respectively, on May 8, 2015, which will “cliff” vest on December 31, 2017 based on performance for the three-year period ended December 31, 2017.

(b)	An estimate of a maximum performance for target grants of 117,857, 35,000, 17,381, 17,143 and 15,714 PSUs made to Mr. Grasberger, Mr. Minan, Mr. Hochman, Ms. McKenzie, and Mr. Gerson, respectively, on May 6, 2016, which will “cliff” vest on December 31, 2018 based on performance for the three-year period ended December 31, 2018.

(c)	On December 31, 2016, the performance share units granted in 2014 with vesting conditioned on Harsco’s TSR performance relative to the S&P 400 index for the 3-year period from 2014 through 2016 ended. Harsco’s TSR for the period was at the 6th percentile of the index, below the threshold performance level, resulting in no shares being earned. All outstanding equity awards related to this performance share grant are reported with a zero balance.

(5)	The market value was computed by multiplying the closing market price of our stock on December 31, 2016 ($13.60) by maximum number of PSUs (200% of the target amount) for all grants issued with a three-year performance period ending December 31, 2018 reported in the previous column and reflects a zero market value for the PSUs for all grants issued with the three-year performance period ending December 31, 2017 since it is anticipated that no payout will occur due to a below threshold performance attainment.

2016 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1), (2)	Value Realized on Vesting ($)
F. Nicholas Grasberger III	-	-	15,310	$103,036
Peter F. Minan	-	-	-	-
Russell C. Hochman	-	-	-	-
Tracey L. McKenzie	-	-	-	-
Scott H. Gerson	-	-	3,060	$20,594
Scott W. Jacoby	-	-	3,060	$20,594

(1)	For Mr. Grasberger, Mr. Gerson and Mr. Jacoby, the number of shares in this column consists of the shares earned in settlement of the time-based portion of the LTIP awards for the 2013 – 2016 award cycle, which pursuant to the terms of the 2013 Equity and Incentive Compensation Plan, vested on May 10, 2016, at a fair market value of $6.73. Mr. Grasberger’s shares consisted of two RSU grants, one grant of 10,310 RSUs and the second grant of 5,000 RSUs. The fair market value is based on the average of the high and low sales prices of our Common Stock on these respective dates.

(2)	On December 31, 2016, the performance share units granted in 2014 with vesting conditioned on Harsco’s TSR performance relative to the S&P 400 index for the 3-year period from 2014 through 2016 ended. Harsco’s TSR for the period was at the 6th percentile of the index, below the threshold performance level, resulting in no shares being earned from the 2014 grant. As a result, PSUs issued to Mr. Grasberger on April 7, 2014 and August 1, 2014 of 15,700 and 26,550 respectively; Mr. Minan on November 25, 2014 of 3,906; Mr. Hochman on May 9, 2014 of 2,285; Ms. McKenzie on September 15, 2014 of 4,980; and Mr. Gerson on May 9, 2014 of 3,857 were cancelled with no shares issued.

2016 Pension Benefits Table

The following table describes pension benefits provided to the NEOs:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
F. Nicholas Grasberger III
	Harsco Employees’ Pension Plan	N/A	N/A	N/A
Peter F. Minan
	Harsco Employees’ Pension Plan	N/A	N/A	N/A
Russell C. Hochman
	Harsco Employees’ Pension Plan	N/A	N/A	N/A
Tracey L. McKenzie
	Harsco Employees’ Pension Plan	N/A	N/A	N/A
Scott H. Gerson
	Harsco Employees’ Pension Plan	N/A	N/A	N/A
Scott W. Jacoby
	Harsco Employees’ Pension Plan	8.667	$134,775	$0

(1)	The disclosed amounts are estimates only and do not necessarily reflect the actual amounts that will be paid to the NEOs, which will only be known at the time that they become eligible for payment.

Retirement Plans

Only one NEO, Mr. Jacoby, is covered under the Harsco Employees’ Pension Plan (the “HEPP”). Since Mr. Jacoby employment ceased during fiscal year 2016, his pension benefits have been adjusted accordingly. As described below, pension benefits were frozen effective December 31, 2008 under the HEPP. All other U.S.-based officers are now covered by the RSIP, as described in the narrative disclosure to the 2016 Nonqualified Deferred Compensation Table.

The HEPP is a defined benefit plan providing for normal retirement at age 65. Early retirement may be taken commencing with the first day of any month following the attainment of age 55, provided at least 15 years of service have been completed. Early retirement benefits commencing prior to age 65 are generally reduced, although the HEPP provides for unreduced pension benefits if retirement occurs after age 62, provided at least 30 years of service have been completed. The HEPP also provides for a pre-retirement death benefit payable to a beneficiary designated by the participant for participants who die after qualifying for benefits.

Total pension benefits are based on final average compensation and years of service. The normal retirement benefit under the HEPP is equal to a total of 1.2% times final average compensation times years of service, up to a maximum of 33 years (the initial product), plus 1.5% times the initial product times years of service in excess of 33 years, but not in excess of 40 years. Final average compensation under the HEPP is defined as the aggregate compensation (base salary plus non-discretionary incentive compensation) for the 60 highest consecutive months out of the last 120 months prior to the date of retirement or termination of employment.

Effective January 1, 2003, the HEPP was amended to reduce the amount of non-discretionary incentive compensation included in aggregate compensation from 100% to 50% for benefit amounts paid on or after that date. The amendments also reduced the multiplier applied to average compensation under the HEPP from 1.3% to 1.2%. Notwithstanding these amendments, no participant’s retirement benefit under the HEPP was reduced below the amount of benefit accrued at December 31, 2002.

The HEPP was amended again on December 31, 2003 to provide that no additional years of service would be credited to any of our salaried employees after that date, provided, however, that compensation earned for services performed after December 31, 2003 would continue to be included in determining final average compensation under the HEPP. The HEPP was further amended effective December 31, 2008 to provide that compensation earned after that date would not be included in determining final average compensation. As a result of this action and the December 31, 2003 freeze on pension benefit accrual service, the HEPP’s accrued pension benefits were frozen as of December 31, 2008. We do not provide retiree medical or retiree life insurance benefits to our executive officers.

2016 Nonqualified Deferred Compensation Table

The following table describes the nonqualified deferred compensation of the NEOs:

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
F. Nicholas Grasberger III
	Non-Qualified Restoration Plan	$0	$22,400	$5,530	$0	$93,516
Peter F. Minan
	Non-Qualified Restoration Plan	$0	$9,000	$382	$0	$18,244
Russell C. Hochman
	Non-Qualified Restoration Plan	$0	$4,000	$1,309	$0	$15,579
Tracey L. McKenzie
	Non-Qualified Restoration Plan	$0	$3,800	$477	$0	$9,774
Scott H. Gerson
	Non-Qualified Restoration Plan	$0	$4,905	$26,801	$0	$59,369
Scott W. Jacoby (4)
	Non-Qualified Restoration Plan	$0	$0	$5,733	$0	$79,686

(1)	This column reflects amounts contributed by us to the bookkeeping account maintained for each applicable NEO under our NQ RSIP. The NQ RSIP is an unfunded plan, and contributions are made in the form of credits of non-qualified deferred compensation to bookkeeping accounts maintained as a record of the benefits to which participants are entitled. The amounts reported in this column are reported as compensation for 2016 in the Summary Compensation Table under the “All Other Compensation” column.

(2)	Aggregate earnings in 2016 include (a) earnings on the bookkeeping account maintained for the applicable NEO under the NQ RSIP, credited at the same rates of return as those applicable to the investment fund(s) selected by the NEO under the RSIP; and (b) as applicable, dividend equivalents credited to the portion of each applicable NEOs’ bookkeeping account, if any, deemed to be invested in the Harsco Corporation Stock fund under the NQ RSIP. The investment options available under the NQ RSIP are substantially consistent with those available under the RSIP. Because there were no preferential earnings on deferred compensation during fiscal year 2016, none of the amounts reported in this column are reported as compensation for 2016 in the Summary Compensation Table.

(3)	Amounts reflect the value of the bookkeeping account maintained for each applicable NEO under the NQ RSIP, determined based on the value of the investment fund(s) to which such account is deemed to be allocated. The following amounts are included in the fiscal year-end balance and, for NEOs that were included in the fiscal 2015 proxy disclosure, were previously reported in the Summary Compensation Table as compensation: Mr. Grasberger, $41,723; Mr. Minan, $8,795; Ms. McKenzie, $5,513; Mr. Gerson, $10,055; Mr. Jacoby, $11,952.

(4)	In connection with his departure from the Company, Mr. Jacoby terminated his accounts. Mr. Jacoby received $78,510.96 on March 1, 2017.

Nonqualified Deferred Compensation

Retirement Savings and Investment Plan

Under the RSIP, we make matching contributions to the account of each participating employee equal to 100% of the employee’s contributions up to the first 3% of compensation and 50% of the employee’s contributions up to the next 2% of compensation. In addition, the RSIP provides for a discretionary contribution, as decided by the Company each year, to the account of each eligible employee who remains an active employee as of December 31 of such plan year. Under the NQ RSIP, we provide the matching and discretionary contributions, if any, that would otherwise be made under the qualified portion of the RSIP for salaried employees’ contributions, but for Internal Revenue Code limitations under Section 402(g), Section 401(a)(17), Section 415 or Section 401(m). Company contributions to the NQ RSIP are made in the form of credits of non-qualified deferred compensation to bookkeeping accounts maintained as a record of the benefits to which employees are entitled.

Termination or Change in Control Arrangements

We have entered into agreements with and maintain plans that will require us to provide compensation to certain of our NEOs in the event of a termination of employment, including as the result of a change in control.

Set forth below are tables, one for each NEO who remained an officer as of December 31, 2016, showing our payment obligations following the potential termination of the officer’s employment with us, including as the result of a change in control. The amounts disclosed below in each table are estimates only and do not necessarily reflect the actual amounts that would be paid to the officers, which would only be known at the time that they become eligible for payment and, in the case of payments related to a change in control, would only be payable if a change in control were to occur. The tables reflect the amounts that would be payable under various arrangements assuming that the termination event occurred on December 31, 2016.

Effective August 16, 2016, Scott W. Jacoby no longer served as Senior Vice President & Group President, Harsco Rail. For a description of the terms of the separation agreement entered into with Mr. Jacoby, see page 59.

Termination as a Result of
	Change in Control(3)	For Cause or Voluntary(4)	Involuntary not for Cause(5)	Death or Disability(6)	Retirement(8)
Compensation:
Unpaid base salary through date of termination	✓	✓	✓	✓	✓
Unpaid non-equity incentive plan compensation	✓		✓	✓	✓
Unpaid long-term incentives:
Restricted Stock Units
Vested	✓	✓	✓	✓	✓
Unvested and accelerated(1)	✓			✓	✓
Stock Options
Vested	✓	✓	✓	✓	✓
Unvested and accelerated(2)	✓
Stock Appreciation Rights
Vested	✓	✓	✓	✓	✓
Unvested and accelerated(1)	✓			✓	✓
Performance Shares	✓			✓	✓
Unpaid deferred compensation	✓	✓	✓	✓	✓
Multiple of base salary and target incentive award	✓
Benefits and perquisites:
Defined benefit pension plan	✓	✓	✓	✓	✓
401(k) savings plan	✓	✓	✓	✓	✓
Supplemental retirement benefit plan	✓	✓	✓	✓	✓
Life insurance proceeds				✓(7)
Accrued but unpaid vacation	✓	✓	✓	✓

(1)	Pursuant to the terms of each RSU and SAR award agreement, RSUs and SARs granted to our NEOs immediately vest and become non-forfeitable upon the executive’s death, disability or retirement on or after the specified retirement age (age 62). In addition, RSUs and SARs granted to our NEOs under the 1995 Plan immediately vest and become non-forfeitable upon a change in control (as defined in the 1995 Plan). RSUs and SARs granted to our NEOs under the 2013 Plan immediately vest and become non-forfeitable upon the executive’s qualifying termination following a change in control (as defined in the 2013 Plan).

(2)	The stock options granted to certain of our NEOs in 2011 automatically accelerate and become vested upon a change in control.

(3)

In accordance with the terms of the change in control severance agreements entered into by and between us and certain of our NEOs (each, a “CIC Agreement”), Messrs. Grasberger, Minan, Hochman and Gerson and

Ms. McKenzie will each be entitled to the payments described below if such executive’s employment is terminated by us or by them under the circumstances described below during the three-year period following the date on which a “change in control” (as defined in the CIC Agreement) occurs (which we refer to as the “Protection Period”):

•	Termination due to death or disability (as defined in the CIC Agreement): the CIC Agreement will terminate without further obligations other than those accrued or earned and vested (if applicable) as of the date of termination, including:

O	the executive’s full base salary through the date of termination at the rate in effect on the date of termination or, if higher, at the highest rate in effect at any time from the 90-day period preceding the effective date of the change in control through the date of termination (the “Highest Base Salary”);

O	a pro-rata target annual incentive compensation payment for the year of termination; and

O	any compensation previously deferred by the executive (together with any accrued interest) and not yet paid by us and any accrued vacation pay not yet paid by us (we refer to the amounts in these three sub-bullets as the “Accrued Obligations”);

•	Termination for “cause” (as defined in the CIC Agreement): the CIC Agreement will terminate without further obligations other than the obligation to pay to the executive the Highest Base Salary through the date of termination plus the amount of any compensation previously deferred by the executive (together with any accrued interest) and not yet paid by us;

•	Termination by the executive other than for “good reason” (as defined in the CIC Agreement), including by reason of retirement: the CIC Agreement will terminate without further obligations other than those accrued or earned and vested (if applicable) through the date of termination, including the executive’s base salary through the date of termination at the rate in effect on the date of termination plus the amount of any compensation previously deferred by the executive (together with any accrued interest) and not yet paid by us; and

•	Termination by us (other than for “cause,” death or disability) or termination by the executive for “good reason”: we shall pay the executive the aggregate of the following amounts:

O	the executive’s full base salary and vacation pay accrued through the date of termination at the rate in effect on the date of termination plus pro-rated annual incentive compensation through the date of termination at the same percentage rate applicable to the calendar year immediately prior to the year in which the date of termination occurs, plus all other amounts to which the executive is entitled under any of our compensation plans, programs, practices or policies in effect at the time such payments are due;

O	any compensation previously deferred by the executive (together with any accrued interest) and not yet paid by us; and

O	a lump sum severance payment in an amount equal to a multiple of the executive’s Highest Base Salary and target annual incentive compensation in effect for the year in which the date of termination occurs. The multiple is three times base salary and target incentive compensation in the case of Mr. Grasberger, two times base salary and target incentive compensation in the case of Messrs. Minan, Hochman and Gerson and Ms. McKenzie.

The payments described above and shown in the individual tables below may be subject to reduction to avoid the imposition of golden parachute excise taxes in certain cases. No downward adjustments have been estimated or reflected in the individual tables below. No NEO is entitled to a gross-up payment to offset any golden parachute excise taxes or related taxes that may be owed as a result of the NEO’s receipt of compensation from the Company.

The individual tables below set forth the present value of lump sum payments for Accrued Obligations and the other payments described above based on 2016 salaries and 2016 target annual incentive compensation, assuming the triggering event occurred on December 31, 2016 during a Protection Period.

In addition to the benefits provided under the CIC Agreements, following a qualifying change in control, each of our NEOs would be entitled to the following benefits under existing plans and arrangements:

•	Accelerated vesting of RSUs, stock options and SARs granted under the 1995 Plan, in accordance with the terms of each officer’s award agreements; and

•	Accelerated vesting of the service-based portion of LTIP awards for the 2012 – 2014 award cycle, under the terms of the 1995 Plan (the performance-based portion of LTIP awards is not subject to automatic acceleration).

(4)	The individual tables below set forth the present value of the lump sum payments for each executive officer assuming (a) the executive officer was terminated for cause or voluntarily on December 31, 2016 and (b) that such termination took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the NEO). In the case of a voluntary termination, both qualified pension plan and SERP benefits are payable.

(5)	The individual tables below set forth the present value of the lump sum payments for each executive officer assuming (a) the executive officer was terminated involuntarily without cause on December 31, 2016 and (b) that such termination took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the NEO).

(6)	The individual tables below set forth the present value of the lump sum payments for each executive officer assuming (a) the executive’s death or disability occurred on December 31, 2016 and (b) that such death or disability took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the NEO).

(7)	Life insurance proceeds are payable only in the event of the executive’s death (not disability).

(8)	The individual tables below set forth the present value of the lump sum payments for each executive officer assuming (a) the executive officer retired on December 31, 2016 and (b) that such retirement took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the NEO).

The following table describes the potential compensation upon termination or a change in control for F. Nicholas Grasberger III, our President & CEO, assuming such events occurred at December 31, 2016:

Executive Benefits and Payments Upon Termination	Termination as a Result of
	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($)(1)	Involuntary not for Cause ($)	Death ($)(2)	Disability ($)(2)	Retirement ($)
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation(3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Long-Term Incentives(4):
RSUs (unvested and accelerated)	-0-	$2,856,218	-0-	-0-	$2,856,218	$2,856,218	-0-
SARs (unvested and accelerated)	-0-	$1,858,362	-0-	-0-	$1,858,362	$1,858,362	-0-
PSUs	-0-	$3,205,710	-0-	-0-	$3,205,710	$3,205,710	-0-
Multiple of Base Salary	-0-	$2,475,000	-0-	-0-	-0-	-0-	-0-
Multiple of Non-Equity Incentive Plan Compensation	-0-	$2,722,500	-0-	-0-	-0-	-0-	-0-
Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	$93,516	$93,516	$93,516	$93,516	$93,516	$93,516	$93,516
RSIP	$111,163	$111,163	$111,163	$111,163	$111,163	$111,163	$111,163
Benefits and Perquisites
Pension	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Life Insurance Proceeds	-0-	-0-	-0-	-0-	$500,000	-0-	-0-
Total:	$204,679	$13,322,469	$204,679	$204,679	$8,624,969	$8,124,969	$204,679

(1)	If Mr. Grasberger were terminated during the Protection Period for cause, he would receive the payment shown for termination as a result of cause in a non-change in control scenario.

(2)	The amounts payable to Mr. Grasberger due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period.

(3)	Assumes all non-equity incentive plan compensation earned for 2016, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2016 Summary Compensation Table, has been earned as of December 31, 2016, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Vesting of awards granted under the 2013 Plan only accelerates in the event of a qualifying termination following a change in control.

The following table describes the potential compensation upon termination or a change in control for Peter F. Minan, our CFO, assuming such events had occurred at December 31, 2016:

Executive Benefits and Payments Upon Termination	Termination as a Result of
	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($)(1)	Involuntary not for Cause ($)	Death ($)(2)	Disability ($)(2)	Retirement ($)
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation(3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Long-Term Incentives(4):
RSUs (unvested and accelerated)	-0-	$730,701	-0-	-0-	$730,701	$730,701	-0-
SARs (unvested and accelerated)	-0-	$551,879	-0-	-0-	$551,879	$551,879	-0-
PSUs	-0-	$952,000	-0-	-0-	$952,000	$952,000	-0-
Multiple of Base Salary	-0-	$980,000	-0-	-0-	-0-	-0-	-0-
Multiple of Non-Equity Incentive Plan Compensation	-0-	$735,000	-0-	-0-	-0-	-0-	-0-
Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	$18,244	$18,244	$18,244	$18,244	$18,244	$18,244	$18,244
RSIP	$53,433	$53,433	$53,433	$53,433	$53,433	$53,433	$53,433
Benefits and Perquisites
Pension	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Life Insurance Proceeds	-0-	-0-	-0-	-0-	$500,000	-0-	-0-
Total:	$71,677	$4,021,257	$71,677	$71,677	$2,806,257	$2,306,257	$71,677

(1)	If Mr. Minan were terminated during the Protection Period for cause, he would receive the payment shown for termination as a result of cause in a non-change in control scenario.

(2)	The amounts payable to Mr. Minan due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period.

(3)	Assumes all non-equity incentive plan compensation earned for 2016, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2016 Summary Compensation Table, has been earned as of December 31, 2016, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Vesting of awards granted under the 2013 Plan only accelerates in the event of a qualifying termination following a change in control.

The following table describes the potential compensation upon termination or a change in control for Tracey L. McKenzie, our Senior Vice President and Chief Human Resources Officer, assuming such events occurred at December 31, 2016:

Executive Benefits and Payments Upon Termination	Termination as a Result of
	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($)(1)	Involuntary not for Cause ($)	Death ($)(2)	Disability ($)(2)	Retirement ($)
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation(3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Long-Term Incentives(4):
RSUs (unvested and accelerated)	-0-	$399,609	-0-	-0-	$399,609	$399,609	-0-
SARs (unvested and accelerated)	-0-	$270,310	-0-	-0-	$270,310	$270,310	-0-
PSUs	-0-	$466,290	-0-	-0-	$466,290	$466,290	-0-
Multiple of Base Salary	-0-	$720,000	-0-	-0-	-0-	-0-	-0-
Multiple of Non-Equity Incentive Plan Compensation	-0-	$468,000	-0-	-0-	-0-	-0-	-0-
Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	$9,774	$9,774	$9,774	$9,774	$9,774	$9,774	$9,774
RSIP	$59,275	$59,275	$59,275	$59,275	$59,275	$59,275	$59,275
Benefits and Perquisites
Pension	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Life Insurance Proceeds	-0-	-0-	-0-	-0-	$500,000	-0-	-0-
Total:	$69,049	$2,393,258	$69,049	$69,049	$1,705,258	$1,205,258	$69,049

(1)	If Ms. McKenzie were terminated during the Protection Period for cause, she would receive the payment shown for termination as a result of cause in a non-change in control scenario.

(2)	The amounts payable to Ms. McKenzie due to her death or disability during the Protection Period would match the amounts payable to her for such occurrences outside of the Protection Period.

(3)	Assumes all non-equity incentive plan compensation earned for 2016, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2016 Summary Compensation Table, has been earned as of December 31, 2016, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Vesting of awards granted under the 2013 Plan only accelerates in the event of a qualifying termination following a change in control.

The following table describes the potential compensation upon termination or a change in control for Russell C. Hochman, our Senior Vice President & General Counsel, Chief Compliance Officer & Corporate Secretary, assuming such events occurred at December 31, 2016:

Executive Benefits and Payments Upon Termination	Termination as a Result of
	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($)(1)	Involuntary not for Cause ($)	Death ($)(2)	Disability ($)(2)	Retirement ($)
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation(3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Long-Term Incentives(4):
RSUs (unvested and accelerated)	-0-	$338,694	-0-	-0-	$338,694	$338,694	-0-
SARs (unvested and accelerated)	-0-	$274,065	-0-	-0-	$274,065	$274,065	-0-
PSUs(5)	-0-	$472,763	-0-	-0-	$472,763	$472,763	-0-
Multiple of Base Salary	-0-	$730,000	-0-	-0-	-0-	-0-	-0-
Multiple of Non-Equity Incentive Plan Compensation	-0-	$474,500	-0-	-0-	-0-	-0-	-0-
Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	$15,579	$15,579	$15,579	$15,579	$15,579	$15,579	$15,579
RSIP	$142,665	$142,665	$142,665	$142,665	$142,665	$142,665	$142,665
Benefits and Perquisites
Pension	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Life Insurance Proceeds	-0-	-0-	-0-	-0-	$500,000	-0-	-0-
Total:	$158,244	$2,448,266	$158,244	$158,244	$1,743,766	$1,243,766	$158,244

(1)	If Mr. Hochman were terminated during the Protection Period for cause, he would receive the payment shown for termination as a result of cause in a non-change in control scenario.

(2)	The amounts payable to Mr. Hochman due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period.

(3)	Assumes all non-equity incentive plan compensation earned for 2016, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2016 Summary Compensation Table, has been earned as of December 31, 2016, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Vesting of awards granted under the 2013 Plan only accelerates in the event of a qualifying termination following a change in control.

The following table describes the potential compensation upon termination or a change in control for Scott H. Gerson, our Senior Vice President and Group President Harsco Industrials, assuming such events occurred at December 31, 2016:

Executive Benefits and Payments Upon Termination	Termination as a Result of
	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($)(1)	Involuntary not for Cause ($)	Death ($)(2)	Disability ($)(2)	Retirement ($)
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation(3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Long-Term Incentives(4):
RSUs (unvested and accelerated)	-0-	$356,674	-0-	-0-	$356,674	$356,674	-0-
SARs (unvested and accelerated)	-0-	$247,784	-0-	-0-	$247,784	$247,784	-0-
PSUs(5)	-0-	$427,421	-0-	-0-	$427,421	$427,421	-0-
Multiple of Base Salary	-0-	$660,000	-0-	-0-	-0-	-0-	-0-
Multiple of Non-Equity Incentive Plan Compensation	-0-	$495,000	-0-	-0-	-0-	-0-	-0-
Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	$59,369	$59,369	$59,369	$59,369	$59,369	$59,369	$59,369
RSIP	$234,800	$234,800	$234,800	$234,800	$234,800	$234,800	$234,800
Benefits and Perquisites
Pension	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Life Insurance Proceeds	-0-	-0-	-0-	-0-	$500,000	-0-	-0-
Total:	$294,169	$2,481,048	$294,169	$294,169	$1,826,048	$1,326,048	$294,169

(1)	If Mr. Gerson were terminated during the Protection Period for cause, he would receive the payment shown for termination as a result of cause in a non-change in control scenario.

(2)	The amounts payable to Mr. Gerson due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period.

(3)	Assumes all non-equity incentive plan compensation earned for 2016, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2016 Summary Compensation Table, has been earned as of December 31, 2016, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Vesting of awards granted under the 2013 Plan only accelerates in the event of a qualifying termination following a change in control.

EQUITY COMPENSATION PLAN INFORMATION (AS OF DECEMBER 31, 2016)

Plan category	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,210,517(1)	$13.33	3,651,413(2)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	3,210,517(1)	$13.33	3,651,413(2)

(1)	Includes outstanding options to purchase 55,000 shares of common stock, 1,535,873 SARs outstanding, 927,082 RSUs outstanding and 692,562 PSUs outstanding, in each case as of December 31, 2016. The options and SARs have a weighted average remaining term of 7.58 years. Based on our December 31, 2016 closing stock price of $13.60 per share, 538,862 SARs outstanding are in-the-money and 253,135 shares would be issuable for our outstanding SARs as of December 31, 2016. Additionally, based on our calculated total stockholder return, 1,021,742 shares would be issuable for our outstanding PSUs as of December 31, 2016.

(2)	Plans include the 1995 Executive Incentive Compensation Plan, the 1995 Non-Employee Directors’ Stock Plan, the Director Plan, and the 2013 Equity and Incentive Compensation Plan. As of December 31, 2016, 290,002 and 3,651,413 shares remained available for future issuance under the Director Plan and the 2013 Equity and Incentive Compensation Plan, respectively. All of the shares under the Director Plan are available for full-value awards granted under such plan, while 1,779,549 shares are available for full-value awards granted under the 2013 Equity and Incentive Compensation Plan. No shares remain available for future issuance under the 1995 Executive Incentive Compensation Plan or the 1995 Non-Employee Directors’ Stock Plan.

PROPOSAL 3: VOTE, ON AN ADVISORY BASIS, ON NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the Dodd-Frank Act and related SEC rules, and as required under Section 14A of the Exchange Act, our Board has adopted a policy of providing an annual stockholder vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this Proxy Statement.

Response to Previous Say-on-Pay Votes

Our 2016 annual meeting was our sixth year holding annual advisory votes on executive compensation, or “say-on-pay,” in accordance with the Dodd-Frank Act. Stockholders voted strongly in support of Harsco’s executive compensation programs in 2016 with approximately 96% of votes cast in support of the program. We believe the continued support demonstrates that we are committed to attaining the highest levels of stockholder support for our executive compensation programs and that we respect input from our stockholders and take their concerns seriously.

As described in detail under “Compensation Discussion & Analysis,” our executive compensation program is designed to attract, retain and motivate superior executive talent, including our NEOs, who are critical to our success. Under this program, we seek to align pay and performance by making a significant portion of our NEOs’ total compensation dependent on:

•	Achievement of specific annual and long-term strategic and financial goals; and

•	Realization of increased stockholder value.

We have many compensation practices that help ensure that our compensation programs are strongly aligned with our goals and strategies and promote good pay and corporate governance practices. These practices are discussed in detail under “Meetings and Committees of the Board” and “Compensation Discussion & Analysis” and include:

•	We have substantial stock ownership guidelines and stock holding requirements for Directors and executive officers that promote alignment of their interests with our stockholders’ interests;

•	Our long-term incentive program is 100% stock-based;

•	Approximately 81% of our President & CEO’s target total compensation was variable compensation (60% of our President & CEO’s target total compensation is based on long-term performance);

•	On average, 65% of our other NEOs’ target total compensation was variable compensation;

•	We do not pay the tax liability (in other words, no “gross-ups”) associated with executive perquisites other than relocation expenses;

•	We employ our executive officers “at will” without individual severance agreements or employment contracts; and

•	We have implemented significant risk mitigators, such as limits on incentive awards, use of multiple performance measures in our incentive plans, stock ownership and holding requirements and an executive incentive compensation recoupment (clawback) policy.

Please read “Compensation Discussion & Analysis” beginning on page 33 and the accompanying executive compensation tables beginning on page 63 for additional details about our executive compensation programs, including information about the fiscal year 2016 compensation of our NEOs.

We are asking our stockholders to support our NEO compensation as described in this Proxy Statement. This proposal gives you, as a stockholder, the opportunity to express your views on our NEOs’ compensation. Your vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our NEOs described in this Proxy Statement. Our MD&C Committee and our Board believe our overall program effectively implements our compensation philosophy and achieves our goals. Accordingly, we ask you to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that Harsco Corporation’s stockholders approve, on an advisory basis, the compensation paid to Harsco Corporation’s Named Executive Officers, as disclosed in the Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion & Analysis, the Executive Compensation Tables and related narrative discussion.”

Required Vote: Our NEO compensation as disclosed in this Proxy Statement will be approved if it receives more votes “FOR” than votes “AGAINST.” Abstentions will be treated as votes “AGAINST” with respect to this proposal and broker “non-votes” are not considered as votes cast with respect to this proposal and therefore will have no effect on the outcome.

This vote on NEO compensation is advisory, and therefore will not be binding on the Company, our MD&C Committee or our Board. However, our Board and MD&C Committee value our stockholders’ opinions. If a significant percentage of our stockholders votes against the NEO compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns, and the Human Resources Department and MD&C Committee will evaluate whether any actions are necessary or appropriate to address those concerns. Unless our Board modifies its policy of holding an advisory vote to approve executive compensation on an annual basis, the next advisory vote will be held at our 2018 Annual Meeting of Stockholders.

The Board recommends that you vote “FOR” the approval, on an advisory basis, of our Named Executive Officer compensation as disclosed in this Proxy Statement.

PROPOSAL 4: VOTE ON THE FREQUENCY OF ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

As described in Proposal No. 3 above, in accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders have the opportunity to cast an advisory vote to approve the compensation of our NEOs. This Proposal No. 4 affords stockholders the opportunity to cast an advisory vote on how often we should include a say-on-pay proposal in our proxy materials for future annual stockholder meetings or any special stockholder meeting for which we must include executive compensation information in the proxy statement for that meeting (a “say-on-pay frequency proposal”). Under this Proposal No. 4, stockholders may vote to have the say-on-pay vote every year, every two years, or every three years.

Our stockholders voted on a similar proposal in 2011 with the majority voting to hold the say-on-pay vote every year. We continue to believe that say-on-pay votes should be conducted every year so that our stockholders may annually express their views on our executive compensation program.

As an advisory vote, this proposal is not binding on the Company or the Board. However, the Board values the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of conducting a say-on-pay vote.

Stockholders may cast their advisory vote to conduct advisory votes on named executive compensation every “1 Year,” “2 Years,” or “3 Years,” or “Abstain.”

Required Vote: The vote on the frequency of advisory votes on the compensation of the Company’s named executive officers requires the affirmative vote of the holders of at least a majority of the shares represented at the Annual Meeting. Please note that stockholder have four choices (every one, two or three years, or abstain). Stockholders are not voting to approve or disapprove the Board’s recommendation.

The Board recommends a vote to hold say-on-pay votes every 1 YEAR (as opposed to 2 years or 3 years).

PROPOSAL 5: APPROVAL OF AMENDMENT NO. 1 TO THE 2013 EQUITY AND INCENTIVE COMPENSATION PLAN

On February 16, 2017, upon the recommendation of the MD&C Committee, the Board adopted Amendment No. 1 to the Company’s 2013 Equity and Incentive Compensation Plan (the “2013 Plan”) subject to stockholder approval of certain provisions of the amendment solicited by this proxy statement. The amendment is set forth in Appendix A hereto.

We are seeking stockholder approval to amend the 2013 Plan to (i) increase the number of shares of Common Stock of the Company (the “Shares”) reserved for issuance under the 2013 Plan by an additional one million Shares, increasing the total number of Shares under the 2013 Plan from 6,800,000 to 7,800,000; and (ii) increase the total number of Shares issuable in connection with “full value awards” (awards other than stock options, SARs or other awards for which the holder pays the intrinsic value existing as of the date of grant) from 3,400,000 Shares to 4,621,000 Shares. Our continuing ability to offer equity incentive awards under the 2013 Plan is critical to our ability to attract, motivate and retain qualified personnel, particularly in light of the highly competitive market for employee talent in which we operate.

The Board of Directors has determined that it is in the best interests of the Company and its stockholders to approve this proposal. The Board has approved the amendment to the 2013 Plan and share increase subject to stockholder approval, and recommends that stockholders vote in favor of this proposal at the Annual Meeting. Stockholder approval of this proposal requires the affirmative vote of a majority of the outstanding Shares that are present in person or by proxy and entitled to vote on the proposal at the Annual Meeting.

If stockholders approve this proposal, Amendment No 1 to the 2013 Plan and the share increase will become effective as of the date of stockholder approval. If stockholders do not approve this proposal, Amendment No 1 to the 2013 Plan and share increase will not take effect and our 2013 Plan will continue to be administered in its current form. The remainder of this discussion, when referring to the 2013 Plan, refers to the 2013 Plan as if this proposal to amend the 2013 Plan is approved by our stockholders, unless otherwise specified or the context otherwise references the 2013 Plan prior to amendment.

Background

The 2013 Plan was initially adopted by the Board of Directors on March 18, 2013, and our stockholders approved it in April 2013. As described in more detail below, the initial share reserve under the 2013 Plan was 6,800,000 Shares, and the initial limitation on “full value awards” was 3,400,000. As discussed in our 2013 proxy statement, when we sought initial stockholder approval of the 2013 Plan, we believed the Shares reserved for issuance under it would be sufficient to enable us to grant equity awards until some point in 2017. This estimate was based on, among other factors, forecasts that took into account our recent share usage, the number of Shares we then had available for grant under our prior equity incentive plan and the historical burn rate under our prior equity incentive plan.

As of December 31, 2016, approximately 3,651,413 Shares remained available for grant under the 2013 Plan, of which 1,779,549 were issuable as “full value awards” under the remaining 2013 Plan limitation. The Board believes that additional Shares, as well as the increase in the limitation on “full value awards,” are necessary to meet the Company’s anticipated equity compensation needs for approximately the next four years from the Annual Meeting. This estimate is based on a forecast that takes into account our anticipated rate of growth in hiring, an estimated range of our stock price over time, our historical burn rates, and our current mix of award types under the 2013 Plan, as well as the number of Shares we have available for grant under our 2013 Plan. We have also considered proxy advisory firm guidelines in determining an appropriate number of Shares to seek to add to the 2013 Plan.

Reasons for Voting for the Proposal

Harsco delivers a significant portion of incentive compensation for eligible employees and senior executives in deferred equity awards, primarily in restricted stock units (RSUs) that are impacted by future stock price performance over a multi-year period, and performance stock units (PSUs) that only deliver value if the Company meets specific performance targets after three years. We believe this approach to executive compensation aligns the interests of the Company’s employees with those of its stockholders and is consistent with executive motivation, best practices, and regulatory principles.

The Board believes that the amendment to the 2013 Plan is in the best interest of stockholders and supports this proposal for the following reasons:

•	In 2016, assuming payout at target for performance related awards, equity awards with approximately 1,649,951 shares underlying such equity awards were granted to employees as part of the Company’s 2016 long-term incentive compensation plan process. Approximately 58% of these shares were granted to our NEOs (including grants issued to S. Jacoby, who left the Company during 2016). As of December 31, 2016, approximately 3,651,413 Shares remained available for grant under the 2013 Plan, including approximately 1,779,549 Shares available under the “full value awards” limitation. Given the significant portion of incentive compensation paid as equity awards, based on the Company’s estimates the number of shares currently available under the 2013 Plan are only expected to be sufficient for the 2017 and 2018 calendar years.

•	If the proposed amendment to increase the number of shares available under the 2013 Plan, as well as increase the number of shares available for “full value awards,” is not approved, the Company will be compelled to increase the cash-based component of employee compensation, which could reduce the alignment of employee and stockholder interests.

•	If the proposed amendment is not approved, the Company will lose a critical tool for recruiting, retaining and motivating employees. The Company would thus be at a competitive disadvantage in attracting and retaining talent.

•	We manage our equity incentive program thoughtfully. We manage our long-term stockholder dilution by limiting the number of equity awards granted annually and limiting what we grant to what we believe is an appropriate amount of equity necessary to attract, reward and retain employees. Our three-year average burn rate, which we define as the number of Shares subject to equity awards granted in a fiscal year divided by the weighted average Shares outstanding for that fiscal year, was 1.17% for fiscal years 2014 through 2016.

Information Regarding Company Equity Awards in the Last Three Fiscal Years

Information provided in the table below includes awards granted under the 2013 Plan, the 1995 Non-Employee Directors’ Stock Plan and the Director Plan.

Fiscal Year	Stock Options and SARs Granted	RSUs Granted	PSUs Earned(1)	Total Granted or Earned	Weighted Average Number of Shares Outstanding	Equity Burn Rate %(2)
2016	576,405	646,771	0	1,223,176	80,100,000	1.53
2015	532,615	299,664	0	832,279	80,234,000	1.04
2014	450,894	311,263	1,784	763,941	80,884,000	0.94

(1)	The amount of PSUs earned is based on the actual performance through the end of the applicable three-year performance period. Target PSUs were granted in 2016, 2015 and 2014 in the amounts of 536,773, 237,063 and 145,149, respectively.
(2)	Equity burn rate is the total number of shares subject to stock options, restricted stock units granted and earned performance share units in the year divided by the weighted average number of Shares outstanding during the fiscal year.

Information Regarding Company Share Dilution and Overhang as of December 31, 2016

Information provided in the table below includes awards granted under the 2013 Plan, the 1995 Non-Employee Directors’ Stock Plan and the Director Plan.

Stock Options and SARs Outstanding(1)	Non-vested RSUs and PSUs Outstanding	Shares Available for Future Grant (2013 Plan)	Shares Available for Future Grant (2016 Directors’ Plan)	Total Shares Outstanding or Available for Future Grant	Common Shares Outstanding at Fiscal Year End (less treasury stock)	Diluted Overhang at 12/31/16(2)	Additional Share Request from Amendment No. 1	Diluted Overhang Including Share Request(3)
1,590,873	1,619,644	3,651,413	290,002	7,151,932	80,174,963	8.19%	1,000,000	9.23%

(1)	Outstanding stock options and SARs had a weighted average exercise price of $16.36 and a weighted average remaining term of 7.58 years.

(2)	Diluted Overhang is the Total Shares Outstanding or Available for Future Grant divided by the number of Common Shares outstanding on December 31, 2016 (less treasury stock) plus Total Shares Outstanding or Available for Future Grant.

(3)	Diluted Overhang including Share Request is the Total Shares Outstanding or Available for Future Grant plus Additional Share Request from Amendment No. 1 divided by the number of Common Shares outstanding on December 31, 2016 (less treasury stock) plus Total Shares Outstanding or Available for Future Grant plus Additional Share Request from Amendment No. 1.

•	The 2013 Plan incorporates good compensation and governance practices

¡	Administration. The 2013 Plan is administered by the MD&C Committee of the Board, which is comprised entirely of independent non-employee Directors.

¡	Broad-based eligibility for equity awards. We grant equity awards to a broad range of our employees. By doing so, we align employee interests with those of stockholders. Approximately 52% of all outstanding equity awards, on a share basis, as of December 31, 2016 were held by employees who are not named executive officers or Directors.

¡	Stockholder approval is required for additional Shares. The 2013 Plan does not contain an annual “evergreen” provision but instead reserves a fixed maximum number of Shares for issuance. Stockholder approval is required to increase that number.

¡	Exchange or Repricing Programs are not allowed without stockholder approval. The 2013 Plan prohibits the repricing or other exchange of underwater stock options and stock appreciation rights without prior stockholder approval.

¡	No discount stock options or stock appreciation rights. The 2013 Plan requires that stock options and stock appreciation rights issued under it must have an exercise price equal to at least the fair market value of our Common Stock on the date the award is granted, except in certain situations in which we are assuming or replacing options granted by another company that we are acquiring.

¡	No tax gross-ups. The 2013 Plan does not provide for any tax gross-ups.

¡	Double trigger equity treatment. The 2013 Plan does not accelerate unvested awards automatically upon a change in control.

Nature of the Amendments

The amendment to the 2013 Plan modifies the existing 2013 Plan to: (1) increase the number of shares available for new awards under the 2013 Plan from 6,800,000 shares to a total of 7,800,000 available shares; (2) increase the number of shares that may be issued or transferred by the Company in connection with awards other than options or appreciation rights from 3,400,000 shares to 4,621,000 shares; and (3) increase the number of shares that may be issued or transferred upon the exercise of incentive stock options from 6,800,000 shares to 7,800,000 shares.

The outstanding awards under the existing 2013 Plan will continue to remain outstanding in accordance with their terms.

Description of the 2013 Plan, as Amended

The following is a description of the principal provisions of the 2013 Plan, as amended. This summary is qualified in its entirety by reference to the full text of Amendment No. 1 attached as Appendix A to this Proxy Statement and the 2013 Plan document.

2013 Plan Highlights

Administration. The 2013 Plan is administered by the MD&C Committee. The MD&C Committee may delegate its authority under the 2013 Plan to a subcommittee. The MD&C Committee or the subcommittee may delegate to one or more of its members or to one or more of our officers, agents or advisors, administrative duties or powers, and may authorize one or more officers to do one or both of the following (subject to certain limitations described in the 2013 Plan):

•	designate employees to receive awards under the 2013 Plan; and

•	determine the size of any such awards.

Reasonable 2013 Plan Limits. Subject to adjustment as described in the 2013 Plan, total awards under the 2013 Plan are limited to 7,800,000 shares. In addition, the 2013 Plan contains a 59% full-value award limit, which means that, subject to adjustment as described in the 2013 Plan, the aggregate number of shares actually issued or transferred by us in connection with “full value awards” (awards other than stock options, SARs or other awards for which the holder pays the intrinsic value existing as of the date of grant) will not exceed 4,621,000 shares. However, all 7,800,000 shares available for awards under the 2013 Plan may be used for stock options and SARs. These shares may be shares of original issuance or treasury shares or a combination of the foregoing.

The 2013 Plan also provides that, subject to adjustment as described in the 2013 Plan:

•	the aggregate number of shares of common stock actually issued or transferred upon the exercise of incentive stock options, or ISOs, will not exceed 7,800,000 shares of common stock;

•	no participant will be granted stock options or SARs, in the aggregate, for more than 1,000,000 shares of common stock during any calendar year;

•	no participant will be granted awards of restricted stock, RSUs, performance shares or other stock-based awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code, in the aggregate, for more than 500,000 shares of common stock during any calendar year;

•	no participant in any calendar year will receive an award of performance units or other awards payable in cash that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code, other than cash incentive awards, having an aggregate maximum value in excess of $3,000,000;

•	no participant in any calendar year will receive a cash incentive award that is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code having an aggregate maximum value in excess of $3,000,000; and

•	awards that do not comply with the minimum vesting periods provided for in the 2013 Plan (as further described below) will not result in the issuance or transfer of more than 5% of the maximum number of shares of common stock available under the 2013 Plan.

Allowances for Conversion Awards and Assumed Plans. Common stock covered by awards granted under the 2013 Plan will not be counted as used unless and until the shares are actually issued or transferred. However, common stock issued or transferred under awards granted under the 2013 Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, RSUs or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against the aggregate share limit or other 2013 Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2013 Plan under circumstances further described in the 2013 Plan, but will not count against the aggregate share limit or other 2013 Plan limits described above.

Limited Share Recycling Provisions. Common stock covered by awards granted under the 2013 Plan will not be counted as used unless and until the shares are actually issued or transferred. The 2013 Plan also provides that if any common stock issued or transferred with respect to awards granted under the 2013 Plan is forfeited, or if awards granted under the 2013 Plan expire or are settled for cash, those shares will again be available under the 2013 Plan to the extent of the forfeiture, expiration, or cash settlement. The following shares of common stock will not be added back to the aggregate share limit under the 2013 Plan: (1) shares tendered or withheld in payment of an option’s exercise price; (2) shares withheld by us to satisfy tax withholding obligations; and (3) shares that are repurchased by us with stock option proceeds. Further, all shares of common stock covered by SARs that are exercised and settled in stock, whether or not all shares of common stock covered by the SARs are actually issued to the participant upon exercise, will be considered issued or transferred pursuant to the 2013 Plan.

Minimum Vesting Periods. The 2013 Plan provides that, except for awards under which up to an aggregate of 5% of the maximum number of shares common stock are issued or transferred under the 2013 Plan:

•	Restrictions on restricted stock, RSUs and other share-based awards may not lapse solely by the passage of time sooner than ratably over three years, unless those restrictions lapse sooner (1) by virtue of the retirement, death or disability of a participant or (2) in the event of a change of control where either (A) within a specified period of time a participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such awards are not assumed or converted into replacement awards in a manner described in the applicable award agreement (we refer to any change of control satisfying these conditions as a double-trigger change of control); and

•	Restrictions on restricted stock, RSUs and other share-based awards that lapse upon the achievement of management objectives may not lapse sooner than after one year, and the performance period for cash incentive awards, performance shares and performance units must be at least one year, subject to earlier lapse or modification by virtue of the retirement, death or disability of a participant or a double-trigger change of control.

No Repricing Without Stockholder Approval. We have never repriced underwater stock options or SARs, and the repricing of options and SARs (outside of certain corporate transactions or adjustment events described in the 2013 Plan) is prohibited without stockholder approval under the 2013 Plan.

Change of Control Definition. The 2013 Plan includes a definition of “change of control.” Generally, unless otherwise prescribed by the Committee, a change of control will be deemed to have occurred if:

•	we consummate a consolidation or merger in which we are not the surviving entity or a sale of substantially all of our assets, or upon a liquidation or dissolution;

•	a person or group (excluding certain purchases by us or our employee benefit plans), without the prior consent of the Board (1) buys any of our common stock (or securities convertible into common stock) pursuant to a tender or exchange offer or (2) becomes the beneficial owner of 30% or more of our outstanding voting power; or

•	during any two-year period, individuals who at the beginning of such period constituted our entire Board cease for any reason to constitute at least a majority of our Board, unless their replacements are approved as described in the 2013 Plan.

Other Features.

•	The 2013 Plan also provides that no stock options or SARs will be granted with an exercise or base price less than the fair market value of our common stock on the date of grant; and

•	The 2013 Plan is designed to allow the Committee to grant certain awards made under the 2013 Plan on terms that may qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (however, non-qualifying awards may also be granted under the 2013 Plan).

Section 162(m)

The Internal Revenue Code limits to $1 million per year the deduction allowed for federal income tax purposes for compensation paid to the Chief Executive Officer and certain other highly compensated executive officers of public companies (we refer to this limit as the Deduction Limit). The Deduction Limit applies to compensation that does not qualify for any of a limited number of exceptions. The Deduction Limit does not apply to compensation paid under a stockholder-approved plan that meets certain requirements for “qualified performance-based compensation.” Generally, compensation attributable to stock options, stock appreciation rights and other performance-based awards is deemed to satisfy the “qualified performance-based compensation” requirement if:

•	the grant is made by a committee of Directors that meets certain criteria;

•	the stockholder-approved plan under which the award is granted states a maximum number of shares with respect to which share-based awards and the maximum amount of cash awards that may be granted to any individual during a specified period of time; and

•	the amount of compensation the individual could receive under the awards is based solely on the achievement of one or more pre-established performance goals which incorporate business criteria approved by stockholders (or, in the case of options or SARs, the increase in the value of the shares after the date of grant).

Summary of the Other Provisions of the 2013 Plan

Eligibility. Our, and our subsidiaries’, officers and other eligible employees (estimated to be approximately 2,500 persons as of December 31, 2016) may be selected by the MD&C Committee to receive awards under the 2013 Plan. Any person who provides services to us or a subsidiary that are equivalent to those typically provided by an employee may also be eligible to participate in the 2013 Plan. The MD&C Committee determines which persons will receive awards and the number of shares subject to such awards.

Stock Options. The MD&C Committee may grant stock options that entitle the optionee to purchase shares of common stock at a price not less than market value per share at the date of grant. The option price is payable:

•	in cash, check or wire transfer at the time of exercise;

•	by the transfer to us of common shares owned by the participant having a value at the time of exercise equal to the option price;

•	by a combination of such payment methods; or

•	by such other method as may be approved by the MD&C Committee.

Further, each grant of stock options will specify whether payment of the option price is payable subject to any other conditions or limitations established by the MD&C Committee or our withholding shares of common stock otherwise issuable pursuant to a “net exercise” arrangement.

To the extent permitted by law, the Committee may permit payment of the exercise price in a broker-assisted process by which the proceeds of a sale through a broker of some or all of the option shares are forwarded to the Company in payment of the exercise price.

Stock options will be evidenced by an award agreement containing such terms and provisions, consistent with the 2013 Plan, as the MD&C Committee may approve. No stock option may be exercisable more than ten years from the date of grant. Each grant will specify the period of continuous service with us or any subsidiary that is necessary before the stock options become exercisable. See “2013 Plan Highlights – Minimum Vesting Periods.” A grant of stock options may provide for the earlier vesting of such stock options in the event of the retirement, death or disability of the participant or a double-trigger change of control. Any grant of stock options may specify management objectives (as described below) that must be achieved as a condition to exercising such rights. Stock options granted pursuant to the 2013 Plan may not provide for any dividends or dividend equivalents thereon.

SARs. A SAR is a right, exercisable by the surrender of a related stock option (if granted in tandem with stock options) or by itself (if granted as a free-standing SAR), to receive from us an amount equal to 100%, or such lesser percentage as the MD&C Committee may determine, of the spread between the base price (or option exercise price if a tandem SAR) and the value of our shares of common stock on the date of exercise. Any grant may specify that the amount payable on exercise of a SAR may be paid by us in cash, in shares of common stock, or in any combination of the two.

SARs will be evidenced by an award agreement containing such terms and provisions, consistent with the 2013 Plan, as the MD&C Committee may approve. Any grant of a tandem SAR will provide that it may be exercised only at a time when the related stock option is also exercisable, at a time when the spread is positive, and by surrender of the related stock option for cancellation. Successive grants of a tandem SAR may be made to the same participant regardless of whether any tandem SARs previously granted to the participant remain unexercised. Each grant will specify in respect of each free-standing SAR a base price that may not be less than the market value per share of common stock on the date of grant. Successive grants may be made to the same participant regardless of whether any free-standing SARs previously granted to the participant remain unexercised. No free-standing SAR granted under the 2013 Plan may be exercised more than ten years from the date of grant. Each grant will specify the period of continuous service with us or any subsidiary that is necessary before the SARs become exercisable. See “2013 Plan Highlights – Minimum Vesting Periods.” A grant of SARs may provide for the earlier exercise of such SARs in the event of the retirement, death or disability of the participant or a double-trigger change of control. Any grant of SARs may specify management objectives (as described below) that must be achieved as a condition to exercising such SARs. SARs granted pursuant to the 2013 Plan may not provide for any dividends or dividend equivalents thereon.

Restricted Stock. A grant of restricted stock involves the immediate transfer by us to a participant of ownership of a specific number of shares of common stock in consideration of the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in such shares of common stock. The transfer may be made without additional consideration or in consideration of a payment by the participant that is less than current market value at the date of grant, as the MD&C Committee may determine.

Restricted stock that vests upon the passage of time must be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code for a period no shorter than three years, except that the restrictions may be removed ratably during the three-year period as the MD&C Committee may determine. Each such grant or sale of restricted stock will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the restricted stock will be prohibited or restricted in the manner and to the extent prescribed by the MD&C Committee at the date of grant (which restrictions may include, without limitation, rights of repurchase or first refusal or provisions subjecting the restricted stock to a continuing substantial risk of forfeiture in the hands of any transferee). The MD&C Committee may provide in certain situations for a shorter period during which the forfeiture provisions are to apply in the event of the retirement, death or disability of the grantee or a double-trigger change of control.

Any grant of restricted stock may specify management objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such shares. If the grant of restricted stock provides that management objectives must be achieved to result in a lapse of restrictions, the restrictions cannot lapse sooner than one year, but may be subject to earlier lapse or modification by virtue of the retirement, death or disability of a participant or a double-trigger change of control. The MD&C Committee may grant some awards, including restricted stock, that are not subject to these minimum vesting requirements, so long as the aggregate number of such awards does not exceed 5% of the maximum number of shares of common stock available under the 2013 Plan.

Any grant of restricted stock may also specify, in respect of any applicable management objectives, a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of restricted stock on which restrictions will terminate if performance is at or above the minimum level or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified management objectives. Any such grant must specify that the MD&C Committee must determine that the applicable management objectives have been satisfied before the termination of restrictions.

The MD&C Committee may grant some awards, including restricted stock, that are not subject to the minimum time-based or performance-based vesting requirements, so long as the aggregate number of shares issued or transferred under such awards does not exceed 5% of the maximum number of shares of common stock available under the 2013 Plan.

Any grant or sale of restricted stock may require that any or all dividends or other distributions paid with respect to the restricted stock during the period of restriction be automatically deferred and reinvested in additional shares of restricted stock, which may be subject to the same restrictions as the underlying award. However, dividends or other distributions on restricted stock with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingent upon the achievement of the applicable management objectives.

RSUs. A grant of RSUs constitutes an agreement by us to deliver common shares or cash to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the restriction period as the MD&C Committee may specify. During the applicable restriction period, the participant will have no rights of ownership in the common shares deliverable upon payment of the RSUs and will have no right to vote the common shares. The MD&C Committee may, at the date of grant, authorize the payment of dividend equivalents on RSUs on either a current, deferred or contingent basis, either in cash or in additional shares of common stock. However, dividends or other distributions on shares of common stock underlying RSUs with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingently upon the achievement of the applicable management objectives.

RSUs with a restriction period that lapses only by the passage of time will have a restriction period of at least three years, except that the restriction period may expire ratably during the three-year period as determined by the MD&C Committee. Additionally, the MD&C Committee may provide in certain situations for a shorter restriction period in the event of the retirement, death or disability of the grantee, or a double-trigger change of control. Any grant of RSUs may specify management objectives that, if achieved, will result in termination or early termination of the restriction period applicable to such shares of common stock. If the RSUs have a restriction period that lapses only upon the achievement of management objectives, the restriction period cannot lapse sooner than one year, but may be subject to earlier lapse or modification by virtue of the retirement, death or disability of the grantee or a double-trigger change of control. The MD&C Committee may grant some awards, including RSUs, that are not subject to the minimum time-based or performance-based vesting requirements, so long as the aggregate number of shares issued or transferred under such awards does not exceed 5% of the maximum number of shares of common stock available under the 2013 Plan.

RSUs will be evidenced by an evidence of award containing such terms and provisions, consistent with the 2013 Plan, as the MD&C Committee may approve. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by such participant that is less than the market value per share of common stock at the date of grant. Each grant or sale of RSUs will also specify the time and manner of payment of the RSUs that have been earned and will specify that the amount payable with respect to such grant will be paid by us in shares of common stock or cash, or a combination of the two.

Any grant of RSUs may also specify, in respect of any applicable management objectives, a minimum acceptable level of achievement and may set forth a formula for determining the number RSUs for which the restriction period will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified management objectives. Any such grant must specify that the MD&C Committee must determine that the applicable management objectives have been satisfied before the termination of restrictions.

Cash Incentive Awards, Performance Shares and Performance Units. A cash incentive award is a cash award based on the achievement of management objectives. A performance share is the equivalent of one common share and a performance unit is the equivalent of $1.00 or such other value as determined by the MD&C Committee. A participant may be granted any number of cash incentive awards, performance shares or performance units, subject to the limitations set forth above. The participant will be given one or more management objectives to meet within a specified period, or Performance Period. The specified Performance Period will be a period of time not less than one year, except in certain circumstances in the case of the retirement, death or disability of the grantee, or a double-trigger change of control, if the MD&C Committee so determines. The MD&C Committee may, however, grant some awards, including performance shares, that are not subject to these minimum vesting requirements, so long as the aggregate number of shares issued or transferred under such awards does not exceed 5% of the maximum number of shares of common stock available under the 2013 Plan.

Each grant of cash incentive awards, performance shares or performance units may specify, in respect of the relevant management objectives, a minimum acceptable level or levels of achievement and will set forth a formula for determining the number of performance shares or performance units, or amount payable with respect to cash incentive awards, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified management objectives. Any such grant must specify that the MD&C Committee must determine that the applicable management objectives have been satisfied before the payment of the award.

To the extent earned, the cash incentive awards, performance shares or performance units will be paid to the participant at the time and in the manner determined by the MD&C Committee. Any grant may specify that the amount payable with respect thereto may be paid by us in cash, shares of common stock, in restricted stock or restricted stock units, or any combination thereof. The MD&C Committee may, at the date of grant of performance shares, provide for the payment of dividend equivalents to a participant either in cash or in additional shares of common stock, subject in all cases to deferral and payment on a contingent basis based on the participant’s earning of the performance shares with respect to which such dividend equivalents are paid.

Cash incentive awards, performance shares and performance units will be evidenced by an award agreement containing such terms and provisions, consistent with the 2013 Plan, as the MD&C Committee may approve. Each grant will specify the amount of cash incentive awards, performance shares or performance units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors.

Other Awards. The MD&C Committee may, subject to limitations under applicable law, grant to any participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of common stock or factors that may influence the value of such shares, including, without limitation:

•	convertible or exchangeable debt securities;

•	other rights convertible or exchangeable into shares of common stock;

•	purchase rights for shares of common stock;

•	awards with value and payment contingent upon our performance or specified subsidiaries, affiliates or other business units of ours or any other factors designated by the MD&C Committee; and

•	awards valued by reference to the book value of shares of common stock or the value of securities of, or the performance of specified subsidiaries or affiliates or other business units of ours.

The MD&C Committee will determine the terms and conditions of the other awards. Shares of common stock delivered pursuant to an award in the nature of a purchase right will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, shares of common stock, other awards, notes or other property, as the MD&C Committee will determine. Cash awards, as an element of or supplement to any other award granted under the 2013 Plan, may also be granted.

If the earning or vesting of, or elimination of restrictions applicable to, other awards is based only on the passage of time rather than the achievement of management objectives, the period of time will be no shorter than three years, except that the restrictions may be removed no sooner than ratably during the three-year period. If the earning or vesting of, or elimination of restrictions applicable to, awards granted under this section of the 2013 Plan is based on the achievement of management objectives, the earning, vesting or restriction period may not terminate sooner than one year. Any grant of an award under this section of the 2013 Plan may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award in certain circumstances in the event of the retirement, death, or disability of the participant, or a double-trigger change of control. The MD&C Committee may grant some awards, including other awards, that are not subject to these minimum vesting requirements, so long as the aggregate number of shares issued or transferred under such awards does not exceed 5% of the maximum number of shares of common stock available under the 2013 Plan.

The MD&C Committee may grant shares of common stock as a bonus, or may grant other awards in lieu of our obligation or a subsidiary’s obligation to pay cash or deliver other property under the 2013 Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the MD&C Committee in a manner that complies with Section 409A of the Internal Revenue Code.

Management Objectives. The 2013 Plan requires that the MD&C Committee establish “management objectives” for purposes of performance shares, performance units and cash incentive awards. When so determined by the MD&C Committee, stock options, SARs, restricted stock, RSUs, dividend equivalents or other awards under the 2013 Plan may also specify management objectives. Management objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or of the subsidiary, division, department, region, function or other organizational unit within the company or subsidiary in which the participant is employed. The management objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance criteria themselves. The MD&C Committee may grant awards subject to management objectives that may or may not be intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code. The management objectives applicable to any award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code to a “covered employee,” within the meaning of 162(m) of the Internal Revenue Code, will be based on one or more, or a combination, of the following criteria:

•	cash flow from operations;

•	free cash flow (cash from operations minus capital expenditures plus asset sales);

•	earnings (including, but not limited to, earnings before interest, taxes, depreciation and amortization);

•	earnings per share, diluted or basic;

•	earnings per share from continuing operations;

•	net asset turnover;

•	inventory turnover;

•	capital expenditures;

•	debt;

•	debt reduction;

•	debt to capital ratio;

•	working capital;

•	return on investment;

•	return on sales;

•	net or gross sales;

•	days sales outstanding;

•	market share;

•	economic value added;

•	cost of capital;

•	change in assets;

•	expense reduction levels;

•	productivity;

•	safety record;

•	stock price;

•	return on equity;

•	total stockholder return;

•	return on capital or return on invested capital;

•	return on assets or net assets;

•	revenue;

•	income or net income;

•	operating income or net operating income;

•	operating profit or net operating profit;

•	gross margin, operating margin or profit margin; and

•	completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives.

As to each management objective, the relevant measurement of performance shall be computed in accordance with generally accepted accounting principles to the extent applicable, but, unless otherwise determined by the MD&C Committee and to the extent consistent with Code Section 162(m), will exclude the effect of certain designate items identified at the time of grant. If the MD&C Committee determines that a change in the business, operations, corporate structure or capital structure of our company, or the manner in which we conduct our business, or other events or circumstances render the management objectives unsuitable, the MD&C Committee may in its discretion modify such management objectives or the related minimum acceptable level of achievement, in whole or in part, as the MD&C Committee deems appropriate and equitable, except in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (other than in connection with a change of control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Internal Revenue Code. In such case, the MD&C Committee will not make any modification of the management objectives or minimum acceptable level of achievement with respect to such award.

Administration. The MD&C Committee may from time to time delegate all or any part of its authority under the 2013 Plan to any subcommittee. To the extent of any such delegation, references in the 2013 Plan to the MD&C Committee will be deemed to be references to such subcommittee.

The interpretation and construction by the MD&C Committee of any provision of the 2013 Plan or of any agreement, notification or document evidencing awards and any determination by the MD&C Committee will be final and conclusive. No member of the MD&C Committee will be liable for any such action or determination made in good faith.

The MD&C Committee or the subcommittee may authorize our officers to do the following on the same basis as the MD&C Committee or the subcommittee:

•	designate employees to receive awards under the 2013 Plan, or

•	determine the size of any such awards.

However, the MD&C Committee or the subcommittee may not delegate such responsibilities to any such officer for awards granted to an employee who is an officer or more than 10% beneficial owner as determined by the MD&C Committee in accordance with Section 16 of the Exchange Act. The resolution providing for such authorization must set forth the total number of shares of common stock any delegated officer may grant and the officer must report periodically to the MD&C Committee or the subcommittee, as the case may be, regarding the nature and scope of the awards granted pursuant to the delegated authority.

Amendments. Our Board may at any time and from time to time amend the 2013 Plan in whole or in part. However, if an amendment to the 2013 Plan:

•	would materially increase the benefits accruing to participants under the 2013 Plan;

•	would materially increase the number of securities which may be issued under the 2013 Plan;

•	would materially broaden eligibility for participation in the 2013 Plan;

•	would materially modify the requirement for stockholder approval of a repricing transaction; or

•	must otherwise be approved by the our stockholders in order to comply with applicable law or the rules of the New York Stock Exchange (or our applicable securities exchange);

then such amendment will be subject to stockholder approval and will not be effective until such approval has been obtained.

If permitted by Section 409A of the Internal Revenue Code and Section 162(m) of the Internal Revenue Code, in case of termination of the employment of a participant by reason of death, disability or retirement, or in the event of a change in control, if a participant holds:

•	a stock option or SAR not immediately exercisable in full;

•	any shares of restricted stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed;

•	any RSUs as to which the applicable restriction period has not been completed;

•	any cash incentive awards, performance shares or performance units which have not been fully earned;

•	any other awards subject to any vesting schedule or transfer restriction; or

•	shares of common stock subject to any transfer restriction imposed by the 2013 Plan;

the MD&C Committee may, in its sole discretion (other than in the event of a change in control), accelerate the time at which:

•	such stock option or SAR or other award may be exercised;

•	such substantial risk of forfeiture or prohibition or restriction on transfer will lapse;

•	such restriction period will end; or

•	such cash incentive awards, performance shares or performance units will be deemed to have been fully earned or the time when such transfer restriction will terminate.

The MD&C Committee may also waive any other limitation or requirement under any such award, other than a limitation or requirement that is mandatory under the 2013 Plan.

The MD&C Committee may amend the terms of any awards granted under the 2013 Plan prospectively or retroactively, except in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (other than in connection with the participant’s death or disability, or a change of control) where such action would result in the loss of the otherwise available deduction. Except in connection with certain corporate transactions described in the 2013 Plan, no amendment will materially impair the rights of any participant without his or her consent.

Our Board may, in its discretion, terminate the 2013 Plan at any time. Termination of the 2013 Plan will not affect the rights of participants or their successors under any outstanding awards and not exercised in full on the date of termination.

In addition to the provisions in the 2013 Plan regarding acceleration of awards, up to 5% of the maximum number of shares of common stock that may be issued or transferred under the 2013 Plan, as may be adjusted, may be used for stock options, SARs, restricted stock, RSUs, performance shares, performance units and other awards granted under the 2013 Plan that do not comply with the applicable three-year vesting requirements with respect to time-vested awards or the applicable one-year vesting requirements with respect to awards subject to the achievement of performance goals.

No Repricing of Stock Options or SARs. Except in connection with certain corporate transactions described in the 2013 Plan, the terms of outstanding awards may not be amended to reduce the option price of outstanding stock options or the base price of outstanding SARs, or cancel outstanding stock options or SARs that have an exercise price or base price in excess of the current market price of the underlying shares in exchange for cash, other awards or stock options or SARs with an option price or base price, as applicable, that is less than the option price of the original stock options or base price of the original SARs, as applicable, without stockholder approval. This restriction is intended to prohibit the repricing of “underwater” stock options and SARs and will not be construed to prohibit the adjustments in connection with certain corporate transactions provided for in the 2013 Plan. This prohibition may not be amended without approval by our stockholders.

Transferability. Except as otherwise determined by the MD&C Committee (subject to applicable limitations under tax laws), no stock option, SAR, restricted stock, RSU, performance share, performance unit, cash incentive award or other awards granted under the 2013 Plan, or dividend equivalents paid with respect to awards made under the 2013 Plan, will be transferable by the participant except by will or the laws of descent and distribution, and in no event shall any such award granted under the 2013 Plan be transferred for value. Except as otherwise determined by the MD&C Committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law and/or court supervision.

The MD&C Committee may provide at the date of grant additional restrictions on transfer for certain common shares earned under the 2013 Plan.

Adjustments. The MD&C Committee shall make or provide for such adjustments in the numbers of shares of common stock covered by outstanding stock options, SARs, RSUs, performance shares and performance units granted under the 2013 Plan and, if applicable, in the number of shares of common stock covered by other awards, in the option price and base price provided in outstanding stock options and SARs, in the kind of stock covered by such awards and in cash incentive awards as the MD&C Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of participants or optionees that otherwise would result from:

•	any stock dividend, stock split, combination of stock, recapitalization or other change in the capital structure of our company;

•	any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, extraordinary dividend of cash or property, issuance of rights or warrants to purchase securities; or

•	any other corporate transaction or event having an effect similar to these events or transactions or that otherwise constitutes an “equity restructuring” within the meaning of FASB ASC Topic 718.

In the event of any such transaction or event or in the event of a change of control, the MD&C Committee, in its discretion, may provide in substitution for any or all outstanding awards under the 2013 Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require the surrender of all awards so replaced in a manner that complies with Section 409A of the Internal Revenue Code.

In addition, for each stock option or SAR with an option price or base price greater than the consideration offered in connection with any such termination or event or change of control, the MD&C Committee may in its sole discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The MD&C Committee shall also make or provide for such adjustments in the total number of shares of common stock available under the 2013 Plan, the per-person award limits expressed in shares and any other share limits under the 2013 Plan as the MD&C Committee, in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described above, subject to applicable requirements under Code Sections 409A and 162(m). However, any adjustment to the number of ISOs that may be granted under the 2013 Plan will be made only if and to the extent that such adjustment would not cause any option intended to qualify as an ISO to fail to so qualify.

Detrimental Activity and Recapture Provisions. Any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment of any gain related to an award, or other provisions intended to have a similar effect, upon terms and conditions determined by the MD&C Committee, if a participant, either during his or her employment by us or a subsidiary or within a specific period after termination of employment, engages in any “detrimental activity” (as defined in such award agreement). In addition, any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the MD&C Committee from time to time or under Section 10D of the Exchange Act, or the rules of any national securities exchange or national securities association on which our common stock is traded.

Withholding Taxes. To the extent that we are required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the 2013 Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to us for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the MD&C Committee) may include relinquishment of a portion of such benefit or the delivery to us of our common stock. In no event shall the market value per share of the common stock to be withheld and delivered to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld, if necessary to avoid additional accounting expense.

Termination. No grant will be made under the 2013 Plan after April 22, 2023, but all grants made on or prior to such date will continue in effect thereafter subject to the terms of the applicable award agreement and the terms of the 2013 Plan.

Federal Income Tax Consequences

The following is a brief summary of some of the federal income tax consequences of certain transactions under the 2013 Plan based on federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for 2013 Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), state local or foreign tax consequences.

Tax Consequences to Participants

Non-Qualified Stock Options. In general, (1) no income will be recognized by an optionee at the time a non-qualified stock option is granted; (2) at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares of common stock and the fair market value of the shares of common stock, if unrestricted, on the date of exercise; and (3) at the time of sale of shares of common stock acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares of common stock after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares of common stock have been held.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If shares of common stock are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares of common stock is made by such optionee within two years after the date of grant or within one year after the transfer of such shares of common stock to the optionee, then a upon sale of such shares of common stock, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of common stock acquired upon the exercise of an ISO are disposed of prior to the expiration of either the two or one year holding periods described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares of common stock at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares of common stock. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs. No income will be recognized by a participant in connection with the grant of a tandem SAR or a free-standing SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received on the exercise.

Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares of common stock are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code (“Restrictions”). However, a recipient may instead elect under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the shares of common stock to have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares of common stock (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant and will not be eligible for the lower qualified dividend tax rate.

RSUs. No income generally will be recognized upon the award of RSUs. The recipient of a RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of common stock on the date that such shares are transferred to the participant pursuant to the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Shares and Performance Units. No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received.

Cash Incentive Awards. Upon payment in respect of the earning of cash incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received.

Tax Consequences to Harsco Corporation or Subsidiary

To the extent that a participant recognizes ordinary income in the circumstances described above, we or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Internal Revenue Code. In this regard, certain types of awards under the 2013 Plan, such as time-vested restricted stock and RSUs, cannot qualify as performance-based awards under Section 162(m), and in other cases awards may fail to qualify if all requirements for qualification are not met in connection with such awards.

Required Vote

The affirmative vote of a majority of the outstanding Shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this proposal to amend the 2013 Plan to increase the number of Shares reserved for issuance under such plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE AMENDMENT NO. 1 TO THE 2013 EQUITY AND INCENTIVE COMPENSATION PLAN.

TRANSACTIONS WITH RELATED PERSONS

For the fiscal year ended December 31, 2016, there were no transactions with the Company in which any related person had a direct or indirect material interest that would be required to be disclosed pursuant to Item 404 of Regulation S-K, nor were any such transactions planned.

Policies and Procedures Regarding Transactions with Related Persons

Our policies and procedures regarding related person transactions are set forth in writing in the Nominating Committee Charter and in our Code of Conduct. As set forth in its charter, the Nominating Committee is generally responsible for reviewing and approving all material transactions with any related person. Related persons include any of our Directors, Director nominees or executive officers and certain of our stockholders, and their immediate family members. Copies of the Nominating Committee’s Charter and our Code of Conduct are available at the Corporate Governance section of our website at www.harsco.com/about-us. Approval of related person transactions by our full Board may also be warranted under certain circumstances (for example, to allow for approval of a related person transaction by a majority of disinterested Directors).

To identify related person transactions, each year, we submit and require our Directors and officers to complete Directors’ and Officers’ Questionnaires identifying any and all transactions with us in which the officer or Director (or their family members) has an interest. We review related person transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. We expect our Directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which could present a conflict between our interests and their own personal interests.

Our Directors, officers and employees are prohibited from using their position of employment or other relationship with us to influence decisions concerning business transactions between us and a company in which they or a member of their immediate family has a personal interest through ownership, with the exception of investments in publicly-held corporations when the investment results in less than a one percent ownership interest. In addition, Directors, officers and employees must not accept personal favors or benefits from those dealing with us that could influence or could give the impression of influencing their business judgment. Our Code of Conduct, which applies to each of our Directors, officers and employees, sets forth our expectations regarding potential and actual conflicts of interest. The section of the Code of Conduct entitled “Serving our Markets with Integrity” covers the concept of conflicts of interest and our view about when an inappropriate undertaking may be occurring.

EXECUTIVE DEVELOPMENT AND SUCCESSION

The executive development process ensures continuity of leadership over the long term, and it forms the basis on which we make ongoing executive assignments. Through the integration of the performance assessment and executive development processes, position assignments are made based on executives’ qualifications and readiness for the position. Our future leaders are developed through these carefully selected assignments. We believe that consistent and ongoing application of this process meets the long-range requirements of the business and achieves competitive advantage.

Each year, our MD&C Committee reviews our leadership talent development program to ensure good performance and alignment between business strategies and operating plans. The Board annually reviews the results of the leadership capability and succession process with the President & CEO in executive session.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Earl, Graham, Growcock, and Widman served as members of our MD&C Committee during 2016. None of them served as one of our officers or employees or as an officer or employee of any of our subsidiaries during that time or in the past, and none of them or any other Director served as an executive officer of any entity for which any of our executive officers serve as a director or a member of its compensation committee.

None of the members of our MD&C Committee has a relationship with us that is required to be disclosed under Item 404 of Regulation S-K under the Exchange Act.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, Directors and more than 10% stockholders to file with the SEC and the NYSE Euronext reports of ownership and changes in ownership in their holdings of our stock. Copies of these reports also must be furnished to us. Based on an examination of these reports and information furnished by these stockholders, all such reports have been timely filed.

OTHER MATTERS

Householding of Proxy Materials

We and some brokers “household” the Summary Annual Report to Stockholders and proxy materials, delivering a single copy of each to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, including the Summary Annual Report to Stockholders, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker, if your shares are held in a brokerage account, or us, if you hold registered shares, at which time we will promptly deliver separate copies of the materials to each of the affected stockholders or discontinue the practice, according to your wishes. You can notify us by sending a written request to Harsco Corporation, 350 Poplar Church Road, Camp Hill, PA 17011 or by calling (717) 763-7064.

Stockholder Proposals and Nominations for Presentation at 2018 Annual Meeting of Stockholders

The 2018 Annual Meeting of Stockholders is expected to be held on April 24, 2018. If one of our stockholders wishes to submit a proposal for consideration at the 2018 Annual Meeting of Stockholders, such proposal must be received at our executive offices no later than November 3, 2017 to be considered for inclusion in our Proxy Statement and Proxy Card relating to the 2018 Annual Meeting of Stockholders. Although a stockholder proposal received after such date will not be entitled to inclusion in our Proxy Statement and Proxy Card, a stockholder can submit a proposal for consideration at the 2018 Annual Meeting of Stockholders in accordance with our by-laws if written notice is given to the Secretary of the Company not less than 60 days nor more than 90 days prior to the annual meeting. In the event that we give less than 70 days’ notice of the annual meeting date to stockholders, the stockholder must give notice of the proposal within 10 days after the mailing of notice or announcement of the annual meeting date. In order to nominate a candidate for election as a Director at the 2018 Annual Meeting of Stockholders, a stockholder must provide written notice and supporting information to the Secretary of the Company by personal delivery or mail not later than January 13, 2018. If the stockholder does not also comply with the requirements of Rule 14a-4(c) under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal.

Appendix A

HARSCO CORPORATION

2013 EQUITY AND INCENTIVE COMPENSATION PLAN

Amendment No. 1

WHEREAS, the Board of Directors and stockholders of Harsco Corporation (the “Company”) have adopted the 2013 Equity and Incentive Compensation Plan (the “Plan”);

WHEREAS, pursuant to Section 3(a) of the Plan, a total of 6,800,000 shares of the common stock, par value $1.25 per share, of the Company (the “Common Stock”) have been reserved for issuance under the Plan;

WHEREAS, the Company desires to increase the number of shares issuable under the Plan to 7,800,000 shares, including shares previously issued thereunder, and to increase the aggregate limit on the number of shares that may be issued or transferred in connection with awards other than stock options or appreciation rights to 4,621,000 shares; and

WHEREAS, Section 18 of the Plan permits the Company to amend the Plan from time to time, subject only to certain limitations specified therein;

NOW, THEREFORE, the following amendments and modifications are hereby made a part of the Plan subject to, and effective as of the date of, the approval of stockholders of the Plan as amended at the Company’s Annual Meeting of Stockholders on April 25, 2017:

1. Section 3(a) of the Plan shall be, and hereby is, amended such that the first sentence of such section shall hereby read as follows:

“Subject to adjustment as provided in Section 11 of this Plan, the number of shares of Common Stock that may be issued or transferred (A) upon the exercise of Option Rights or Appreciation Rights, (B) as Restricted Stock and released from substantial risks of forfeiture thereof, (C) in payment of Restricted Stock Units, (D) in payment of Performance Shares or Performance Units that have been earned, (E) as awards contemplated by Section 9 of this Plan, or (F) in payment of dividend equivalents paid with respect to awards made under the Plan will not exceed in the aggregate 7,800,000 shares; provided, that notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Company in connection with awards other than Option Rights or Appreciation Rights granted under this Plan will not exceed 4,621,000 shares.”

2. Section 3(b) of the Plan shall be, and hereby is, amended to increase the limit on the aggregate number of shares that may be issued or transferred upon the exercise of Incentive Stock Options to 7,800,000, and the first sentence of such section is thereby to read as follows:

“Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 7,800,000 shares.”

3. In all other respects, the Plan, as amended, is hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Amendment No. 1 to the 2013 Equity and Incentive Compensation Plan.

HARSCO CORPORATION

By:	/s/ Russell C. Hochman
Name: Russell C. Hochman
Title: Corporate Secretary

A-1

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted via the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 24, 2017.

Vote by Internet

• Go to www.envisionreports.com/hsc

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

• Follow the instructions provided by the recorded message

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed on Proposal 1, 1 Year on Proposal 4, and FOR Proposals 2, 3 and 5.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - J.F. Earl	☐	☐	☐	02 - K.G. Eddy	☐	☐	☐	03 - D.C. Everitt	☐	☐	☐
	04 - S.E. Graham	☐	☐	☐	05 - F.N. Grasberger III	☐	☐	☐	06 - T.D. Growcock	☐	☐	☐
	07 - E. La Roche	☐	☐	☐	08 - P.C. Widman	☐	☐	☐

			For	Against	Abstain			For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2017.		☐	☐	☐	3.	Vote, on an advisory basis, on named executive officer compensation.	☐	☐	☐
		1 Year	2 Years	3 Years	Abstain

4.	Vote on the frequency of advisory votes on named executive officer compensation.	☐	☐	☐	☐	5.	Vote on Amendment No. 1 to the 2013 Equity and Incentive Compensation Plan.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

⬛	∎	1 U P X	+

02IY4A

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Notice of 2017 Annual Meeting of Stockholders and Proxy Statement, our Proxy Card and our 2016 Annual Report on Form 10-K are available at: http://www.envisionreports.com/hsc (for registered stockholders) or http://www.edocumentview.com/hsc (for all other stockholders).

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Harsco Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

HARSCO CORPORATION

The undersigned hereby appoints D.C. Everitt, F.N. Grasberger III and K.G. Eddy, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Harsco Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders to be held April 25, 2017 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES LISTED, “1 YEAR” ON ITEM 4 AND “FOR” ITEMS 2, 3 AND 5.

(Continued and to be marked, dated and signed on the other side)